Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137045

PROSPECTUS

NEOSTEM, INC.

20,018,131 Shares

Common Stock

Our securityholders named in the table beginning on page 48 of this prospectus are offering an aggregate of 20,018,131 shares of our Common Stock. 6,117,219 of such shares are issuable upon the exercise of currently outstanding warrants. 125,000 of such shares are issuable upon the conversion of currently outstanding convertible promissory notes. We will not receive any proceeds upon the sale of shares by the selling stockholders. We will receive the exercise price of the outstanding warrants that are exercised. See “Use of Proceeds.”

Our Common Stock is traded on the OTC Bulletin Board under the symbol “NEOI” and until August 30, 2006 was traded under the symbol “PHSM” On November 3, 2006, the reported last sale price of our Common Stock on the OTC Bulletin Board was $1.01 per share.

Investing in our Common Stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 6, 2006

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto, before making an investment decision.

Our Company

We are in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and are pioneering the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. We now provide adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. We also hope to become the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine for potentially addressing heart disease, types of cancer and other critical health problems.

We have engaged in various capital raising activities to pursue new business opportunities, raising approximately $1,325,000 in 2005 and $3,573,000 in 2006 (through October 30, 2006) through the sale of our Common Stock, warrants and convertible promissory notes. Such capital raising activities are enabling us to pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities. However, in order to fully develop our business, we will need to raise additional funds.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. All numbers in this prospectus have been adjusted to reflect the reverse stock split which was effective as of August 31, 2006.

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com. The information contained on our website is not a part of this prospectus.

The Offering

Our securityholders named in the table beginning on page 48 of this prospectus are offering an aggregate of 20,018,131 shares of our Common Stock. 6,117,219 of such shares are issuable upon the exercise of currently outstanding warrants. 125,000 of such shares are issuable upon the conversion of currently outstanding convertible promissory notes. We will not receive any proceeds upon the sale of shares of Common Stock by the Selling Stockholders. We will receive the exercise price of the outstanding warrants that are exercised for cash. See “Use of Proceeds.”

Summary Historical Financial Data

The following table sets forth our summary historical consolidated financial data as of the dates and for the periods shown. The summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005 presented below are derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus. The summary consolidated financial data for the six-month periods ended June 30, 2005 and 2006 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus. Our results of operations for the six months ended June 30, 2006 are not necessarily indicative of our results of operations for 2006 or any other future period. You should read the following information in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited financial statements and notes included elsewhere in this prospectus.

Statement of Operations: ($000 except net loss per share which is stated in $ and weighted average number of shares)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
				(unaudited)	(unaudited)
Earned revenues	$35	$49	$65	$13	$20
Direct costs	25	34	44	9	14
Gross profit	10	15	21	4	6
Operating (loss)	(1,601)	(1,474)	(894)	(1,975)	(568)
Loss before discontinued operations and preferred dividends	(1,745)	(1,748)	(1,044)	(2,375)	(619)
Net loss attributable to common stockholders	(1,745)	(1,748)	(1,068)	(2,384)	(643)
Basic and diluted earnings per share:
Loss from continuing operations	(0.35)	(0.54)	(0.45)	(0.26)	(0.15)
Net loss attributable to common stockholders	(0.35)	(0.54)	(0.45)	(0.26)	(0.15)
Weighted average number of shares outstanding	4,977,575	3,254,185	2,350,934	9,040,366	4,372,612

Balance Sheet Data: $(000)	As of December 31, 2005	As of December 31, 2004	As of December 31, 2003	As of June 30, 2006	As of June 30, 2005
				(unaudited)	(unaudited)
Working Capital (Deficiency)	$(1,245)	$(1,239)	$(794)	$(1,631)	$(1,606)
Total Assets	643	99	312	1,694	56
Current Liabilities	1,752	1,288	1,023	2,663	1,628
Long Term Debt	—	—	—	150	—
(Accumulated Deficit)	(14,255)	(12,510)	(10,762)	(16,640)	(13,153)
Total Stockholders’ (Deficit)/Equity	(1,818)	(1,932)	(1,503)	(1,119)	(2,295)

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to purchase shares of our Common Stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business and impair our business operations. If any of the following risks actually occur, our business strategy, financial condition or operating results could be harmed. This could cause the trading price of our Common Stock to decline, and you may lose all or part of your investment.

RISKS RELATED TO THE COMPANY’S FINANCIAL CONDITION

We have a history of operating losses and we will continue to incur losses.

Since our inception in 1980, we have generated only limited revenues from sales (none of which have been from our current business) and have incurred substantial net losses of $1,745,039, $1,748,372 and $1,044,145 for the years ended December 31, 2005, 2004 and 2003, respectively, and $2,384,526 for the six months ended June 30, 2006. We expect to incur additional operating losses as well as negative cash flow from our new business operations until we successfully commercialize the collection, processing and storage of adult stem cells, if ever.

We have liquidity problems and our ability to continue as a going concern is uncertain, which may affect our ability to raise capital.

At June 30, 2006, we had a cash balance of $912,250, a working capital deficit of $1,631,050 and a stockholders’ deficit of $1,118,871. Our auditors, Holtz Rubenstein Reminick LLP, have expressed substantial doubt about our ability to continue as a going concern based on our lack of liquidity combined with our history of losses, and it will be more difficult for us to raise capital on favorable terms as a result. Our financial statements do not reflect any adjustments relating to the doubt of our ability to continue as a going concern. We have from time to time raised capital for our activities through the sale of our equity securities and promissory notes. Such capital raising activities are enabling us to pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities as well as pay certain of our outstanding liabilities. Our financial condition still raises substantial doubt about our ability to operate as a going concern. Substantial additional financing is needed.

We will need substantial additional financing to continue operations.

We will require substantial capital to fund our current operating plan for our new business. In addition, our cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

Our inability to obtain future capital funding on acceptable terms will negatively affect our business operations and current investors.

We expect that in the future we will seek additional funding through public or private financings. Additional financing may not be available on acceptable terms, or at all. If additional capital is raised through the sale of equity, or securities convertible into equity, further dilution to then existing stockholders will result. If additional capital is raised through the incurrence of debt, our business could be affected by the amount of leverage incurred. For instance, such borrowings could subject us to covenants restricting our business activities, paying interest would divert funds that would otherwise be available to support commercialization and other important activities, and holders of debt instruments would have rights and privileges senior to those of equity investors. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate some of our planned activities, any of which could have a material adverse effect on the business.

We will continue to experience cash outflows.

We continue to incur expenses, including the salary of our executive officers, rent, legal and accounting fees, insurance and general administrative expenses, and are in arrears for certain of these expenses. Our new business activities are in the early stages of development and will therefore result in additional cash outflows in the coming period. It is not possible at this time to state whether we will be able to finance these cash outflows or when we will achieve a positive cash position, if at all. Our ability to become profitable will depend on many factors, including our ability to successfully commercialize the business. We cannot assure that we will ever become profitable and we expect to continue to incur losses. NS California itself had nominal operations and nominal assets at the time of our acquisition of its adult stem cell business. From its inception in 2002 through September 30, 2005, NS California had aggregate revenues of $25,500, and aggregate losses of $2,357,940.

RISKS RELATING TO THIS OFFERING

Stocks traded on the OTC Bulletin Board are subject to greater market risks than those of exchange-traded and Nasdaq stocks.

Our Common Stock currently trades on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the Nasdaq Stock Market or on a national securities exchange. As a result, an investor may find it difficult to dispose of our Common Stock or to obtain accurate quotations as to its price.

Our stock price could be volatile.

The price of our Common Stock has fluctuated in the past and may be more volatile in the future. Factors such as the announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results and market conditions for healthcare stocks in general could have a significant impact on the future price of our Common Stock. The generally low volume of trading in our Common Stock makes it more vulnerable to rapid changes in price in response to market conditions.

Sales of substantial amounts of our Common Stock in the open market, or the availability of such shares for sale, could adversely affect the price of our Common Stock.

We had 19,636,799 shares of Common Stock outstanding as of October 30, 2006. The following securities that may be exercised for, or are convertible into, shares of our Common Stock were issued and outstanding as of October 30, 2006:

•       Options. Stock options to purchase 3,100,998 shares of our Common Stock at a weighted average exercise price of approximately $.76 per share.

•       Warrants. Warrants to purchase 6,221,387 shares of our Common Stock at a weighted average exercise price of approximately $.82 per share.

•       Convertible Promissory Notes. Notes which will convert into 125,000 shares of our Common Stock.

All the shares of our Common Stock that may be issued under the options are currently registered with the SEC. Of the 6,221,387 shares of our Common Stock that may be issued under the outstanding warrants, 6,117,219 are being registered in this offering. All the shares of our Common Stock that may be issued upon conversion of the notes are being registered in this offering. Upon the effectiveness of the registration statement of which this prospectus is a part, substantially all of the outstanding shares of our Common Stock will be registered or otherwise not restricted from trading.

Because we are seeking a limited offering qualification in California, sales of our Common Stock will be limited in California.

We are seeking a limited offering qualification of the Common Stock in California. The offering will be approved in California on the basis of such limited offering qualification where offers/sales can only be made to proposed California issuees based on their meeting certain suitability standards. The California Department of Corporations refers to and specified this standard as a “super suitability” standard of not less than (i) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income, (ii) $500,000 liquid net worth, (iii) $1,000,000 net worth (inclusive), or (iv) $200,000 gross annual income. Because the offering will be approved in California on the basis of a limited offering qualification, we did not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

RISKS RELATING TO THE COMPANY’S NEW BUSINESS

If the potential of stem cell therapy to treat serious diseases is not realized, the value of our stem cell collection, processing and storage and our development programs could be significantly reduced.

The potential of stem cell therapy to treat serious diseases is currently being explored. Stem cell therapy is not a commonly used procedure and it has not been proven in clinical trials that stem cell therapy will be an effective treatment for diseases other than those currently addressed by hematopoietic stem cell transplants. No stem cell products have been successfully developed and commercialized to date, and none have received regulatory approval in the United States or internationally. Stem cell therapy may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval or commercial use. The value of our stem cell collection, processing and storage and our development programs could be significantly reduced if the use of stem cell therapy to treat serious diseases is not proven effective in the near future.

Because the stem cell industry is subject to rapid technological and therapeutic changes, our future success will materially depend on the viability of the commercial use of stem cells for the treatment of disease.

Our success materially depends on the development of therapeutic treatments and cures for disease using stem cells. The broader medical and research environment for such treatments and cures critically affects the utility of stem cells, the services we offer to the public, and our future success. The value of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and equipment obsolete and unmarketable. As a result, there can be no assurance that our services will provide competitive advantages over other technologies. If technological or medical developments arise that materially alter the commercial viability of our technology or services, we may be forced to incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. Alternatively, significant advances may be made in other treatment methods or in disease prevention techniques which could significantly reduce or entirely eliminate the need for the services we provide. The materialization of any of these risks could have a material adverse effect on our business, financial condition, the results of operations or our ability to operate at all.

We may be forced to undertake lengthy and costly efforts to build market acceptance of our stem cell storage services, the success of which is critical to our profitability. There can be no assurance that these services will gain market acceptance.

We anticipate that service fees from the processing and storage of stem cells will comprise a substantial majority of our revenue in the future and, therefore, our future success depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners who, under present law, must order stem cell collection on behalf of a potential customer. The time and expense required to educate and build awareness of our services and its potential benefits could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid potential resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market acceptance of our services or clinical acceptance of our services by physicians sufficient to generate any material revenues for us.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell banking services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. Although our business only utilizes adult stem cells and does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

We operate in a highly regulated environment, and our failure to comply with applicable regulations, registrations and approvals would materially and adversely affect our business.

Historically, the FDA has not regulated banks that collect and store stem cells. Recent changes, however, require establishments engaged in the recovery, processing, storage, labeling, packaging or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps) or the screening or testing of a cell tissue donor to register with the FDA under the Public Health Service Act as of January 2004. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices

(cGTP). We may be or become subject to such registration requirements and regulations, and there can be no assurance that we will be able, or will have the resources, to comply. Future FDA regulations could also adversely impact or limit our ability to market or perform our services. In order to collect and store blood stem cells we must conduct (or arrange for the conduct of) a variety of laboratory tests which are regulated under the federal Clinical Laboratory Improvements Amendments (CLIA). Any facility conducting regulated tests must obtain a CLIA certificate of compliance and submit to regular inspection. Some states require additional regulation and oversight of clinical laboratories operating within their borders and some impose obligations on out-of-state laboratories providing services to their residents. The states in which we initially plan to engage in processing and storage activities all currently have licensing requirements with which we believe we will need to comply. Additionally, there may be state regulations impacting the storage and use of blood products that would impact our business. We obtained our biologics license from the State of California in May 2006 but there can be no assurance that we will be able to obtain the necessary licensing required to conduct our business in other states, or maintain licenses that we do obtain in such states, including California. If we identify other states with licensing requirements or if other states adopt such other requirements, or if we plan to conduct business in a new state with such licensing requirements, we would also have to obtain such licenses and/or comply with such other requirements. We may also be subject to state and federal privacy laws related to the protection of our customers’ personal health information to which we would have access through the provision of our services. We may be required to spend substantial amounts of time and money to comply with any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure to comply with applicable regulatory requirements or delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution which would have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or preclude our ability to operate at all in the future.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the proper disposal of biohazardous material. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur costs and/or otherwise have a material adverse effect on our ability to do business.

Side effects of the stem cell collection process or a failure in the performance of our cryopreservation storage facility or systems could harm our business and reputation.

To the extent a customer experiences adverse side effects from the stem cell collection process, or our cryopreservation storage service is disrupted, discontinued or our ability to provide banked stem cells is impaired for any reason, our business and operations could be adversely affected. Any equipment failure that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Adverse side effects of the collection process or specimen damage (including contamination or loss in transit to us), could result in litigation against us and reduced future revenue, as well as harm to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any such adverse side effects or failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any claim of adverse side effects or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

We are dependent on existing relationships with third parties to conduct our business.

Our process of collecting stem cells involves the injection of a “mobilizing agent” which causes the stem cells to leave the bone marrow and enter into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, and we are currently dependent upon our relationship with such supplier to maintain an adequate supply. Although we continue to explore alternative methods of stem cell collection, there can be no assurance that any such methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply a mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. We are also using only one outside “collection” service. Although we have the ability to perform the collection services ourselves or through other third parties, any disruption in the relationship with this collection service would cause a delay in the delivery of our services. In order to successfully commercialize our business, we will continue to depend upon our relationship with such companies.

Our success will depend in part on establishing and maintaining effective strategic partnerships and collaborations.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our development or commercialization capabilities, or to reduce the cost of developing or commercializing services on our own. There can be no assurance that we will enter into such relationships or that the arrangements will be on favorable terms. Relationships with licensed professionals such as physicians may be subject to state and federal fraud and abuse regulations restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting our options for structuring a relationship. If our services become reimbursable by government or private insurers in the future, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Failure to comply with applicable fraud and abuse regulations could result in civil fines and/or criminal prosecution. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive rights or may have other terms that are burdensome to us. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, the development or commercialization of our services may be substantially delayed. If we fail to structure our relationships with physicians in accordance with applicable fraud and abuse laws it could have a material adverse effect on our business.

We are dependent upon our management, scientific and medical personnel and we may face difficulties in attracting qualified employees or managing the growth of our business.

Our future performance and success are dependent upon the efforts and abilities of our management, medical and scientific personnel. Furthermore, our future growth will require hiring a significant number of qualified technical, medical, scientific, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or achieve our business objectives. Our failure to manage growth effectively could limit our ability to achieve our commercialization and other goals relating to, and we may fail in developing, our new business.

RISKS RELATED TO COMPETITION

The stem cell preservation market has and continues to become increasingly competitive.

We may face competition from companies with far greater financial, marketing, technical and research resources, name recognition, distribution channels and market presence than us who are marketing or developing new services that are similar to the services that are now being or may in the future be developed by us. There can be no assurance that we will be able to compete successfully.

For example, in the established market for cord blood stem cell banking, the growth in the number of families banking their newborn’s cord blood stem cells has been accompanied by an increasing landscape of competitors. Our business, which has been more recently developed, already faces competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. We understand that certain of our competitors, such as StemSource, a division of Cytori Therapeutics and Bio-Matrix Scientific Group Inc. each have established a stem cell banking service to process and store stem cells collected from adipose tissue (fat tissue). This type of stem cell banking will require partnering with cosmetic surgeons who perform liposuction procedures. In addition, we believe the use of adult stem cells from adipose tissue will require extensive clinical trials to prove the safety and efficacy of such cells and the enzymatic process required to extract adult stem cells from fat. From a technology perspective this ability to expand a small number of stem cells could present a competitive alternative to stem cell banking. The ability to create a therapeutic quantity of stem cells from a small number of cells is essential to using embryonic stem cells and would be desirable to treat patients who can only supply a small number of their own stem cells. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. However, stem cell expansion could also complement adult stem cell banking by allowing individuals to extend the banking of an initial collection of cells for many applications.

In the event that we are not able to compete successfully with our current or potential competitors, it may be difficult for us to grow our revenue and maintain our existing business without incurring significant additional expenses to try and refine our technology, services or approach to our business to better compete, and even then there would be no guarantee of success.

We may face competition in the future from established cord blood banks and some hospitals.

Cord blood banks such as ViaCord (a division of ViaCell International) or Cryo-Cell International may be drawn to the field of stem cell collection because their processing labs and storage facilities can be used for processing adult stem cells from peripheral blood and their customer lists may provide them with an easy access to the market. We estimate that there are approximately 43 cord blood banks in the United States, approximately 25 of which are autologous (donor and recipient are the same) and approximately 18 of which are allogeneic (donor and recipient are not the same). Hospitals that have transplant centers to serve cancer patients may elect to enter some phases of new stem cell therapies. We estimate that there are approximately 123 hospitals in the United States with stem cell transplant centers. All of these competitors may have access to greater financial resources. In addition, other established companies with greater access to financial resources may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

RISKS RELATED TO INTELLECTUAL PROPERTY

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry. We may not be able to obtain patent protection.

There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to our company will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Further, there can be no assurance that any future patents related to these technologies will ultimately provide adequate patent coverage for or protection of our present or future technologies, products or processes. Our success will depend, in part, on whether we can obtain patents to protect our own technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; protect our trade secrets and know-how; and operate without infringing the intellectual property and proprietary rights of others.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive to ours. Our competitors may independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop and/or market our services in the future. This would also likely have an adverse affect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We also may be subject to costly litigation in the event our technology infringes upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such interference proceedings or in patent litigation to which we may become a party could subject us to significant liabilities to third parties or, as noted above, require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable financial or other terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical fact, regarding our financial position, potential, business strategy, plans and objectives for future operations are “forward looking statements.” These statements are commonly identified by the use of such terms and phrases as

“intends,” “expects,” “anticipates,” “estimates,” “seeks” and “believes.” You should read carefully the description of our plans and objectives for future operations, assumptions underlying these plans and objectives and other forward-looking statements included in “Prospectus Summary,” “Use of Proceeds,” “Management’s Discussion And Analysis” and “Business” in this prospectus, but should not place undue reliance on these statements of expectations about our future performance. These descriptions and statements are based on management’s current expectations. Our actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in the “Risk Factors” section and elsewhere in this prospectus.

When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock covered hereby, by any of the selling stockholders. Some of the shares of Common Stock to be sold in this offering have not yet been issued and will only be issued upon the exercise of warrants or conversion of promissory notes. We will receive estimated net proceeds of approximately $5,016,120 if all such warrants are exercised for cash, however, many of our outstanding warrants have a cashless exercise feature. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes, including the funding of development activities. We expect to incur expenses of approximately $85,163 in connection with this offering.

PRICE RANGE OF COMMON STOCK

Our Common Stock trades on the OTC Bulletin Board under the symbol “NEOI” and from July 24, 2003 to August 30, 2006 traded under the symbol “PHSM.”  The following table sets forth the high and low bid prices of our Common Stock for each quarterly period within the two most recent fiscal years, as reported by Nasdaq Trading and Market Services. On November 3, 2006, the closing bid price for our Common Stock was $1.01. Information set forth in the table below reflects inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

2006	High	Low
First Quarter	$1.00	$0.50
Second Quarter	0.80	0.50
Third Quarter	$0.90	$0.40

2005	High	Low
First Quarter	$0.70	$0.30
Second Quarter	0.50	0.20
Third Quarter	1.00	0.30
Fourth Quarter	0.90	0.30

2004	High	Low
First Quarter	$1.80	$1.30
Second Quarter	2.20	0.60
Third Quarter	1.00	0.70
Fourth Quarter	1.00	0.50

As of October 30, 2006, there were approximately 776 holders of record of our Common Stock.

DIVIDEND POLICY

Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. We have not paid any cash dividends on our Common Stock and, for the foreseeable future, intend to retain future earnings, if any, to finance the operations, development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors.

SELECTED FINANCIAL DATA

You should read the information set forth below in conjunction with the Company’s audited financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected statements of operations and balance sheet data set forth below for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 are derived from audited financial statements of the Company. The selected statements of operations and balance sheet data set forth below for the six months ended June 30, 2006 and 2005 are derived from unaudited financial information and are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 2006 or any other period. The requirement to provide geographical information for the operations of the Company is not practical.

Statement of Operations: ($’000 except netloss per share which is stated in $ and weighted average number of shares)	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
						(unaudited)	(unaudited)
Earned revenues	$35	$49	$65	$81	$107	$13	$20
Direct costs	25	34	44	60	70	9	14
Gross profit	10	15	21	21	37	4	6
Operating (loss)	(1,601)	(1,474)	(894)	(1,149)	(1,606)	(1,975)	(568)
Loss before discontinued operations and preferred dividends	(1,745)	(1,748)	(1,044)	(1,160)	(1,792)	(2,375)	(619)
Net loss attributable to common stockholders	(1,745)	(1,748)	(1,068)	(1,208)	(2,081)	(2,384)	(643)
Basic and diluted earnings per share:
Loss from continuing operations	(0.35)	(0.54)	(0.45)	(0.50)	(0.80	(0.26)	(0.15)
Income(loss) from discontinued operations	—	—	—	—	(0.10)	—	—
Net loss attributable to common stockholders	(0.35)	(0.54)	(0.45)	(0.50)	(0.90)	(0.26)	(0.15)
Weighted average number of shares outstanding	4,977,575	3,254,185	2,350,934	2,234,477	2,228,442	9,040,366	4,372,612

Balance Sheet Data: $’000	As of December 31, 2005	As of December 31, 2004	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001	As of June 30, 2006	As of June 30, 2005
						(unaudited)	(unaudited)
Working Capital (Deficiency)	$(1,245)	$(1,239)	$(794)	$(82)	$1,085	$(1,631)	$(1,606)
Total Assets	643	99	312	1,183	1,836	1,694	56
Current Liabilities	1,752	1,288	1,023	1,141	489	2,663	1,628
Long Term Debt	—	—	—	9	32	150	—
(Accumulated Deficit)	(14,255)	(12,510)	(10,762)	(9,694)	(8,486)	(16,640)	(13,153)
Total Stockholders’ (Deficit)/ Equity	(1,818)	(1,932)	(1,503)	(824)	373	(1,119)	(2,295)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus, and is qualified in its entirety by reference thereto. This discussion contains forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions relating to these statements.

GENERAL

NeoStem, Inc. (“NeoStem” or the “Company”) engages in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to its business of processing, collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became the principal business of the Company, rather than its historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company now provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and long-term storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Effective as of August 29, 2006, the Company changed its name from “Phase III Medical, Inc.” to “NeoStem, Inc.” in order to better describe its new business.

The Company is developing NS California’s business in the adult stem cell field and seeking to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine.  The Company also plans to become a provider of adult stem cells for therapeutic use in the field of regenerative medicine for heart disease, types of cancer and other critical health problems. The adult stem cell industry is a field independent of embryonic stem cell research which the Company believes is more likely to be burdened by governmental, legal, ethical and technical issues than adult stem cell research. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. The Company intends to provide a service to collect, process and bank adult stem cells to be used in adult stem cell therapies.

Until the NS California acquisition, the business of the Company was providing capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run-off” of such extended warranties and service contracts and expects this “run-off” will continue for approximately seven months. In June 2002 management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for the Company. As a result, on January 7, 2002 the Company entered into a stock contribution exchange agreement with Strandtek International, Inc. Consummation of the StrandTek transaction was conditioned upon certain closing conditions, and the arrangement was formally terminated by written agreement between the Company and StrandTek in June 2002. The Company had loaned a total of $1,250,000 to StrandTek (which defaulted) and in 2003, the Company received a total of approximately $987,000 from a settlement with StrandTek guarantors.

Management had been exploring new business opportunities for the Company and on February 6, 2003, the Company appointed Mark Weinreb as a member of the Board of Directors and as its President and Chief Executive Officer. Mr. Weinreb was appointed to finalize and execute the Company’s then new business plan. Under his direction, the Company entered a new line of business where it provided capital and guidance to companies, in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. The Company continued to recruit management, business development and technical personnel, and develop its business model, in furtherance of its business plan.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. (“PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provided for PSI to pay the Company a percentage of the revenue received for the sale of certain specified products or licensing activity. The Company provided capital and guidance to PSI to conduct a Proof of Concept Study relating thereto. As a result of the Proof of Concept Study, PSI advised the Company that it had no definitive plans to move forward with the program. Since the inception of the PSI agreement, the Company paid a total of $720,000 to PSI and paid $85,324 of expenses. The Company does not anticipate any further activity pursuant to the PSI agreement.

The Company engaged in various capital raising activities to pursue its new business opportunities, raising approximately $495,000 in 2003, $1,289,000 in 2004, $1,325,000 in 2005 and $3,573,000 in 2006 (through October 30, 2006) through the sale of its Common Stock, warrants and convertible promissory notes. These amounts include an aggregate of $2,079,000 raised from the June 2006 private placement of shares of Common Stock and warrants to purchase shares of Common Stock (the “June 2006 private placement”) and an aggregate of $1,750,000 raised from the additional private placement of shares of Common Stock and warrants to purchase shares of Common Stock in rolling closings in the summer of 2006 (the “Summer 2006 private placement”). In connection with the June 2006 private placement, we appointed Dr. Robin L. Smith as our new Chief Executive Officer and Chairman of our Board of Directors. These capital raising activities enabled us to pursue the Company’s prior business and acquire the business of NS California, and pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities. However, in order to fully develop our business, we will need to raise additional funds. There can be no assurance that the Company will be able to raise the necessary capital.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition:   The reinsurance premiums collected by Stamford Insurance Company, Ltd., the Company’s former wholly-owned subsidiary, are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

Income Taxes and Valuation Reserves:   We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of preparing our financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences, together with net operating loss carryforwards and tax credits, are recorded as deferred tax assets or liabilities on our balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be realized from future taxable income. A valuation allowance may be required to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event we determine that we may not be able to realize all or part of our deferred tax asset in the future, or that new estimates indicate that a previously recorded valuation allowance is no longer required, an adjustment to the deferred tax asset is charged or credited to net income in the period of such determination.

RESULTS OF CONTINUING OPERATIONS

The Company’s “Critical Accounting Policies” are described in Note 2 to the audited financial statements and notes thereto, included in this prospectus. The Company recognizes revenue from its warranty service contracts ratably over the length of the contracts executed. Additionally, the Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium expense and other costs related to the sale are amortized ratably over the life of the contracts.

Six Months Ended June 30, 2006 Compared To Six Months Ended June 30, 2005

The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $12,524 for the six months ended June 30, 2006, as compared to $19,983 for the six months ended June 30, 2005. The revenues generated in the six month period for 2006 and 2005 were derived entirely from revenues deferred over the life of contracts sold in prior periods. Warranty revenue will continue to decline as policy periods expire since the Company is no longer selling extended warranty contracts. It is expected that the recognition of Warranty revenue will end in approximately seven months. As of June 30, 2006, the Company has not realized any revenues from the NS California acquisition. It is anticipated that revenues will begin in 2006. Similarly, direct costs incurred, in connection with the extended warranty contracts were $8,934 for the six months ended June 30, 2006 as compared $14,020 for six months ended June 30, 2005,.

Selling, general and administration expenses increased approximately $1,404,000 for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. The increase in selling, general and administrative expenses for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, is primarily due to increases in payroll and related expenses of $215,800, for increase in staff as the result of acquiring NS California, legal expense of $100,700, and the compensatory element of stock options issued to staff members and common stock issued as a signing bonus paid to Dr. Robin Smith upon being appointed Chairman of the Board and Chief Executive Officer in the amount of $386,500, the settlement with Robert Aholt of $250,000, investment banking consulting of $145,500, insurance primarily related to our new business of $90,000, marketing relating to our new business of $41,700, laboratory related expenses of $37,000, printing of $16,000, stock transfer fees of $11,000, and travel and entertainment of $28,000.

Interest expenses increased approximately $338,000 for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. Such increase was primarily as a result of sale of convertible notes in December 2005 and January 2006 including increases resulting from amortization of debt discount associated with the convertible notes of $136,700 for the six months ended June 30, 2006, and the increases as a result of the value of warrants associated with these convertible notes of $255,990 for the six months ended June 30, 2006 charged to interest expense. These increases in interest expense were offset by reductions in interest expense related to the repayment of other debt and the conversion of Series A Preferred Shares to Common Stock.

For the reasons cited above the net loss for the six months ended June 30, 2006 of $2,384,526 increased over the net loss of $642,736 for the six months ended June 30, 2005.

Six Months Ended June 30, 2006 Compared To the Year Ended December 31, 2005

The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $12,524 for the six months ended June 30, 2006, as compared to $35,262 for the year ended December 31, 2005. The revenues generated in the six month period for 2006 and the year ended December 31, 2005 were derived entirely from revenues deferred over the life of contracts sold in prior periods. Warranty revenue for the six months ended June 30 2006 is not keeping pace with Warranty revenue recognized in 2005 and is in fact declining. Warranty revenue will continue to decline as policy periods expire since the Company is no longer selling extended warranty contracts. It is expected that the recognition of Warranty revenue will end in approximately seven months. Similarly, direct costs incurred in connection with the extended warranty contracts were $8,934 for the six months ended June 30, 2006, as compared to $24,776 for the year ended December 31, 2005.

Selling, general and administration expenses for the six months ended June 30, 2006 has exceeded selling, general and administration expenses for the year ended December 31, 2005 by $366,836, or 23%. In 2006 the Company changed its primary business model and is now engaged in the collection and banking of adult stem cells. In addition, the implementation in 2006 of accounting for the compensatory value of employee stock options has had dramatic increase in our operating expenses. As the result of entering into the business of adult stem cell banking the Company has increased its staffing levels and payroll expense to the extent that payroll expenses for the six months ended June 30, 2006 is approximately 60% of payroll expense for the year ended December 31, 2005. The new business of the Company has resulted in incurred expenses such as marketing expenses, product liability insurance, laboratory expense and increased facilities, increasing operating expenses for the six months ended June 30, 2006 by approximately $180,000. In addition, the compensatory value of employee stock options and common stock issued as a signing bonus paid to Dr. Robin Smith upon being appointed Chairman of the Board and Chief Executive Officer increased operating expenses by approximately $386,500. It is expected that the collection and banking of adult stem cells and the accounting for the compensatory value of employee stock options will continue to increase the operating expenses of the Company in comparison to 2005.

Interest expenses for the six months ended June 30, 2006 exceeded interest expense for the year ended December 31, 2005 by $268,200, or 186%. This increase was primarily as a result of sale of convertible notes in December 2005 and January 2006, including increases resulting from amortization of debt discount associated with the convertible notes of $136,700 for the six months ended June 30, 2006, and increases as a result of the value of warrants associated with these convertible notes of $255,990 for the six months ended June 30, 2006 charged to interest expense. These increases in interest expense were offset by reductions in interest expense related to the repayment of other debt; and the conversion of Series A Preferred Stock to Common Stock. It is expected that interest expense for the twelve months ended December 31, 2006 will significantly exceed interest for 2005; however, since June 30, 2006 the Company has approached the convertible debtholders with proposals to convert these promissory notes to common stock of the Company. To that end the Company has converted approximately $237,500 of these promissory notes to common stock. The immediate impact of these conversions will be to increase interest expense due to the cost related to additional common shares and warrants to purchase common stock granted to accomplish such conversions. However, these increased costs are non-cash related and the company will realize a reduction in its cash interest payments and cash required to pay back such promissory notes.

FISCAL 2005 COMPARED TO FISCAL 2004

The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $35,000 in fiscal 2005 compared to $49,000 in fiscal 2004. The revenues generated in the year were derived entirely from revenues deferred over the life of the contracts sold in prior years. Similarly, direct costs incurred were $25,000 and $34,000 for fiscal years 2005 and 2004 respectively, which relate to costs previously deferred over the life of such contracts.

General and administrative expenses totaled $1,611,000 during the year ended December 31, 2005 as compared to $764,000 for fiscal 2004, an increase of $847,000 or 211%. The increase was primarily attributable to increases in salaries and related expenses ($495,000), consultants ($50,000), legal and accounting ($196,000), investment banking fees ($61,000) and investor relations ($19,000).

In accordance with the PSI agreement, the Company paid PSI $0 in fiscal 2005 as compared to $725,000 in fiscal 2004.

Interest expense decreased in fiscal 2005 to $144,000 from $274,000 in fiscal 2004 due to the lower level of debt and certain loans from officers and directors at an interest rate of 8% compared with much higher rates from non-affiliated noteholders in the previous year.

For the reasons cited above, the net loss decreased to $1,745,000 in fiscal 2005 from the comparable loss of $1,748,000 for fiscal 2004.

FISCAL 2004 COMPARED TO FISCAL 2003

The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $49,000 in fiscal 2004 compared to $65,000 in fiscal 2003. The revenues generated in the year were derived entirely from revenues deferred over the life of the contracts sold in prior years. Similarly, direct costs incurred were $34,000 and $44,000 for fiscal years 2004 and 2003 respectively, which relate to costs previously deferred over the life of such contracts.

General and administrative expenses totaled $764,000 during the year ended December 31, 2004 as compared to $685,000 for fiscal 2003, an increase of $79,000 or 11.5%. The increase was primarily attributable to increases in salaries and related expenses ($189,000), directors and officer’s liability insurance ($31,000), rent ($12,000) and investor relations ($29,000) partially offset by decreases in legal ($59,000), consultants ($63,000), director’s fees ($13,000) travel and entertainment ($17,000), stockholder’s meetings ($12,000), transfer agent fees ($5,000) and miscellaneous items ($13,000).

In accordance with the PSI agreement, the Company paid PSI $725,324 in fiscal 2004 as compared to $80,000 in fiscal 2003.

Interest income decreased from $89,000 in fiscal 2003 to less than $1,000 in fiscal 2004 due to the lack of funds. Interest expense increased in fiscal 2004 to $274,000 from $215,000 in fiscal 2003 due to the higher level of debt and certain debt being in default and therefore subject to a higher interest rate. In addition, the Company recorded interest expense in fiscal 2004 relating to the Series A $0.07 Convertible Preferred Stock (“the “Series A Preferred”) in the amount of approximately $48,000 as compared to approximately $24,000 in 2003 due to a recent accounting pronouncement.

For the reasons cited above, the net loss before preferred stock dividend increased to $1,748,000 in fiscal 2004 from the comparable loss of $1,044,000 for fiscal 2003.

LIQUIDITY AND CAPITAL RESOURCES

Six months ended June 30, 2006 and June 30, 2005

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash used in
Operating Activities	$(1,783,626)	$(332,608)
Cash (used) provided by
Investing Activities	$—	$—
Cash provided by
Financing Activities	$2,207,004	$305,000

The Company incurred a net loss of $2,384,526 for the six months ended June 30, 2006. Such loss adjusted for non-cash items including common stock, options and warrants issued for services and interest of $675,473, amortization and depreciation of $148,737 and interest related to the Series A Preferred of $9,934 resulted in cash used in operations totaling $1,783,626 for the six months ended June 30, 2006. This use of cash included additions to prepaid expenses and other current assets of $103,591 and decreases in accounts payable and accrued expenses of $126,063.

To meet its cash requirement for the six months ended June 30, 2006, the Company relied on proceeds from the sale of $250,000 of convertible notes and the sale of shares of Common Stock resulting in net proceeds of $1,928,100.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company is paying to Duncan a monthly retainer fee of $7,500, 50% of which may be paid by the Company in shares of its Common Stock valued at fair market value and reimbursing it for its reasonable out-of-pocket expenses in an amount not to exceed $12,000. Pursuant to the advisory agreement, Duncan also agreed, subject to certain conditions, that it or an affiliate would act as lead investor in a proposed private placement of shares of Common Stock and warrants to purchase shares of Common Stock in an amount that was not less than $2,000,000 or greater than $3,000,000. If the financing closed, Duncan was to receive a fee of $200,000 in cash and 240,000 shares of restricted Common Stock.

On June 2, 2006, the Company entered into a securities purchase agreement pursuant to which the Company issued to each of 17 investors shares of its Common Stock, at a per-share price of $0.44, along with a five-year warrant to purchase a number of shares of Common Stock at a per share purchase price of $.80 equal to 50% of the number of shares of Common Stock purchased by each investor (together with the Common Stock issued, the “June 2006 securities”). The gross proceeds from the sale were $2,079,000. Duncan received its fee as described above. The officers of the Company, as a condition of the initial closing under the securities purchase agreement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,654 of accrued and unpaid salary that dated back to 2005 into shares of Common Stock at a per share price of $0.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,983 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers.

In connection with the securities purchase agreement, on June 2, 2006 the Company entered into a registration rights agreement with each of the investors, pursuant to which the Company agreed to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of Common Stock issued to investors and the shares of Common Stock underlying the warrants. The Company and the investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. In the event that the Registration Statement is not declared effective by the SEC within 180 days of the closing date of the securities purchase agreement, the Company shall pay to each investor an amount equal to 1% of the purchase price of the June 2006 securities purchased by the investor, and shall pay such amount for each month or partial month that the registration statement is not declared effective by the SEC.

Pursuant to the terms of the WestPark private placement (through which the Company raised $500,000 through the sale of convertible promissory notes and warrants in December 2005 and January 2006, in which Westpark Capital, Inc. acted as placement agent), the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement. In the event the Company does not do so, (i) the conversion price of the convertible promissory notes is reduced by 5% each month, subject to a floor of $.40; (ii) the exercise price of the warrants is reduced by 5% each month, subject to a floor of $1.00; and (iii) the warrants may be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and has requested that the investors in the WestPark Private Placement extend the date by which the registration statement is required to be effective until February 28, 2007. The Company has also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i)  the conversion price per conversion share shall be reduced to $.44; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 11,364 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $1.20 to $.80; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. In September 2006, the Company revised the offer relating to the option of conversion by eliminating the issuance of the additional 5,682 shares of Common Stock for each $25,000 in principal amount of the Note converted. As of October 30, 2006, investors holding $425,000 of the $500,000 of convertible promissory notes had agreed to convert them into shares of Common Stock and $162,500 (of which $137,500 in principal amount was subsequently transferred and converted by the transferees) had agreed to extend the term of the convertible promissory notes on the terms set forth above.

Subsequent to June 30, 2006 and through October 30, 2006, the Company has sold 3,977,273 shares of its Common Stock at $.44 per share along with warrants to purchase 1,988,637 shares of its Common Stock at $.80 per share in the Summer 2006 Private Placement, resulting in proceeds to the Company of $1,750,000, and issued 83,405 shares of its Common Stock as partial or complete payment of certain accounts payable and 75,667 shares of its Common Stock as partial payment of certain services rendered.

The Company’s financial statements have been prepared assuming the Company will continue as a going concern. The Company currently has no operations and limited financial resources to pay its current expenses and liabilities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Year Ended December 31, 2005 and December 31, 2004

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period as indicated:

	Twelve Months Ended
	December 31, 2005	December 31, 2004
Cash used in Operating activities	$(833,996)	$(1,459,653)
Cash used in investing activities	$0	(3,288)
Cash provided by financing activities	$1,295,000	1,279,862

At December 31, 2005, the Company had a cash balance of $488,872, deficit working capital of $1,245,084 and a stockholders’ deficit of $1,817,638. In addition, the Company sustained losses of $1,745,039, $1,748,372 and $1,044,145 for the three fiscal years ended December 31, 2005, 2004 and 2003, respectively. The Company’s lack of liquidity combined with its history of losses raises substantial doubt as to the ability of the Company to continue as a going concern. No assurance can be given as to the Company’s ability to raise additional financing to cure its liquidity issues.

On December 30, 2005 the Company commenced the Westpark Private Placement to sell 9% six month convertible notes in $25,000 units. Each unit consisted of the 9% note convertible into shares of the Company’s Common Stock at $0.60 per share and 41,667 warrants to purchase the Company’s Common Stock at an exercise price of $1.20 per share. On December 30, 2005, the Company sold $250,000 of these notes and through January 31, 2006 an additional $250,000 of these notes for a total of $500,000. The net proceeds from the sales of these notes to the Company were $443,880.

The following table reflects a summary of the Company’s contractual cash obligations as of December 31, 2005:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable	$433,000	$433,000	$0	$0	$0
Operating leases	74,744	69,044	5,700	0	0
Employment agreements	2,332,867	986,083	1,346,783	0	0
Series A mandatorily redeemable convertible preferred stock	572,208	47,684	143,052	143,052	238,420
Total	$2,840,611	$1,535,811	$1,495,535	$143,052	$238,420

The table above includes the contractual obligations acquired in the purchase of substantially all the assets of NS California on January 19, 2006.

Material changes to the contractual obligations above include (i) the conversion or extension of all the convertible notes issued in the Westpark Private Placement (as described above in Liquidity and Capital Resources), (ii) amendments to the employment agreements of certain officers and employees, pursuant to which such persons agreed to a 25% reduction in base salary, and the entry into an employment agreement with the Company’s new chief executive officer, and (iii) the exchange of the outstanding Series A convertible preferred stock into common stock.

INFLATION

The Company does not believe that its operations have been materially influenced by inflation in the fiscal year ended December 31, 2005, a situation which is expected to continue for the foreseeable future.

SEASONALITY

The Company does not believe that its operations are seasonal in nature.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously reported, on January 6, 2004, upon recommendation and approval of the Company’s Board of Directors, the Company dismissed Travis, Wolff & Company, LLP and engaged Holtz Rubenstein Reminick LLP as the Company’s independent auditors for the fiscal year ended December 31, 2003. There were no “disagreements” or “reportable events” that were required to be disclosed.

BUSINESS

NeoStem, Inc. (the “Company”) is in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 the Company consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Prior to the acquisition of NS California, the Company’s business had been providing capital and business guidance to companies in the healthcare and life science industries, including NS California. The Company now is providing adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company also hopes to become the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine for potentially addressing heart disease, certain types of cancer and other critical health problems. The Company is utilizing the combined NeoStem, Inc. and NS California management teams to develop and expand this business. See “—Current Business Operations.”

The Company’s prior business was providing capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run off” of such extended warranties and service contracts. For a discussion of the Company’s involvement in such other activities and Company history, see “—Former Business Operations.” In 2004, the Company launched its website www.phase3med.com and in 2006, it launched another website www.neostem.com to support the Company’s new business in adult stem cells. The Company’s information as filed with the Securities and Exchange Commission is available via a link on its websites as well as at www.sec.gov.

Current Business Operations

On January 19, 2006, the Company through a wholly-owned subsidiary consummated its acquisition of the assets of NS California relating to NS California’s business of collecting and storing adult stem cells, pursuant to an Asset Purchase Agreement dated December 6, 2005. The purchase price consisted of 500,000 shares of the Company’s Common Stock, plus the assumption of certain enumerated liabilities of NS California and liabilities under assumed contracts. The Company also entered into employment agreements with NS California’s chief executive officer and one of its founders as part of the transaction. NS California was incorporated in California in July 2002 and from its inception through the acquisition by the Company, was engaged in the sale of adult stem cell banking services. In October 2003 NS California leased laboratory space in a research facility at Cedars Sinai Hospital in California and entered into an agreement with a third party to provide adult stem cell collection services. By December 2003 NS California had outfitted its laboratory with equipment for processing, cryopreservation and storage of adult stem cells. In May 2004, after a validation process and inspection and approval by the State of California, NS California received a biologics license and commenced commercial operations. In January 2005 NS California moved its adult stem cell processing and storage facility to Good Samaritan Hospital in California. NS California was compelled to cease operations because it did not have sufficient assets to complete the revalidation of the new laboratory and NS California’s biologics license was suspended. In October, 2005 NS California restarted the validation of the laboratory at Good Samaritan Hospital, and on May 29, 2006 the Company was issued a new biologics license from the State of California. Pursuant to the Asset Purchase Agreement, NS California was obligated to return to the Company (out of the 500,000 shares of Common Stock issued) 1,666 shares per day for each day after February 15, 2006 that such biologics license had not been issued up to a total of 100,000. NS California has returned 100,000 shares to the Company.

The Company will attempt to develop NS California’s business in the adult stem cell field and to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine. The use of adult stem cells as a treatment option for those who develop heart disease, certain types of cancer and other critical health problems is a burgeoning area of clinical research today. The adult stem cell industry is a field independent of embryonic stem cell research. The Company believes that adult stem cell therapies are more likely to be developed before embryonic stem cell therapies due to significant political, legal, ethical and technical issues surrounding embryonic stem cell use. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies become licensed or become the standard of care, patients will need a service to collect, process and bank their stem cells. The Company intends to provide this service.

Stem Cells

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. Stem cells can be found in the bone marrow or peripheral blood of adults. Certain processes can cause the stem cells to leave the bone marrow and enter the blood where they can be collected. The Company only works with adult stem cells collected from peripheral blood.

Plan of Operations

The Company is engaging in the business of autologous adult stem cell collection and banking. It is developing a service model to create a source of stem cells that potentially enables physicians to treat a variety of diseases and engage in research to progress in therapeutic development using adult stem cells as opposed to embryonic stem cells. The Company anticipates fees being derived from Company-owned collection centers as well as collection centers that it partners with qualified operators. It may also seek to obtain government grants and catalogue and store adult stem cells in a biorepository. As this biorepository grows, it is anticipated there will be revenues derived from relationships with pharmaceutical companies and other companies developing stem cell therapies. Additionally, the Company plans to expand its patent portfolio.

Marketing and Customers

The Company intends to embark on a significant marketing, advertising and sales campaign individually and through partnerships for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. The essence of the Company’s strategy is to reach the end-customers as quickly as possible and to accelerate the adoption curve of our service. In addition, the Company plans to utilize marketing resources to develop and expand a stem cell collection partner program.

Several consumer segments may recognize and experience the long-term benefits from banking their own stem cells. These include:

•       Individuals with a family history of serious diseases, i.e., diabetes, heart disease, or cancer.

•       Wellness and regenerative medicine communities.

•       Families who have already banked the umbilical cord blood from their newborns.

•       Patients diagnosed with cancer, cardiovascular disease, or diabetes.

The Company expects its marketing efforts to be designed to educate physicians on the benefits both of referring their adult patients to the Company for stem cell banking and participating in our collection program.

The Company has recently hired an experienced medical services marketing director and a marketing and customer services company in connection with the expansion of its marketing efforts.

Intellectual Property

We are seeking patent protection for our proprietary technology. The Company acquired two U.S. patent applications which had been submitted by NS California and are pending. The first patent application addresses the process by which we prepare and store stem cells derived from adult peripheral blood by apheresis following mobilization of the stem cells from the bone marrow. The second patent application contains a number of claims relating to, among other things, the use of stored stem cells to form the basis for medical information that will provide statistics on the etiology of disease, and the use of stem cells in the treatment of infectious diseases and breast cancer. There can be no assurance that either of these patent applications will issue as patents. The patent position of biotechnology companies generally is highly uncertain and involves complex legal, scientific and factual questions.

Competition

For a description of matters relating to competition, please see “Risk Factors—Risks Related to Competition.”

Industry and Geographical Segmental Information

As a result of the Company’s acquisition of substantially all the assets and operations of NS California on January 19, 2006, the Company will have operations in two segments when its adult stem cell collection and storage business commences operations. One segment will be the collection and banking of adult stem cells and the other segment remains the “run off” of its sale of extended warranties and service contracts via the Internet. This “run-off” of warranty and service contracts will continue for approximately seven months. For further financial information regarding segments, please see the financial statements and notes thereto included elsewhere in this prospectus. The Company’s operations are conducted entirely in the United States.

Prior Relationship with NS California

On March 31, 2004, the Company entered into a joint venture agreement to assist NS California in finding uses of and customers for NS California’s services and technology. The Company’s initial efforts concentrated on developing programs utilizing NS California’s services and technology through government agencies. That agreement was terminated as a result of the NS California acquisition. On September 9, 2005, the Company signed a revenue sharing agreement with NS California pursuant to which the Company had agreed to fund NS California certain amounts to pay pre-approved expenses and other amounts based on a formula relating to the Company’s ability to raise capital. Once funded, NS California would pay the Company monthly based on the revenue generated in the previous month with a minimum payment due each month. That agreement was also terminated as a result of the NS California acquisition.

Recent Developments

On September 7, 2006, the Company entered into an Adult Stem Cell Collection Agreement with Ronald Rothenberg, M.D. for the operation by Dr. Rothenberg of a center for the collection of adult stem cells from peripheral blood in Encinitas, California. The collection center commenced operations and

Dr. Rothenberg is responsible for operating the center, including paying associated costs, ensuring it is operated in accordance with applicable laws and other regulations and run in accordance with standards of conduct promulgated by the American Medical Association, among other things. Dr. Rothenberg is also required to use his best efforts to promote the business in the territory and agrees to customary confidentiality and noncompetition provisions and to pay to the Company a specified fee. Pursuant to this Agreement, the Company has granted to Dr. Rothenberg a non-exclusive, non-transferable license, without the right to sublicense, to use the Company’s intellectual property and marks in connection with the operation of the collection center. The Company is also providing training and marketing support for the operation of the collection center and shall process and store the adult stem cells collected at the collection center. The fees paid by clients of the collection center in connection with the collection, processing and storage services shall be paid directly to the Company, subject to the Company’s obligation to pay a portion of such collection fees to Dr. Rothenberg as specified in the Agreement. The initial term of the Agreement is one year, subject to earlier termination as specified in the Agreement, and shall be automatically renewed for successive one-year terms unless either party provides 60 days’ notice of such party’s intent not to renew.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares. The primary purposes of effecting the reverse stock split was (i) to raise the per share market price of the Company’s Common Stock to facilitate future financing or to be able to use our capital stock in acquisitions, (ii) to raise the per share price to be able to possibly consider a Nasdaq or other listing for our shares in the future and (iii) to save administrative expenses by reducing the number of our stockholders.  All numbers in this prospectus have been adjusted to reflect the reverse stock split which was effective as of August 31, 2006.

Also on August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to change our name from Phase III Medical, Inc. to NeoStem, Inc. As the Company’s business efforts are now focused on developing NS California’s (previously known as NeoStem, Inc.) business of adult stem cell collection and storage, it was appropriate to change the corporate name to NeoStem, Inc. to better reflect our current business operations.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive best efforts basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company is paying to Duncan a monthly retainer fee of $7,500 (50% of which may be paid by the Company in shares of its Common Stock valued at fair market value) and reimbursing it for its reasonable out-of-pocket expenses up to $12,000. Pursuant to the advisory agreement, Duncan also agreed that it or an affiliate would act as lead investor in a proposed private placement of securities, for a fee of $200,000 in cash and 240,000 shares of restricted Common Stock. On June 2, 2006 (the “June 2006 private placement”), the Company entered into a securities purchase agreement with 17 accredited investors (the “June 2006 investors”). DCI Master LDC, an affiliate of Duncan, acted as lead investor. Duncan received its fee as described above. The Company issued to each June 2006 investor shares of its Common Stock at a per-share price of $0.44 along with a five-year warrant to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by the June 2006 investor (together with the Common Stock issued, the “June 2006 securities”). The gross proceeds from this sale were $2,079,000.

Pursuant to the terms of the terms of the securities purchase agreement, the Company expanded the size of its Board to four directors, and appointed Dr. Robin L. Smith as Chairman of the Board and Chief Executive Officer of the Company.  See “Executive Compensation—Employment Agreements.”  Dr. Smith, who was previously Chairman of the Advisory Board of the Company, purchased 50,000 shares of Common Stock and warrants to purchase 24,000 shares of Common Stock pursuant to the terms of the securities purchase agreement. See “Certain Relationships and Related Transactions.”  The Company also agreed to expand the size of the Board upon the initial closing under the securities purchase agreement to permit DCI Master LDC to appoint one additional independent member to the Company’s Board of Directors should they choose to do so. The securities purchase agreement also prohibits the Company from taking certain action without the approval of a majority of the Board of Directors for so long as DCI Master LDC owns at least 20% of the Common Stock, including making loans, guarantying indebtedness, incurring indebtedness that is not already included in a Board approved budget on the date of the securities purchase agreement that exceeds $100,000, encumbering the Company’s technology and intellectual property or entering into new or amending employment agreements with executive officers. DCI Master LDC is also granted access to Company facilities and personnel and given other information rights. Pursuant to the securities purchase agreement, all current and future officers and directors of the Company may not, without the prior written consent of DCI Master LDC, dispose of any shares of capital stock of the Company, or any securities convertible into, or exchangeable for or containing rights to purchase, shares of capital stock of the Company until three months after the effective date of the registration statement of which this prospectus is a part.

The officers of the Company, as a condition of the initial closing under the securities purchase agreement for the June 2006 private placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,654 of accrued salary into shares of Common Stock at a per share price of $0.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,983 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer until the Company achieves certain milestones, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers. See “Executive Compensation—Employment Agreements.”

In connection with the securities purchase agreement, on June 2, 2006 the Company entered into a registration rights agreement with each of the June 2006 investors (the “June 2006 registration rights agreement”). Pursuant to the June 2006 registration rights agreement, the Company was obligated to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of Common Stock and the warrants issued in the June 2006 private placement. The Company and the June 2006 investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. The registration statement, of which this prospectus is a part, was filed pursuant thereto. In the event that the registration statement is not declared effective by the SEC within 180 days of the closing date of the securities purchase agreement, the Company will be required to pay to each June 2006 investor an amount equal to 1% of the purchase price of the June 2006 securities purchased by such investor, and shall pay such amount for each month or partial month that the registration statement is not declared effective by the SEC.

Pursuant to the terms of the WestPark private placement (through which the Company raised $500,000 through the sale of convertible promissory notes and warrants in December 2005 and January 2006, in which WestPark Capital, Inc. acted as placement agent), the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark private placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark private placement. In the event the Company does not do so, (i) the conversion price of the convertible promissory notes is reduced by 5% each month, subject to a floor of $.40; (ii) the exercise price of the warrants is reduced by 5% each month, subject to a floor of $1.00; and (iii) the warrants may be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and has requested that the investors in the WestPark private placement extend the date by which the registration statement is required to be effective until February 28, 2007. The Company has also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i)  the conversion price per conversion share shall be reduced to $.44; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 11,364 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $1.20 to $.80; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. In September  2006, the Company revised the offer relating to the option of conversion by eliminating the issuance of the additional 5,682 shares of Common Stock for each $25,000 in principal amount of the Note converted. As of October 30, 2006, investors holding $425,000 of the $500,000 of convertible promissory notes had agreed to convert them into shares of Common Stock and $162,500 (of which $137,500 in principal amount was subsequently transferred and converted by the transferees) had agreed to extend the term of the convertible promissory notes on the terms set forth above.

During July and August 2006, the Company raised an aggregate of $1,750,000 through the private placement of 3,977,273 shares of its Common Stock at $.44 per share and warrants to purchase 1,988,637 shares of Common Stock at $.80 per share (the “Summer 2006 private placement”). The terms of the Summer 2006 Private Placement were substantially similar to the terms of the June 2006 Private Placement.

FORMER BUSINESS OPERATIONS

History

The Company was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. On July 28, 1983 the Company changed its name to Fidelity Medical, Inc. From its inception through March 1995, the Company was engaged in the development and sale of medical imaging products through a wholly owned subsidiary. As a result of a reverse merger on March 2, 1995 with Corniche Distribution Limited and its subsidiaries, the Company was engaged in the retail sale and wholesale distribution of stationery and related office products in the United Kingdom. Effective March 25, 1995 the Company sold its medical imaging products subsidiary. On September 28, 1995 the Company changed its name to Corniche Group Incorporated. In February 1996, the Company’s United Kingdom operations were placed in receivership by creditors. Thereafter through March 1998 the Company was inactive. On March 4, 1998, the Company entered into a stock purchase agreement with certain individuals (the “initial purchasers”) whereby the initial purchasers acquired in aggregate 765,000 shares of a newly created Series B Convertible Redeemable Preferred Stock. Thereafter the initial purchasers endeavored to establish for the Company new business operations in the property and casualty specialty insurance and warranty/service contracts markets. On September 30, 1998 the Company acquired all of the capital stock of Stamford Insurance Company, Ltd. (“Stamford”) and commenced operation of a property and casualty insurance business. Stamford provided reinsurance coverage for one domestic insurance company until the fourth quarter of 2000 when the relationship with the carrier was terminated. On April 30, 2001 the Company sold Stamford and was no longer involved in property and casualty specialty insurance.

In January 2002, the Company entered into a Stock Contribution Exchange Agreement, as amended, with StrandTek International, Inc., a Delaware corporation (“StrandTek”), certain of StrandTek’s principal shareholders and certain non-shareholder loan holders of StrandTek (the “StrandTek transaction”). Certain conditions to closing were not met, and the agreement was formally terminated by the Company and StrandTek in June 2002. In January 2002, the Company advanced to StrandTek a loan of $1,000,000 on an unsecured basis, which was personally guaranteed by certain of the principal shareholders of StrandTek, and a further loan of $250,000 in February 2002, on an unsecured basis. StrandTek defaulted on the payment of $1,250,000, plus accrued interest due to the Company, in July 2002. As a result, the Company commenced legal proceedings against StrandTek and the guarantors to recover the principal, accrued interest and costs of recovery and in May 2003 was granted a final judgment in the amount of $1,415,622 from each corporate defendant, in the amount of $291,405 against each individual defendant and dismissing defendants’ counterclaims. The legal action concluded with the Company receiving payments from the guarantors totaling approximately $987,000 in 2003.

WarrantySuperstore.com Internet Business

The Company’s primary business focus through June 2002 was the sale of extended warranties and service contracts over the Internet covering automotive, home, office, personal electronics, home appliances, computers and garden equipment. While the Company managed most functions relating to its extended warranty and service contracts, it did not bear the economic risk to repair or replace products nor did it administer the claims function, all of which obligations rested with the Company’s appointed insurance carriers. The Company was responsible for marketing, recording sales, collecting payment and reporting contract details and paying premiums to the insurance carriers. The Company commenced operations initially by marketing its extended warranty products directly to the consumer through its web site, and as a result of the development of proprietary software by January 2001 had four distinct distribution channels: (i) direct sales to consumers, (ii) co-branded distribution, (iii) private label distribution and (iv) manufacturer/retailer partnerships. During the first half of fiscal 2001, management became concerned by the slow progress being made by its warrantysuperstore.com business and began to evaluate other opportunities. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for the Company (see the Strandtek transaction, above, and Medical Biotech/Business, below). In addition to such activities, the Company has continued to “run off” the sale of its warranties and service contracts.

Medical/Biotech Business

On February 6, 2003, the Company appointed Mark Weinreb as a member of the Board of Directors and as its President and Chief Executive Officer. Under his direction, the Company entered a new line of business where it provided capital and guidance to companies, in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. The Company continued to recruit management, business development and technical personnel, and developed its business model, in furtherance of its business plan. The Company engaged in various capital raising activities to pursue this business, raising $489,781 in 2003 and $1,289,375 in 2004 through the sale of Common Stock and notes. Additionally, in 2003, it received a total of approximately $987,000 from the settlement with the StrandTek guarantors (a significant portion of which was used to pay outstanding liabilities for legal expenses, employment terminations, travel and entertainment expenses and consultants and the balance of which was used for operating expenses and the retirement of certain debt). In 2005 and through March 2006, the Company raised $1,600,000. Such capital raising activities since 2003 enabled the Company to pursue the arrangements with PSI (below) and NS California.

On July 24, 2003, the Company changed its name to Phase III Medical, Inc., which better described the Company’s then current business plan. In connection with the change of name, the Company changed its trading symbol to “PHSM” from “CNGI”.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. (“PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provided for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The Company provided capital and guidance to PSI to conduct a proof of concept study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology. The Company paid a total of $720,000 since the inception of the agreement. The agreement also called for the Company to pay on behalf of PSI $280,000 of certain expenses relating to testing of the bioshielding concept, and since inception through December 31, 2005, the Company paid $85,324 of such expenses. In August 2005, the Company received from PSI a letter stating that the proof of concept study under the royalty agreement had been completed and that despite interesting preliminary in vitro results, the study did not meet the success standards set forth in the royalty agreement and that PSI had no definitive plans to move forward with the program. The Company requested pursuant to the royalty agreement that additional in vitro studies be performed with other molecules; however PSI was under no obligation to perform any additional studies. If no additional studies were performed under the royalty agreement the likelihood of PSI generating revenues in which the Company would share would have been substantially reduced. At this time the Company does not anticipate any further activity pursuant to the PSI agreement.

In March 2003 and September, 2004, the Company entered into a revenue sharing agreement and joint venture agreement, respectively, with NS California. As described above, such agreements were terminated in connection with the NS California acquisition.

Employees

As of October 30, 2006, the Company had twelve employees.

Properties

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. The Company believes this space should be sufficient for its current needs. Effective October 1, 2006, the Company terminated the lease for its Melville, New York facility. In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space will be sufficient for the Company’s needs in the short term and we are in the process of negotiating a new lease for the facility with the landlord. If such negotiations are unsuccessful, we believe that we will be able to find a suitable alternative location. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687, and we plan to continue this arrangement to fill our need for office space in California.

Legal Proceedings

The Company is not aware of any material pending legal proceedings or claims against the Company.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information regarding the directors and executive officers of the Company as of October 30, 2006:

Name	Age	Position
Robin L. Smith	41	Chief Executive Officer & Chairman of the Board
Mark Weinreb	53	Director and President
Larry A. May	56	Chief Financial Officer
Catherine M. Vaczy	45	Vice President and General Counsel
Wayne Marasco	53	Director and Senior Scientific Advisor
Joseph Zuckerman	54	Director

Robin L. Smith
Chief Executive Officer and Chairman of the Board

Dr. Robin L. Smith joined the Company as Chairman of its Advisory Board in September 2005 and, effective June 2, 2006, is the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to the Company extensive experience in medical enterprises and business development.   During the past two years, she has acted as a senior advisor and consultant to both publicly traded and privately held companies in the healthcare and other fields where she assists in capital raising efforts, strategic development initiatives and marketing and sales as well as evaluating companies in healthcare, media and emerging technologies on behalf of investment banking concerns and funds. From 2000 to 2003, Dr. Smith served as President and CEO of IP2M, selected as one of the 10 fastest growing technology companies in Houston. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith sits on numerous Boards of Directors including the New York University Hospital for Joint Disease (Co-Chairman), Talon Air, Biomega, the Chemotherapy Foundation and has been asked to join a think tank group for Yale University School of Medicine’s Department of Neurosurgery to assist in analyzing resources and future initiatives. Dr. Smith also serves as Chairman of the advisory board of China Biopharmaceuticals Holdings and the business advisory board of Enhanced Care Initiatives and Navistar Media Holdings. Dr. Smith also serves as Managing Director and Partner of the Madelin Fund which seeks to achieve investment returns primarily in the form of capital gains by making privately negotiated venture capital investments in companies operating in the oncology and oncology related healthcare sectors.

Mark Weinreb
President and Director

Mr. Weinreb joined the Company on February 6, 2003 as a Director, Chief Executive Officer and President and effective June 2, 2006, continues as a Director and President. In 1976, Mr. Weinreb joined Bio Health Laboratories, Inc., a state-of-the-art medical diagnostic laboratory providing clinical testing services for physicians, hospitals, and other medical laboratories. He progressed to become the laboratory administrator in 1978 and then an owner and the laboratory’s Chief Operating Officer in 1982. Here he oversaw all technical and business facets, including finance, laboratory science technology and all the additional support departments. He left Bio Health Labs in 1989 when he sold the business to a biotechnology company listed on the New York Stock Exchange. In 1992, Mr. Weinreb founded Big City

Bagels, Inc., a national chain of franchised upscale bagel bakeries and became Chairman and Chief Executive Officer of such entity. The company went public in 1995 and in 1999 he redirected the company and completed a merger with an Internet service provider. In 2000, Mr. Weinreb became the Chief Executive Officer of Jestertek, Inc., a 12-year old software development company pioneering gesture recognition and control using advanced inter-active proprietary video technology. In 2002, he left Jestertek after arranging additional financing. Mr. Weinreb received a Bachelor of Arts degree in 1975 from Northwestern University and a Master of Science degree in 1982 in Medical Biology, from C.W. Post, Long Island University.

Larry A. May
Chief Financial Officer

Mr. May, the former Treasurer of Amgen (one of the world’s largest biotechnology companies), initially joined the Company to assist with licensing activities in September 2003. He became an officer of the Company upon the Company’s acquisition of the business of NS California. For the last 20 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy
Vice President and General Counsel

Ms. Vaczy joined the Company in April 2005 as Executive Vice President and General Counsel. Ms. Vaczy is responsible for overseeing the Company’s legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a publicly traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel, While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Wayne Marasco, M.D., Ph.D.
Director and Senior Scientific Advisor

Dr. Marasco joined the Board of Directors of the Company in June 2003. In August 2004 he was appointed the Company’s Senior Scientific Advisor. Dr. Marasco has been an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine in the Department of Medicine, Harvard Medical School for over five years. Dr. Marasco is a licensed physician-scientist with training in Internal Medicine and specialty training in infectious diseases.

His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients.

Dr. Marasco’s research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic- therapies for HIV-1 infection / AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco’s laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or “intrabodies” as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering (the “Center”). The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.

Joseph Zuckerman, M.D.
Director

Joseph D. Zuckerman joined the Board of Directors of the Company in January 2004. Since 1997, Dr. Zuckerman has been Chairman of the NYU-Hospital for Joint Diseases Department of Orthopaedic Surgery and the Walter A. L. Thompson Professor of Orthopaedic Surgery at the New York University School of Medicine. He is responsible for one of the largest departments of orthopaedic surgery in the country, providing orthopaedic care at five different hospitals including Tisch Hospital, the Hospital for Joint Diseases, Bellevue Hospital Center, the Manhattan Veteran’s Administration Medical Center and Jamaica Hospital. He is also the Director of the Orthopaedic Surgery Residency Program, which trains more than 60 residents in a five year program.

Dr. Zuckerman has held leadership positions in national organizations and was President of the American Shoulder and Elbow Surgeons and Chair of the Council on Education for the American Academy of Orthopaedic Surgeons. He recently developed and successfully implemented a sponsorship program between the hospital and the New York Mets. His clinical practice is focused on shoulder surgery and hip and knee replacement and he is the author or editor of ten textbooks, 60 chapters and more than 200 articles in the orthopaedic and scientific literature.

COMMITTEES OF THE BOARD OF DIRECTORS

Because of the Company’s recent reorganization and implementation of its new business plan, and its ongoing efforts to engage qualified board members under its new business plan, the Company does not have a separately designated audit committee, nominating committee or compensation committee at this time and the entire Board of Directors acts in such capacities. Accordingly, the Company’s Board of Directors also has determined that the Company does not have an audit committee financial expert. The Company continues to seek new board members in order to implement its reorganization and new business plan, and appoint a separately designated audit committee.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive additional compensation for serving as directors. Independent (non-employee) directors of the Company are reimbursed for out-of-pocket travel expenses incurred in their capacity as directors of the Company. Pursuant to the Company’s 2003 Equity Participation Plan, independent directors also received upon joining the Board an option to purchase 200,000 shares that vested and became exercisable as to 50,000 shares on each of the date of grant and the first, second and third anniversaries of the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant. This arrangement was approved by the Company’s stockholders in August 2006. In October 2006, the Board amended the 2003 Equity Participation Plan to remove the provision relating to automatic grants of options to non-employee directors to provide greater flexibility as the Company grows. The Company’s only current independent director, Joseph Zuckerman, received options to purchase 35,000 shares of the Company’s Common Stock pursuant to the standard arrangement existing prior to the August 2006 arrangement. In addition, in July 2005 the shareholders approved a grant to Dr. Zuckerman of an option to purchase 150,000 shares of the Company’s Common Stock at $0.60 per share (which was greater than the market price on the date the Board approved the grant), with respect to which the option to purchase 100,000 shares vested immediately upon the date of grant and 25,000 shares were scheduled to vest on each of the first and second anniversaries of the date of grant. In connection with the June 2006 financing, the vesting of this option was accelerated such that it became vested in its entirety on June 2, 2006. On August 29, 2006, the Board approved the grant to Dr. Zuckerman of an option to purchase 25,000 shares of the Company’s Common Stock at $0.60 per share (the market price on the date the Board approved the grant) which vested immediately. Pursuant to letter agreements with Dr. Zuckerman and Dr. Marasco, the Company has agreed to grant to each such director options to purchase 10,000 shares of the Company’s Common Stock upon achieving certain target increases in stock price for a defined period of time during their respective tenures as directors. Thus far, no such options have been granted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid during the three years ended December 31, 2005 to the Company’s Chief Executive Officer and all other executive officers of the Company who earned in excess of $100,000 for services rendered during fiscal 2005 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary		Bonus	All Other Compensation		Restricted Stock Awards	Securities Underlying Options/SAR’s
Mark Weinreb (1)	2005	$245,741	(2)	$20,000	$18,500	(3)	$150,000	655,000
Chief Executive Officer	2004	$203,192		$20,000	$18,500	(3)	—	255,000
	2003	$157,154		—	$18,500	(3)	—	250,000
Robert Aholt, Jr. (4)	2005	$173,079	(5)	—	$9,000	(6)	—	150,000
Chief Operating Officer	2004	—		—	—		—
	2003	—		—	—		—
Catherine Vaczy (7)	2005	$97,062	(8)	—	$6,000	(6)	—	110,000
Vice President and General	2004	—		—	—		—
Counsel	2003	—		—	—		—

(1)          Mr. Weinreb joined the Company as of February 6, 2003. In June 2006, he resigned as Chief Executive Officer and Chairman of the Board but continued as President.

(2)          $121,532 of this amount was paid to Mr. Weinreb through the issuance of Common Stock with a per share price equal to $.44 per share pursuant to Mr. Weinreb’s letter agreement with the Company entered into in connection with the June 2006 private placement.

(3)          Consists of (i) a car allowance of $12,000 and (ii) approximately $6,500 paid by the Company on behalf of Mr. Weinreb for disability insurance.

(4)          Mr. Aholt joined the Company as of September 13, 2004.

(5)          Payment of $57,940 of this amount was deferred. Mr. Aholt has resigned from his position with the Company. On March 31, 2006 the Company and Mr. Aholt entered into a Settlement Agreement and General Release relating to the satisfaction of this and certain severance obligations. See “Employment Agreements” for a full description of the Settlement Agreement and General Release. In addition, $64,200 of the $173,079 was paid to Mr. Aholt in the form of shares of Common Stock with a per share price equal to the fair market value of the Common Stock on the date such amount was converted into shares of Common Stock.

(6)          Consists of a car allowance per the Named Executive Officer’s employment agreement with the Company.

(7)          Ms. Vaczy joined the Company as of April 20, 2005.

(8)          $48,138 of this amount was paid to Ms. Vaczy through the issuance of shares of Common Stock with a per share price equal to the fair market value of the Common Stock on the date such amount was converted ($.60) and $11,923 was paid through the issuance of shares of Common Stock with a per share price equal to $.44 per share pursuant to Ms. Vaczy’s letter agreement with the Company in connection with the June 2006 private placement.

OPTION GRANTS

The following table provides certain information with respect to options granted to the Company’s Named Executive Officers during the fiscal year ended December 31, 2005:

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in Fiscal	Exercise Price per	Price on Market Date of	Expiration	At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted		Year	Share ($)	Grant ($)	Date	5%	10%
Mark Weinreb	250,000	(2)	100%	$.30	$.30	2-14-13	$53,275	$129,257
	5,000	(2)	6%	$1.00	$1.00	9-13-14	$8,552	$13,617
	400,000	(3)	45%	$.60	$.50	7-19-15	$325,779	$518,748
Robert Aholt, Jr.	150,000	(4)	16%	$.60	$.50	7-19-15	$122,167	$194,531
Catherine Vaczy	15,000	(5)	2%	$1.00	$.50	4-19-15	$12,217	$19,453
	75,000	(6)	8%	$.60	$.50	7-19-15	$61,084	$97,265
	20,000	(2)	2%	$.60	$.60	12-21-15	$16,289	$25,937

(1)          The Securities and Exchange Commission (the “SEC”) requires disclosure of the potential realizable value or present value of each grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company’s estimate or projection of the Company’s future Common Stock prices. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

(2)          These options vested in their entirety on the date of grant.

(3)          These options vested as to 200,000 shares on the date of grant and were scheduled to vest as to an additional 100,000 shares on each of the first and second anniversaries of the date of grant. In connection with the June 2006 private placement, the vesting of such options was accelerated such that such options vested in their entirety as of 6/2/2006.

(4)          These options vested as to 100,000 shares on the date of grant and were scheduled to vest as to an additional 25,000 shares on each of the first and second anniversaries of the date of grant. However, due to Mr. Aholt’s resignation from the Company prior to the first anniversary of the date of grant, the option shall not vest as to any additional shares as provided in the Company’s 2003 Equity Participation Plan.

(5)          These options were scheduled to vest as to 5,000 shares on each of the first, second and third anniversaries of the date of grant. In connection with the June 2006 private placement, the vesting of such options was accelerated such that such options vested in their entirety as of 6/2/2006.

(6)          These options were scheduled to vest as to 37,500 shares on each of the first and second anniversaries of the date of grant. In connection with the June 2006 private placement, the vesting of such options was accelerated such that such options vested in their entirety as of 6/2/2006.

OPTION EXERCISES AND HOLDINGS

The following table provides information concerning options exercised during 2005 and the value of unexercised options held by each of the Named Executive Officers at December 31, 2005.

			Option Values at December 31, 2005
	Shares Acquired On Exercise (#shares)	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (# of shares)		Value of In-the-Money Options at December 31, 2005 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark Weinreb	—	—	455,000	200,000	$165,000	$40,000
Robert Aholt, Jr.	—	—	100,000	50,000	$20,000	$10,000
Catherine Vaczy	—	—	20,000	90,000	$4,000	$15,000

(1)          Based on $0.80 per share, the closing price of the Company’s Common Stock, as reported by the OTC Bulletin Board, on December 30, 2005.

EMPLOYMENT AGREEMENTS

The officers of the Company, as a condition of the initial closing under the securities purchase agreement in the June 2006 private placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,654 of accrued salary into shares of Common Stock at a per share price of $.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,983 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer until the Company achieves certain milestones, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers.

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith will serve as the Chief Executive Officer of the Company for a period of two years, which term shall be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Dr. Smith shall receive a base salary of $180,000 per year, which shall be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raises an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary shall be raised to $275,000. Dr. Smith shall also be eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented (see “Certain Relationships and Related Transactions”), was terminated, except that (i) the vesting of the warrant to purchase 24,000 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 is raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith shall receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the

June 2006 private placement and  (v) all registration rights provided in the advisory agreement shall continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under the Company’s 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock, which options expire ten years from the date of grant.

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless terminated by the Company or Mr. Weinreb at least 90 days prior to an applicable anniversary date. The Company had agreed to pay Mr. Weinreb an annual salary of $180,000 for the initial year of the term, $198,000 for the second year of the term, and $217,800 for the third year of the term. In addition, he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

In addition, the Company, pursuant to its 2003 Equity Participation Plan, entered into a stock option agreement with Mr. Weinreb. Under the option agreement, the Company granted Mr. Weinreb the right and option, exercisable for 10 years, to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $0.30 per share and otherwise upon the terms set forth in the option agreement. In addition, in the event that the closing price of the Company’s common stock equals or exceeds $5.00 per share for any five consecutive trading days during the term of the employment agreement (whether during the initial term or an annual extension), the Company agreed to grant to Mr. Weinreb, on the day immediately following the end of the five day period, an option for the purchase of an additional 250,000 shares of the Company’s common stock for an exercise price of $5.00 per share, pursuant to the 2003 Equity Participation Plan and a stock option agreement to be entered into between the Company and Mr. Weinreb containing substantially the same terms as the first option agreement, except for the exercise price and that the option would be treated as an “incentive stock option” for tax purposes only to the maximum extent permitted by law. The Company agreed to promptly file with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “registration statement”) pursuant to which the issuance of the shares covered by the 2003 Equity Participation Plan, as well as the resale of the common stock issuable upon exercise of the option agreement, are registered, which has been filed. Additionally, the Company agreed, following any grant under the second option agreement, to promptly file a post-effective amendment to the registration statement pursuant to which the common stock issuable upon exercise thereof would be registered for resale. Mr. Weinreb agreed that he would not resell publicly any shares of the Company’s common stock obtained upon exercise of options granted under either option agreement prior to the first anniversary of the date of the employment agreement.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 300,000 shares of common stock, 100,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) amend the severance provision of the existing employment agreement to provide that in the event of termination without cause (subject to certain exceptions), Mr. Weinreb will be entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year; (e) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; (f) in August 2005, pay Mr. Weinreb $15,000 to cover costs incurred by him on behalf of the Company; and (g) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment. Pursuant to the securities purchase agreement in the June 2006 private placement, Mr. Weinreb was issued 165,726 shares of Common Stock in payment of $121,532 of accrued salary after giving effect to employment taxes which were paid by the Company. The price per share was equal to $.44 per share of Common Stock, the purchase price per share to the investors in the securities purchase agreement.

On August 12, 2004 the Company and Dr. Wayne A. Marasco, a Company Director, entered into a letter agreement appointing Dr. Marasco as the Company’s Senior Scientific Advisor. Pursuant thereto, Dr. Marasco was responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that arise during the normal course of the Company conducting business. For his services, during a three year period, Dr. Marasco was entitled to annual cash compensation with increases each year of the term and additional cash compensation based on a percentage of collected revenues derived from the Company’s royalty or revenue sharing agreements. Although the annual cash compensation and additional cash compensation stated above began to accrue as of the date of the letter agreement, Dr. Marasco was not entitled to receive any such amounts until the Company raised $1,500,000 in additional equity financing after the date of the letter agreement. In addition, Dr. Marasco was granted an option, fully vested, to purchase 67,500 shares of the Company’s common stock at an exercise price of $1.00 per share. The shares will be subject to a one year lockup as of the date of grant. The exercise period will be ten years, and the grant will otherwise be in accordance with the Company’s 2003 Equity Participation Plan and the Company’s Non-Qualified Stock Option Grant Agreement.

On May 4, 2005, the Board voted to approve an amendment to Dr. Marasco’s letter agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which Dr. Marasco’s letter agreement with the Company was amended to (a) extend the term of the letter agreement from August 2007 to August 2008; (b) provide for an annual salary of $110,000, $125,000 and $150,000 for the years ended August 2006, 2007 and 2008, payable in each such year during the term; (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term, commencing in January 2006; (d) eliminate Dr. Marasco’s right under his existing letter agreement to receive 5% of all collected revenues derived from the Company’s royalty or other revenue sharing agreements (which right is subject to the limitation that the amount of such additional cash compensation and Dr. Marasco’s annual salary do not exceed, in the aggregate, $200,000 per year); and (e) permit Dr. Marasco to begin receiving all accrued but unpaid cash compensation under his letter agreement upon the Company’s consummation of any financing, whether equity or otherwise, pursuant to which the Company raises $1,500,000. Pursuant to the securities purchase agreement in the June 2006 private placement, Dr. Marasco was issued 118,672 shares of Common Stock in payment of $87,026 of accrued salary after giving effect to employment taxes which were paid by the Company. The price per share was equal to $.44 per share of Common Stock, the purchase price per share to the investors in the securities purchase agreement.

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy serves as the Company’s Vice President and General Counsel. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will be for a period of three (3) years from the date thereof. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy will be entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. Ms. Vaczy and the Company agreed that from the Commencement Date until the 90th day thereafter, Ms. Vaczy’s salary would be paid to her at a rate of 50% of the annual rate and accrue as to the remainder. At the end of such initial 90-day period, and at the end of each additional 90 day period thereafter, whether to continue to accrue salary at this rate and provision for payment of accrued amounts will be discussed in good faith. Payment of accrued salary may be made in cash, or, upon mutual agreement, shares of Common Stock. Any shares of Common Stock issued in payment of accrued salary shall have a per share price equal to the average closing price of one share of Common Stock on the OTC Bulletin Board (or other similar exchange or association on which the Common Stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of issue of such shares; provided, however, that if the Common Stock is not then quoted on the OTC Bulletin Board or otherwise listed or quoted on an exchange or association, the price shall be the fair market value of one share of Common Stock as of the date of issue as determined in good faith by the Board of Directors of the Company. The number of shares of Common Stock for any issuance in payment of accrued salary shall be equal to the quotient of the amount of the accrued salary divided by the price. The shares issued will be subject to a one-year lock of up as of the date of each grant and shall be registered with the Securities and Exchange Commission on a registration statement on Form S-8.

Pursuant to Ms. Vaczy’s letter agreement with the Company, on the date of the agreement she was granted an option to purchase 15,000 shares of Common Stock pursuant to the Company’s 2003 Equity Participation Plan, with an exercise price equal to $1.00 per share. The option was to vest and become exercisable as to 5,000 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 Equity Participation Plan and the Company’s Incentive Stock Option Agreement. Pursuant to the securities purchase agreement in the June 2006 private placement this option became vested in its entirety.

In the event Ms. Vaczy’s employment is terminated prior to the end of the term of her letter agreement, for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to Ms. Vaczy’s then one year’s salary, paid in accordance with the Company’s standard payroll practices for executives of the Company. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the term, except as otherwise required by law. In January 2006, Ms. Vaczy’s letter agreement was amended to provide that (i) regardless of her employment termination date, severance payments payable to her would equal her then one year’s salary and (ii) no severance payments would be payable without Ms. Vaczy first providing the Company with a release in customary form.

In August 2005, Ms. Vaczy’s letter agreement was amended to provide that (i) as of October 1, 2005 she would cease to accrue salary and would as of that date begin to receive payment of salary solely in cash in accordance with the Company’s standard payroll practices, and (ii) would be issued in payment of salary accruing during the period that commenced on April 20, 2005 and ended on September 30, 2005, shares of Common Stock. With respect to the portion of salary that accrued from April 20, 2005 through August 12, 2005, the price per share was $.60, the closing price of the Common Stock on August 12, 2005. For the portion of salary that accrued from August 13, 2005 through September 30, 2005, the price per share was the closing price of the Common Stock on September 30, 2005. Pursuant to the foregoing, on August 12, 2005, Ms. Vaczy was issued 41,234 shares of Common Stock in payment of $24,740 in accrued salary and on October 3, 2005, Ms. Vaczy was issued 26,082 shares in payment of $10,433 in accrued salary. On

December 22, 2005, the Company and Ms. Vaczy entered into a letter agreement pursuant to which Ms. Vaczy agreed to accept 41,667 shares of Common Stock in payment of $25,000 of additional accrued salary. The price per share was equal to $.60, the closing price of a share of Common Stock on the date of the agreement. Pursuant to the securities purchase agreement in the June 2006 private placement, Ms. Vaczy was issued 60,971 shares of Common Stock in payment of $44,711 of additional accrued salary after giving effect to employment taxes which were paid by the Company. The price per share was equal to $.44 per share of Common Stock, the purchase price per share to the investors in the securities purchase agreement.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May will be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, will be entitled to participate in the Company’s benefit plans generally available to other executives, including a car allowance equal to $750 per month and was granted on his commencement date an employee stock option under the Company’s 2003 Equity Participation Plan to purchase 15,000 shares of the Company’s Common Stock at a per share purchase price equal to $.50, the closing price of the Common Stock on the commencement date, which vests as to 5,000 shares of Common Stock on the first, second and third anniversaries of the commencement date. Under certain circumstances, Mr. May is also entitled to a severance payment equal to one year’s salary in the event of the early termination of his employment. Pursuant to the securities purchase agreement in the June 2006 private placement, Mr. May was issued 17,308 shares of Common Stock in payment of $12,692 of accrued salary after giving effect to employment taxes which were paid by the Company, and 28,974 shares of Common Stock in payment of certain expenses incurred on behalf of the Company. The price per share was equal to $.44 per share of Common Stock, the purchase price per share to the investors in the securities purchase agreement.

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release. Pursuant to the settlement agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agrees to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. Following is a summary of Mr. Aholt’s previous employment arrangements.

On September 13, 2004, the Company entered into a letter agreement with Mr. Aholt pursuant to which the Company appointed Mr. Aholt as its Chief Operating Officer. Subject to the terms and conditions of the letter agreement, the term of Mr. Aholt’s employment in such capacity was for a term of three (3) years.

In consideration for Mr. Aholt’s services under the letter agreement, Mr. Aholt was entitled to receive a monthly salary of $4,000 during the first year of the term, $5,000 during the second year of the term, and $6,000 during the third year of the term. In further consideration for Mr. Aholt’s services under the letter agreement, on January 1, 2005 and on the first day of each calendar quarter thereafter during the term, Mr. Aholt was entitled to receive shares of Common Stock with a dollar value of $26,750, $27,625 and $28,888, respectively, during the first, second and third years of the term. The per share price of each share granted to determine the dollar value was to be the average closing price of one share of Common Stock on the Bulletin Board (or other similar exchange or association on which the Common Stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of grant of such shares; provided, however, that if the Common Stock was not then listed or quoted on an exchange or association, the price would be the fair market value of one share of Common Stock as of the date of grant as determined in good faith by the Board of Directors of the Company. The number of shares of Common Stock for each quarterly grant was to be equal to the quotient of the dollar value divided by the price. The shares granted were subject to a one year lockup as of the date of each grant. Mr. Aholt received 47,768 shares of the Company’s Common Stock on January 1, 2005, 80,090 shares on April 1, 2005, 66,875 shares on July 1, 2005 and 46,120 shares on October 1, 2005.

In the event Mr. Aholt’s employment was terminated prior to the end of the term for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination was to be payable in full. In addition, in the event Mr. Aholt’s employment was terminated prior to the end of the Term for any reason other than by the Company with cause, Mr. Aholt or his executor of his last will or the duly authorized administrator of his estate, as applicable, was to be entitled (i) to receive severance payments equal to one year’s salary, paid at the same level and timing of salary as Mr. Aholt was then receiving and (ii) to receive, during the one (1) year period following the date of such termination, the stock grants that Mr. Aholt would have been entitled to receive had his employment not been terminated prior to the end of the Term; provided, however, that in the event such termination was by the Company without cause or was upon Mr. Aholt’s resignation for good reason, such severance payment and grant was to be subject to Mr. Aholt’s execution and delivery to the Company of a release of all claims against the Company.

On May 4, 2005, the Board voted to approve an amendment to Mr. Aholt’s letter agreement, subject to approval of the stockholders which was obtained on July 20, 2005, to (a) replace the provision of Mr. Aholt’s existing employment agreement pursuant to which he would be compensated in shares of Common Stock with a provision pursuant to which he would be compensated solely in cash, effective as of September 30, 2005; (b) replace the provision of Mr. Aholt’s existing employment agreement pursuant to which his compensation accrued on a monthly and/or quarterly basis with a provision pursuant to which his compensation would be paid in accordance with the Company’s normal payroll practices, effective as of September 30, 2005; and (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term of his employment, commencing in January 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the number of shares of the Company’s Common Stock beneficially owned, as of October 30, 2006 by (i) each beneficial owner of more than five percent of the outstanding Common Stock, (ii) each current executive officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible notes held by that person that are exercisable as of October 30, 2006, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person.  As of October 30, 2006, there were 19,636,799 shares of Common Stock outstanding.

Number and Percentage of Shares of Common Stock Owned

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Dr. Robin L. Smith	852,551	(1)	4.25%
Chief Executive Officer and Chairman of the Board
Mark Weinreb	1,184,226	(2)	5.84%
President and Director
Dr. Wayne Marasco	621,172	(3)	3.11%
Senior Scientific Advisor and Director
Dr. Joseph Zuckerman	348,425	(4)	1.75%
Director
Catherine M. Vaczy	798,572	(5)	4.04%
Vice President and General Counsel
Michael Crow	1,961,592	(6)	9.99%
Alex Clug
DCI Master LDC
Duncan Capital Group LLC
420 Lexington Avenue
Suite 450
New York, New York 10107
Robert Aholt, Jr	1,235,223	(7)	6.26%
20128 Cavern Court
Saugus, Los Angeles, CA 91390
All Directors and Officers as a group	3,964,607	(8)	18.51%
(six persons)

(1)          Includes currently exercisable options to purchase 300,000 shares of Common Stock and currently exercisable warrants to purchase an aggregate of 99,932 shares of Common Stock.

(2)          Includes currently exercisable options to purchase 655,000 shares of Common Stock.

(3)          Includes currently exercisable options to purchase 352,500 shares of Common Stock and 125,000 shares of Common Stock held by Wayne A. Marasco, Trustee of the Wayne A. Marasco Revocable Trust.

(4)          Includes currently exercisable options to purchase 215,000 shares of Common Stock and currently exercisable warrants to purchase 20,834 shares of Common Stock.

(5)          Includes currently exercisable options to purchase 110,000 shares of Common Stock and currently exercisable warrants to purchase 20,834 shares of Common Stock..

(6)          Includes 1,704,546 shares of Common Stock held by DCI Master LDC; and 257,046 shares of Common Stock held by Duncan Capital Group LLC. Does not include warrants to purchase 852,273 shares of Common Stock held by DCI Master LDC. Such warrants are exercisable immediately, have an exercise price of $.80 per share, and expire on June 1, 2011. Such warrants are subject to beneficial ownership limitations that render them unexercisable while the holder thereof beneficially owns more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder thereof of more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the “Issuance Limitation”). The holder may waive the Issuance Limitation only upon 61 days’ prior written notice. Mr. Crow and Mr. Clug are Directors of each of DCI Master LDC and Duncan Capital Group LLC. In the Schedule 13G dated June 29, 2006 and filed with the Securities and Exchange Commission, the reporting persons state that they may be deemed to be a group and filed jointly.

(7)          Includes 698,291 shares of Common Stock owned by the Robert J. Aholt, Jr. Family Trust dated 2/17/97 of which Mr. Aholt is Trustee and currently exercisable options to purchase 100,000 shares of Common Stock. The information regarding Mr. Aholt’s stock ownership was obtained from a Form 4 filed on June 6, 2006 with the Securities and Exchange Commission by the Robert J. Aholt Family Trust as well as the Company’s records.

(8)          Includes currently exercisable options to purchase 1,647,500 shares of Common Stock and warrants to purchase 141,600 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 13, 2004, the Company and the Robert Aholt, Jr. Family Trust dated 2/17/97 (the “Aholt trust”), the trustee of which is Robert Aholt, Jr., the Company’s former Chief Operating Officer, entered into a subscription agreement, pursuant to which the Company sold to the Aholt trust 728,292 shares of common stock of the Company in exchange for $650,000. Pursuant to the subscription agreement, the Company and Mr. Aholt agreed that upon maturity of a promissory note made by the Company in favor of Mr. Aholt on or about August 30, 2004, the Company would repay the note in shares of common stock, at a per share conversion price equal to 85% of the average of the closing price of one share of common stock on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) for the five (5) days immediately preceding the maturity date of the note, or, if the common stock is not then traded on the OTC Bulletin Board, at 85% of fair market value as determined by the Board. The note, which was made in the principal amount of $100,000, bore interest at a rate of 20% per annum and matured on February 28, 2005. On February 20, 2005, Mr. Aholt converted the principal amount of the note and all accrued interest into 196,079 shares of common stock.

Mark Weinreb, the Company’s President and former Chief Executive Officer, has from time to time loaned money to the Company to help fund its operations. In 2004 and 2005, Mr. Weinreb loaned the Company a total of $35,000 and $48,000, respectively. All such loans were represented by promissory notes of the Company which bore interest at the rate of 8%. To date, an aggregate of $48,000 in principal has been repaid and $35,000 has been converted into 59,500 shares of Common Stock pursuant to an exchange offer which the Company extended to the holders of outstanding promissory notes in November 2005 to convert such outstanding indebtedness into shares of the Company’s common stock (the “2005 exchange offer”).

Joseph D. Zuckerman, a member of the Company’s Board of Directors, loaned to the Company $25,000 in December 2004 to help fund its operations. Such loan was represented by a promissory note of the Company which bore interest at the rate of 8%. In November 2005, Dr. Zuckerman converted the principal amount of the promissory note into 42,500 shares of Common Stock pursuant to the 2005 exchange offer.

On April 20, 2005, the Company and Catherine M. Vaczy, the Company’s Vice President and General Counsel, entered into a stock purchase agreement, pursuant to which the Company sold to Ms. Vaczy 166,667 shares of Common Stock in exchange for $100,000. Pursuant to the stock purchase agreement, for a period of 90 days, Ms. Vaczy had the right to purchase up to an additional $200,000 of Common Stock at a per share price equal to 85% of the average closing price of one share of Common Stock on the OTC Bulletin Board for the five (5) consecutive trading days immediately preceding the date of Ms. Vaczy’s notice exercising the option; provided, however, that in no event would the price be less than $.60. Pursuant to the exercise of this option, on July 18, 2005, Ms. Vaczy purchased 125,000 shares of Common Stock at a per share purchase price of $.60 per share for aggregate consideration of $75,000.

Also on April 20, 2005, Ms. Vaczy loaned to the Company the sum of $100,000 and accepted from the Company a promissory note. The note bore interest at a rate of 15% and matured on April 20, 2006. Ms. Vaczy had the option to convert it into shares of Common Stock at any time up until the 90th day after the date of the note at a per share price equal to 85% of the average closing price of one share of Common Stock on the OTC Bulletin Board (or other similar exchange or association on which the Common Stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of Ms. Vaczy’s notice; provided, however, that if the Common Stock was not then quoted on the OTC Bulletin Board or otherwise listed or quoted on an exchange or association, the price shall be the fair market value of one share of Common Stock as of the date of issue as determined in good faith by the Board of Directors of the Company; and further provided, that in no event shall the price be less than $.60. Following the 90th day after the date of the note, Ms. Vaczy was obligated, at any time prior to the date of maturity of the note, to convert it into shares of Common Stock unless Ms. Vaczy shall have provided to the Company a notice terminating her employment with the Company pursuant to her letter agreement with the Company. Effective November 30, 2005, the note was converted into 170,000 shares of Common Stock pursuant to the 2005 exchange offer.

On January 19, 2006, the Company consummated the acquisition of the assets of NS California. Larry May, the Company’s Chief Financial Officer, was the Chief Executive Officer of NS California at the time of the transaction. The purchase price for NS California’s assets, in addition to the assumption of certain liabilities, included 500,000 shares of the Company’s Common Stock, of which Mr. May received a pro rata distribution of 14,383 shares in exchange for his shares of NS California preferred stock, and 9,615 shares of Company Common Stock as consideration for existing debt owed by NS California to Mr. May. Of the stock consideration paid to NS California, 60% (or 300,000 shares) has been retained in escrow for a period of one (1) year from the date of the agreement, subject to certain indemnification claims and setoffs. Provided that no claims are made against the escrowed shares, Mr. May will be entitled to receive up to 35,057 shares of Company Common Stock in escrow in exchange for his shares of NS California common stock. Due to the delay in obtaining the biologics license for the California facility, pursuant to the acquisition agreement, in May 2006 the Company demanded the return of 100,000 shares of the Company’s Common Stock from NS California. Accordingly, Mr. May’s proportionate interest in the shares of Common Stock to be distributed to him has been reduced. In addition, upon the acquisition, Mr. May entered into a three year employment agreement with the Company. See “Executive Compensation—Employment Agreements.”

Pursuant to the securities purchase agreement in the June 2006 private placement, on June 2, 2006, Dr. Robin L. Smith was appointed Chief Executive Officer and Chairman of the Board of the Company. See “Executive Compensation—Employment Agreements.”  In September 2005, Dr. Smith had entered into an advisory agreement with the Company pursuant to which Dr. Smith agreed to become Chairman of the Company’s advisory board. Under the terms of the advisory agreement, Dr. Smith was required to provide various business and scientific advice to the Company for a period of one year in consideration for which she received 50,000 shares of Common Stock and warrants to purchase 24,000 shares of Common Stock. The warrants are exercisable at $.80 per share, the closing price of the Common Stock on the date of grant, and were scheduled to vest as to 2,000 shares per month during the term of the agreement. Dr. Smith received registration rights for such shares of Common Stock and Common Stock underlying warrants. In January 2006, the Company and Dr. Smith entered into a supplement to the advisory agreement to set forth certain supplemental understandings with respect to a potential financing transaction. Under the supplement to the advisory agreement, Dr. Smith agreed that through April 30, 2006 (as such date was later extended) Dr. Smith would provide additional business and financial advisory services beyond those set forth in the original agreement. In return, Dr. Smith would receive upon the closing of a financing (i) 20,000 shares of Common Stock and a cash payment in the amount of $25,000 if the gross proceeds of the financing are at least $500,000; (ii) 40,000 shares of Common Stock and a cash payment in the amount of $50,000 if the gross proceeds of the financing are at least $1,000,000; (iii) 80,000 shares of Common Stock and a cash payment in the amount of $100,000 if the gross proceeds of the financing are at least $2,000,000; (iv) 100,000 shares of Common Stock and a cash payment in the amount of $150,000 if the gross proceeds of the financing are at least $3,000,000; (v) 120,000 shares of Common Stock and a cash payment of $175,000 if the gross proceeds of the financing are at least $3,500,000; and (vi) 160,000 shares of Common Stock and a cash payment in the amount of $200,000 if the gross proceeds of the financing are at least $4,000,000. Dr. Smith was also entitled to receive a cash payment of $3,000 for each of January, February and March 2006. The advisory agreement was terminated in connection with Dr. Smith’s employment as Chief Executive Officer and Chairman of the Board in June 2006.

In the June 2006 private placement, Dr. Smith also purchased for aggregate consideration of $22,000, units consisting of 50,000 shares of Common Stock and five-year warrants to purchase 25,000 shares of

Common Stock at a per share purchase price of $.80. In December 2005, Dr. Smith purchased from the Company in the Westpark private placement, units consisting of a 9% convertible promissory note in the principal amount of $12,500 and three year Warrants to purchase 20,834 shares of Common Stock at a per share purchase price of $1.20. WestPark Capital, Inc. (“WestPark”), the placement agent for this private placement, was issued as compensation for this private placement (i) 50,000 shares of Common Stock (25,000 shares on December 30, 2005 and 25,000 shares in January 2006); and (ii) Warrants to purchase an aggregate of 83,334 shares of Common Stock (41,667 on December 30, 2005 and 41,667 in January 2006). WestPark assigned its rights to 14,584 of these warrants to Starobin Partners, Inc., an entity in which Dr. Smith has a 7% interest. Dr. Smith waived her rights to any interest in these warrants.

On August 11, 2006, Dr. Smith accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) the $12,500 promissory note was converted into 28,409 shares of Common Stock, (ii) the Company issued to her 5,682 shares of Common Stock, (iii) the exercise price of the warrants was reduced from $1.20 to $.80 and (iv) a new warrant was issued to purchase 20,833 shares of Common Stock at $.80.

On August 29, 2006, Ms. Vaczy and Dr. Zuckerman each purchased from the then holder a $12,500 promissory note after which Ms. Vaczy and Dr. Zuckerman accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) each of the $12,500 promissory notes was converted into 28,409 shares of Common Stock, (ii) the Company issued to each of Ms. Vaczy and Dr. Zuckerman 5,682 shares of Common Stock, and (iii) a new warrant was issued to each to purchase 20,833 shares of Common Stock at $.80.

SELLING SECURITYHOLDERS

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, to register for resale (i) 13,775,912 shares of outstanding Common Stock; (ii) 6,117,219 shares of Common Stock issuable upon conversion of outstanding warrants; and (iii) 125,000 shares of Common Stock issuable upon conversion of outstanding convertible promissory notes, for an aggregate of 20,018,131 shares of Common Stock, all of which have not previously been registered. All of the shares, warrants and convertible promissory notes are owned by the selling securityholders.

Selling securityholders who acquired Company securities in the June 2006 private placement acquired registration rights with respect to (i) 4,725,000 shares of Common Stock and (ii) 2,362,500 shares of Common Stock issuable upon conversion of warrants, for an aggregate of 7,087,500 shares of Common Stock. All of such shares are being registered for resale.

Selling securityholders who acquired Company securities in the Summer 2006 private placement acquired registration rights with respect to (i) 3,977,273 shares of Common Stock and (ii) 1,988,637 shares of Common Stock issuable upon conversion of warrants, for an aggregate of 5,965,910 shares of Common Stock. All of such shares are being registered for resale.

Selling securityholders who acquired Company securities in the Westpark private placement or who acquired Company securities as a result of a special offer by the Company to convert or extend the promissory notes issued in the Westpark private placement, acquired registration rights with respect to: (i) 1,160,797 shares of Common Stock, (ii) 1,520,846 shares of Common Stock issuable upon conversion of warrants; and (iii) a maximum of 125,000 shares of Common Stock issuable upon conversion of convertible promissory notes, for an aggregate of 2,806,643 shares of Common Stock.

The other selling securityholders acquired their shares of Common Stock and/or warrants in connection with: (i) private financings; (ii) provision of services to the Company; or (iii) conversion of outstanding indebtedness to the Company including in the 2005 exchange offer; and (iv) the NS California acquisition.

Stock Ownership

The table below sets forth the number of shares of Common Stock that are:

•       owned beneficially by each of the selling stockholders;

•       offered by each selling stockholder pursuant to this prospectus;

•       to be owned beneficially by each selling stockholder after completion of the offering, assuming that all of the warrants and notes held by the selling stockholder are exercised or converted and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholders if any, are sold; and

•       the percentage to be owned by each selling stockholder after completion of the offering, assuming that all of the warrants and notes held by the selling stockholder are exercised or converted and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholder, if any, are sold.

For purposes of this table each selling stockholder is deemed to beneficially own:

•       the issued and outstanding shares of Common Stock owned by the selling stockholder as of October 30, 2006;

•       the shares of Common Stock underlying all warrants and convertible promissory notes being registered hereunder owned by the selling stockholders;

•       the shares of Common Stock underlying any other options or warrants owned by the selling stockholder which are exercisable as of October 30, 2006 or which were exercisable within 60 days after October 30, 2006.

Because the selling stockholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the selling stockholders upon termination of any sale. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of such securities since the date on which information in this table is provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

Except as otherwise noted, none of such persons or entities has had any material relationship with us during the past three years.

In connection with the registration of the shares of Common Stock offered in this prospectus, we will supply prospectuses to the selling stockholders.

Name	Number of Shares beneficially owned before Offering	Number of Shares being offered hereby	Number of Shares beneficially owned after the Offering(1)	Percentage of Shares beneficially owned after the Offering
Aron Abecassis(2)	170,456	170,456	0	Less than 1%
Byung Koo Ahn	2,803	2,803	0	Less than 1%
The Altman Group	19,991	19,991	0	Less than 1%
Joseph D. Ament Revocable Trust(3)	170,456	170,456	0	Less than 1%
David Azus	12,046	12,046	0	Less than 1%
Christopher P. Baker(4)	340,910	340,910	0	Less than 1%
Michael Barrasso(5)	10,238	4,238	6,000	Less than 1%
Beacon Trust Co., TTEE FBO F. Chandler Coddington Jr. IRA(6)	1,022,729	1,022,729	0	Less than 1%
Richard Berman(7)	340,910	340,910	0	Less than 1%
Carmen Berman Revocable Trust	6,023	6,023	0	Less than 1%
Robert Berman Revocable Trust	6,023	6,023	0	Less than 1%
Michele E. Beuerlein, Trustee of the Epstein/Beuerlein Living Trust UTA dated August 7, 2002	48,000	48,000	0	Less than 1%
BlausenLisi, L.P.	41,667	41,667	0	Less than 1%
Kurt J. Boyce(8)	5,083	5,083	0	Less than 1%
Sara Boyce(9)	5,083	5,083	0	Less than 1%
Kurt J. Boyce and Sara Boyce(10)	12,045	12,045	0	Less than 1%
Dov B. Braun(11)	170,456	170,456	0	Less than 1%
Glenn S. Bromley(12)	170,456	170,456	0	Less than 1%
Caribbean Stem Cell Group Inc.	625,000	625,000	0	Less than 1%
S.J. Choi	22,421	22,421	0	Less than 1%
Richard Cohen	20,000	20,000	0	Less than 1%
Robert M. Cohen(13)	24,029	24,013	16	Less than 1%
Patricia Coleine(14)	17,129	17,129	0	Less than 1%
Evan Collins(15)	109,850	109,850	0	Less than 1%
Michelle Cona(16)	2,500	2,500	0	Less than 1%
Consulting for Strategic Growth 1 Ltd.(17)	100,629	66,629	34,000	Less than 1%
Davidoff Malito & Hutcher LLP	21,000	21,000	0	Less than 1%

DCI Master LDC(18)	1,704,546	2,556,819	0	Less than 1%
Duncan Capital Group LLC(19)	257,046	257,046	0	Less than 1%
Robert Edinger(20)	15,529	15,529	0	Less than 1%
Arthur D. Emil(21)	85,228	85,228	0	Less than 1%
Elizabeth M. Englett(22)	51,137	51,137	0	Less than 1%
Martin Euler(23)	47,349	47,349	0	Less than 1%
David and Marion Fass(24)	71,023	71,023	0	Less than 1%
Sandy Fein(25)	85,228	85,228	0	Less than 1%
Dennis Fenton	8,634	8,634	0	Less than 1%
Paul Fruchthandler(26)	85,228	85,228	0	Less than 1%
Michael Gardner(27)	340,910	340,910	0	Less than 1%
Ed Garnett(28)	54,324	54,324	0	Less than 1%
Garnett, Shiffer & Associates, Inc.	43,147	43,147	0	Less than 1%
The Garnett Trust dated 4/25/2001	11,506	11,506	0	Less than 1%
Dr. Steven Glickman	17,000	17,000	0	Less than 1%
Yanky Greenberg(29)	170,456	170,456	0	Less than 1%
Felicia Grossman(30)	104,168	104,168	0	Less than 1%
Matthew Hadden(31)	15,000	15,000	0	Less than 1%
Joshua Halberstam(32)	42,614	42,614	0	Less than 1%
Mark Harris	14,474	14,474	0	Less than 1%
Janet Heetner(33)	42,614	42,614	0	Less than 1%
Dwight L. Hershman(34)	85,228	85,228	0	Less than 1%
Hershman Holdings LLC(35)	511,364	511,364	0	Less than 1%
Hospital for Joint Diseases(36)	5,000	5,000	0	Less than 1%
Koby Huberman(37)	85,136	85,136	0	Less than 1%
Paula Kadison	90,910	90,910	0	Less than 1%
Custodian for Jacob Michael Klein	13,447	13,447	0	Less than 1%
Mark T. Klein, M.D.	13,447	13,447	0	Less than 1%
Klein Intervivos Trust	13,447	13,447	0	Less than 1%
Kaare Kolstad(38)	175,076	175,076	0	Less than 1%
Moshe Koppel(39)	98,485	98,485	0	Less than 1%
Cathy Kruchko	24,091	24,091	0	Less than 1%
Isaac Lamm(40)	85,228	85,228	0	Less than 1%
Martin Lamm(41)	85,228	85,228	0	Less than 1%
Adrienne Landau(42)	151,517	151,517	0	Less than 1%
Mark Lev(43)	34,188	34,188	0	Less than 1%
Jeffrey and Sheryl Levine(44)	85,228	85,228	0	Less than 1%
Hanka Lew(45)	104,168	104,168	0	Less than 1%
Arthur Luxenberg(46)	303,033	303,033	0	Less than 1%
Jeffrey Malkus(47)	170,456	170,456	0	Less than 1%
Wayne A. Marasco(48)	496,172	143,672	352,500	1.80%
Wayne A. Marasco, TTEE, Wayne A. Marasco Revocable Trust(49)	125,000	125,000	0	Less than 1%
Raymond Markman(50)	151,517	151,517	0	Less than 1%
Larry May(51)	159,661	94,369	65,292	Less than 1%
J. Gregory Mears(52)	170,456	170,456	0	Less than 1%

Jonathan Medved(53)	344,698	282,197	62,501	Less than 1%
Bernard Mermelstein(54)	83,334	83,334	0	Less than 1%
Meyer Ventures Investments, LLC(55)	852,273	852,273	0	Less than 1%
Isaac Michalovsky(56)	85,228	85,228	0	Less than 1%
Migosa Enterprises Inc.(57)	85,228	85,228	0	Less than 1%
Donald O. Miller, IRA(58)	170,456	170,456	0	Less than 1%
Jane Milmore(59)	49,243	28,409	0	Less than 1%
Kenji Mizuguchi	11,369	11,369	0	Less than 1%
Ken D. Mroczek	13,744	13,744	0	Less than 1%
Armando Munoz(60)	41,667	41,667	0	Less than 1%
Steven S. Myers Revocable Trust(61)	681,819	681,819	0	Less than 1%
Michael Nimaroff(62)	75,759	75,759	0	Less than 1%
NS California, Inc.(63)	200,000	200,000	0	Less than 1%
Fred Ophus	14,383	14,383	0	Less than 1%
Samuel Ottensoser(64)	32,500	32,500	0	Less than 1%
Marc Palker(65)	56,000	6,000	50,000	Less than 1%
John Pappajohn(66)	852,273	852,273	0	Less than 1%
Marilyn Pike(67)	42,046	12,046	30,000	Less than 1%
Anthony Pintsopoulos(68)	43,730	43,730	0	Less than 1%
Anthony Pitti	39,286	39,286	0	Less than 1%
Colin Poole(69)	104,168	104,168	0	Less than 1%
Mark A. Raifman(70)	42,614	42,614	0	Less than 1%
Gilbert Raker(71)	41,667	41,667	0	Less than 1%
Denis Rodgerson(72)	89,831	84,831	5,000	Less than 1%
Andrew Rosenberg	40,200	40,000	200	Less than 1%
Phillip Rosenberg(73)	85,228	85,228	0	Less than 1%
Albert Ruback(74)	878,789	878,789	0	Less than 1%
Joseph Rubin(75)	85,228	85,228	0	Less than 1%
Richard Rubenstein(76)	75,759	75,759	0	Less than 1%
Michael Sacofsky(77)	85,143	85,143	0	Less than 1%
William Sarnoff(78)	340,910	340,910	0	Less than 1%
Jutta Sayles	9,091	9,091	0	Less than 1%
Jeffery Schnapper(79)	47,349	47,349	0	Less than 1%
Neal Scott(80)	100,001	100,001	0	Less than 1%
Thomas Scott	60,228	60,228	0	Less than 1%
Shanala JAP Investment Services Limited Partnership, LLP(81)	170,456	170,456	0	Less than 1%
William Sheppard(82)	151,517	151,517	0	Less than 1%
Elly Slomowitz(83)	85,228	85,228	0	Less than 1%
George S. Smith(84)	49,243	28,409	0	Less than 1%
Gordon and Norma Smith(85)	50,000	50,000	0	Less than 1%
Robin L. Smith(86)	852,551	352,551	500,000	2.51%
Sokol, Behot & Fiorenzo(87)	27,500	27,500	0	Less than 1%
Starobin Partners, Inc.(88)	14,584	14,584	0	Less than 1%
Harry Steinmetz(89)	151,517	151,517	0	Less than 1%
Joseph F. Steliga(90)	15,529	15,529	0	Less than 1%

Baruch Sterman(91)	85,228	85,228	0	Less than 1%
Yvette Stoker	6,819	6,819	0	Less than 1%
Nancy Talian	6,819	6,819	0	Less than 1%
TCMP3 Partners LP(92)	340,910	340,910	0	Less than 1%
Cynthia Tsai(93)	10,000	10,000	0	Less than 1%
Tsunami Trading Corp.(94)	170,456	170,456	0	Less than 1%
Catherine Vaczy(95)	798,572	688,572	110,000	Less than 1%
Richard Vaczy(96)	151,517	151,517		Less than 1%
Bennett J. Wasserman and Bonnie Wasserman, JTWROS(97)	85,228	85,228	0	Less than 1%
Emmanuel Wasserman, DDS; MSD, APC—Employees’ Profit Sharing Plan and Trust(98)	85,228	85,228	0	Less than 1%
Schmuel Wasserman(99)	125,000	125,000	0	Less than 1%
Dan K. Wassong(100)	340,910	340,910	0	Less than 1%
David Weinberg(101)	41,667	41,667	0	Less than 1%
Mark Weinreb(102)	1,184,226	229,226	955,000	4.71%
Stanley Weinreb(103)	103,000	68,000	35,000	Less than 1%
Andrew P. Weiss(104)	75,000	75,000	0	Less than 1%
WestPark Capital, Inc.(105)	77,500	77,500	0	Less than 1%
Mia Beth Yoo	2,803	2,803	0	Less than 1%
Elan Zivotofsky(106)	170,456	170,456	0	Less than 1%
Joseph Zuckerman(107)	348,425	108,425	215,000	1.11%

              (1) The percentage of stock outstanding for each stockholder after the offering is calculated by dividing (i) (A) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of August 30, 2006, minus (B) the number of shares being offered in this offering by such stockholder (including shares underlying warrants and convertible promissory notes) by (i) the sum of (A) the number of shares of Common Stock outstanding as of August 30, 2006 plus (B) the number of shares of Common Stock issuable upon the exercise of options, warrants and convertible promissory notes held by such stockholder which were exercisable as of August 30, 2006 or which will be exercisable within 60 days after August 30, 2006.

              (2) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (3) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (4) Christopher P. Baker is an affiliate of a broker-dealer. Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (5) Beneficial ownership includes 4,238 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (6) Beneficial ownership includes 340,910 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (7) Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

              (8) Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Boyce is also the beneficial owner of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Mr. Boyce’s wife, Sara Boyce, and 12,045 shares of Common Stock held in the name of Kurt J. Boyce and Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

              (9) Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. Boyce is also the beneficial owner of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Mrs. Boyce’s husband, Kurt J. Boyce, and 12,045 shares of Common Stock held in the name of Kurt J. Boyce and Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

       (10) Kurt J. Boyce and Sara Boyce are also the beneficial owners of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Kurt J. Boyce, and 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

       (11) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (12) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (13) Beneficial ownership includes 24,013 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (14) Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (15) Beneficial ownership includes 22,728 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (16) Michelle Cona is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006.

       (17) Consulting for Strategic Growth 1 Ltd. serves as a consultant to the Company. Beneficial ownership includes 15,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (18) DCI Master LDC, an affiliate of Duncan Capital Group LLC, was the lead investor in the Company’s June 2006 Private Placement. Beneficial ownership does not include 852,273 shares of Common Stock underlying warrants held by DCI Master LDC; however, all of the shares of Common Stock underlying such warrants are being offered pursuant to this Registration Statement. Such warrants are exercisable immediately, have an exercise price of $.80 per share, and expire on June 1, 2011. Such warrants are subject to beneficial ownership limitations that render them unexercisable while the holder thereof beneficially owns more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder thereof of more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the “Issuance Limitation”). The holder may waive the Issuance Limitation only upon 61 days’ prior written notice. DCI Master LDC is also the beneficial owner of an additional 257,046 shares of Common Stock held in the name of Duncan Capital Group LLC, all of which are being offered pursuant to this Registration Statement.

       (19) Duncan Capital Group LLC, an affiliate of DCI Master LDC, has been a party to an Advisory Agreement with the Company since May 2006. The Company subleases its executive office space from DC Associates LLC, an affiliate of Duncan Capital Group LLC and DCI Master LDC. Duncan Capital Group LLC is also the beneficial owner of an additional 1,704,546 shares of Common Stock held in the name of DCI Master LDC, all of which are being offered pursuant to this Registration Statement.

       (20) Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (21) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (22) Beneficial ownership includes 17,046 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (23) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (24) Beneficial ownership includes 62,500 of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (25) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (26) Paul Fruchthandler is an affiliate of a broker-dealer. Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (27) Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (28) Ed Garnett is a director of NS California, Inc. See “Business.”

       (29) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (30) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants and 56,819 shares of Common Stock underlying a convertible promissory note, all of which are being offered pursuant to this Registration Statement.

       (31) Beneficial ownership includes 5,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (32) Beneficial ownership includes 14,205  shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (33) Beneficial ownership includes 14,205 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (34) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (35) Beneficial ownership includes 170,455 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (36) Dr. Robin Smith, the Chief Executive Officer and Chairman of the Board of the Company, and Dr. Joseph Zuckerman, a director of the Company, are each directors of the Hospital for Joint Diseases.

       (37) Beneficial ownership includes 28,379 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (38) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (39) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (40) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (41) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (42) Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (43) Mark Lev is a principal of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006.

       (44) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (45) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants and 56,819 shares of Common Stock underlying a convertible promissory note, all of which are being offered pursuant to this Registration Statement.

       (46) Beneficial ownership includes 166,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (47) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (48) Wayne A. Marasco is the Senior Scientific Advisor and a director of the Company. Beneficial ownership includes 352,500 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement. Dr. Marasco is also the beneficial owner of an additional 125,000 shares of Common Stock held in the name of Wayne A. Marasco, TTEE, Wayne A. Marasco Revocable Trust.

       (49) The trustee, Wayne A. Marasco, is the Senior Scientific Advisor and a director of the Company.

       (50) Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (51) Larry May is the Chief Financial Officer of the Company and the former Chief Executive Officer of NS California, Inc.  See “Business,” “Management—Employment Agreements” and “Certain Relationships and Related Transactions.”  Beneficial ownership includes 55,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (52) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (53) Beneficial ownership includes 145,835 shares of Common Stock underlying warrants, 83,334 of which are being offered pursuant to this Registration Statement.

       (54) Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (55) Beneficial ownership includes 284,091 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (56) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (57) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (58) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (59) Jane Milmore is the wife of Richard Vaczy, the brother of Catherine Vaczy, the Vice President and General Counsel of the Company. Beneficial ownership includes 20,834 shares of Common Stock underlying warrants, none of which are being offered pursuant to this Registration Statement. Ms. Milmore is also the beneficial owner of an additional 68,183 shares of Common Stock and 83,334 shares of Common Stock underlying warrants, all held in the name of Richard Vaczy, all of which are being offered pursuant to this Registration Statement.

       (60) Armando Munoz is also the beneficial owner of an additional 625,000 shares of Common Stock which are held in the name of Caribbean Stem Cell Group, Inc., of which Dr. Munoz is President. All of such additional shares are being offered pursuant to this Registration Statement.

       (61) Beneficial ownership includes 227,273 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (62) Beneficial ownership includes 41,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (63) NS California, Inc. sold its adult stem cell business to the Company on January 19, 2006. See “Business.”

       (64) Beneficial ownership includes 7,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (65) Marc Palker previously served as a consultant to the Company. Beneficial ownership includes 5,000 shares held in the name of Marc Palker Rollover IRA and 45,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (66) Beneficial ownership includes 284,091 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (67) Marilyn Pike has been a consultant to the Company. Beneficial ownership includes 20,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (68) Anthony Pintsopoulos is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006. Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (69) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants and 56,819 shares of Common Stock underlying a convertible promissory note, all of which are being offered pursuant to this Registration Statement.

       (70) Beneficial ownership includes 14,205 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (71) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (72) Denis Rodgerson is the Director of Stem Cell Science for the Company and a founder of NS California Inc. See “Business.” Beneficial ownership includes 5,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (73) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (74) Beneficial ownership includes 310,607 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (75) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (76) Beneficial ownership includes 41,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (77) Beneficial ownership includes 28,381 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (78) Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (79) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (80) Neal Scott is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006.

       (81) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (82) Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (83) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (84) George S. Smith is the Medical Director of Laboratory Operations for the Company. Beneficial ownership includes 20,834 shares of Common Stock underlying warrants, none of which are being offered pursuant to this Registration Statement.

       (85) Gordan and Norma Smith are the parents of Robin Smith, the Chief Executive Officer and Chairman of the Board of the Company.

       (86) Robin L. Smith is the Chief Executive Officer and Chairman of the Board of the Company effective June 2, 2006. Prior thereto, Dr. Smith served as Chairman of the Advisory Board of the Company since September 2005. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.”  Beneficial ownership includes:  99,932 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 300,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (87) Sokol, Behot & Fiorenzo is a law firm which provides services to the Company. Beneficial ownership includes 27,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (88) Beneficial ownership includes 14,584 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Robin L. Smith, the Chief Executive Officer

and Chairman of the Board of the Company, is the owner of a 7% interest in Starobin Partners, Inc.; however, she has waived all interest in such warrants.

       (89) Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (90) Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (91) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (92) Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (93) Beneficial ownership includes 10,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (94) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (95) Catherine M. Vaczy is the Vice President and General Counsel of the Company. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.” Beneficial ownership includes:  20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 110,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

       (96) Richard Vaczy is the brother of Catherine Vaczy, the Vice President and General Counsel of the Company. Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Vaczy is also the beneficial owner of an additional 28,409 shares of Common Stock, all of which are being offered pursuant to this Registration Statement, and 20,834 shares of Common Stock underlying warrants, none of which are being offered pursuant to this Registration Statement, all held in the name of Mr. Vaczy’s wife, Jane Milmore.

       (97) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (98) Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

       (99) Beneficial ownership includes 125,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(100) Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(101) Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(102) Mark Weinreb is the President and a director of the Company. From February 6, 2003, until June 2, 2006, he also served as the Chief Executive Officer and Chairman of the Board of the Company. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.” Beneficial ownership includes 655,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

(103) Stanley Weinreb is the father of Mark Weinreb, the President and a director of the Company. Beneficial ownership includes 20,000 shares issuable upon the exercise of options, none of which are being offered pursuant to this Registration Statement.

(104) Beneficial ownership includes 25,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(105) WestPark Capital, Inc., a broker-dealer, was the placement agent in the Company’s private placement of convertible promissory notes and warrants from December 2005 to January 2006.  Beneficial ownership includes 68,750 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(106) Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(107) Joseph Zuckerman is a director of the Company. Beneficial ownership includes: 20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 215,000 shares issuable upon the exercise of options, none of which are being offered pursuant to this Registration Statement.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes us to issue 500,000,000 shares of Common Stock, par value $0.001 per share. As of October 30, 2006 we had 19,636,799 shares of Common Stock issued and outstanding, after giving effect to the one-for-ten reverse stock split effective August 31, 2006. Holders of our Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of our Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

We are currently authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”). The Certificate of Incorporation, as amended, authorizes our Board of Directors to provide by resolution, without any approval of the stockholders, for the issuance of shares of preferred stock and to determine the terms of such preferred stock. Currently, 825,000 shares of our Series B Convertible Redeemable Preferred Stock, $0.01 par value per share, are authorized, and 10,000 shares are outstanding.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permitted the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 544,937 shares of Common Stock (.80 of a share of Common Stock per share of Series A Preferred Stock). Pursuant thereto, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. There are no shares of Series A Preferred Stock currently outstanding.

Warrants

As of October 30, 2006 we had outstanding warrants to purchase an aggregate of 6,221,387 shares of Common Stock at a weighted average exercise price of $.82 per share. 6,117,219 of such shares underlying the warrants are being registered for sale under this prospectus.

Options

As of October 30, 2006, we had outstanding options to purchase an aggregate of 3,100,998 shares of Common Stock at a weighted average exercise price of $.76 per share. The shares of Common Stock underlying all such options are currently registered for sale under another registration statement.

Convertible Promissory Notes

As of October 30, 2006, we had outstanding $75,000 in convertible promissory notes convertible into a maximum of 125,000 shares of Common Stock at a conversion price of $.60 per share. The shares of Common Stock underlying all such convertible promissory notes are being registered for sale under this prospectus.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders a total of 20,018,131 shares of Common Stock, of which 13,775,912 are issued and outstanding, 6,117,219 are issuable upon exercise of warrants and a maximum of 125,000 shares are issuable upon conversion of outstanding convertible promissory notes.

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of NeoStem, Inc. in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of  the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales

•       broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock, shares underlying warrants or shares underlying convertible promissory notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-

dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is paying all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares to be offered by this prospectus will be passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

Our financial statements as of December 31, 2005 and for the three year period then ended included in this prospectus, have been so included in reliance on the report of Holtz Rubenstein Reminick LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report of Holtz Rubenstein Reminick LLP contains an explanatory paragraph that states that our recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of common stock offered hereby. The term registration statement means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to NeoStem, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements, a copy of the registration statement discussed above, and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

NeoStem, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc.

We have audited the accompanying balance sheets of NeoStem, Inc. (formerly Phase III Medical, Inc.) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. as of December 31, 2005 and 2004 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HOLTZ RUBENSTEIN REMNICK LLP
Melville, New York
February 23, 2006, except for Note 12,
as to which the date is March 27, 2006
and Note 13, as to which the date is August 29, 2006

NEOSTEM, INC.
Balance Sheets

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$488,872	$27,868
Prepaid expenses and other current assets	18,447	21,233
Total current assets	507,319	49,101
Property and equipment, net	1,488	3,446
Deferred acquisition costs	19,121	43,897
Other assets	114,753	3,000
	$642,681	$99,444
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Interest and dividends payable—preferred stock	$528,564	$480,880
Accounts payable	256,976	149,169
Accrued liabilities	617,196	88,883
Notes payable	135,000	475,000
Note payable—related party	48,000	—
Convertible debentures, related party—net of debt discount of $5,882	—	94,118
Convertible debentures—net of debt discount of $83,333	166,667	—
Total current liabilities	1,752,403	1,288,050
Unearned revenues	26,745	62,007
Series A mandatorily redeemable convertible preferred stock	681,171	681,171
COMMITMENTS AND CONTINGENCIES
Stockholders’ deficit:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value, 10 shares of common stock per share, $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares at December 31, 2005 and at December 31, 2004	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 7,054,386 at December 31, 2005 and 4,102,955 shares at December 31, 2004	7,056	4,104
Additional paid-in capital	12,430,571	10,574,338
Accumulated deficit	(14,255,365)	(12,510,326)
Total stockholders’ deficit	(1,817,638)	(1,931,790)
	$642,681	$99,444

The accompanying notes are an integral part of these financial statements

NEOSTEM, INC.
Statements of Operations

	Years ended December 31,
	2005	2004	2003
Earned revenues	$35,262	$48,561	$64,632
Direct Costs	(24,776)	(33,885)	(43,608)
Gross Profit	10,486	14,676	21,024
Selling, general and administrative	(1,611,398)	(763,640)	(685,353)
Purchase of medical royalty stream	—	(725,324)	(80,000)
Realized loss on note receivable	—	—	(150,000)
Operating loss	(1,600,912)	(1,474,288)	(894,329)
Other income (expense):
Interest income	137	199	88,923
Interest expense—Series A mandatorily redeemable convertible preferred stock	(47,684)	(47,684)	(23,842)
Interest expense	(96,580)	(226,599)	(214,897)
	(144,127)	(274,084)	(149,816)
Provision for income taxes	—	—	—
Loss before preferred dividend	(1,745,039)	(1,748,372)	(1,044,145)
Preferred dividend	—	—	(23,842)
Net Loss attributable to common stockholders	$(1,745,039)	$(1,748,372)	$(1,067,987)
Basic earnings per share
Net loss attributable to common stockholders	$(0.35)	$(0.54)	$(0.45)
Weighted average common shares outstanding	4,977,575	3,254,185	2,350,934

The accompanying notes are an integral part of these financial statements

NEOSTEM, INC.
Statements of Stockholders’ Deficit

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2002	10,000	$100	2,239,871	$2,240	$8,867,735	$(9,693,967)	$(823,892)
Issuance of common stock for cash, net of offering costs	—	—	282,500	283	214,498	—	214,781
Issuance of common stock upon exercise of common stock options	—	—	100,000	100	4,900	—	5,000
Issuance of common stock for services	—	—	10,000	10	2,990	—	3,000
Issuance of common stock to directors	—	—	275	—	303	—	303
Series A convertible stock dividends	—	—	—	—	—	(23,842)	(23,842)
Stock options granted with debt	—	—	—	—	166,024	—	166,024
Net loss	—	—	—	—	—	(1,044,145)	(1,044,145)
Balance at December 31, 2003	10,000	100	2,632,646	2,633	9,256,450	(10,761,954)	(1,502,771)
Issuance of common stock for cash, net of offering costs			1,213,291	1,213	1,103,787		1,105,000
Issuance of common stock upon exercise of common stock options			187,500	188	9,187		9,375
Issuance of common stock options for services					15,000		15,000
Issuance of common stock for services			18,750	19	14,231		14,250
Interest expense on loans in default					127,137		127,137
Debt discount on loan from officer					17,647		17,647
Issuance of common stock for interest			3,000	3	4,197		4,200
Issuance of common stock to officer for services			47,768	48	26,702		26,750
Net loss						(1,748,372)	(1,748,372)
Balance at December 31, 2004	10,000	100	4,102,955	4,104	10,574,338	(12,510,326)	(1,931,784)
Issuance of common stock for cash, net of offering costs			1,259,285	1,259	870,741		872,000
Issuance of common stock for conversion of debt			986,578	987	564,013		565,000
Issuance of common stock to officers and directors			602,068	602	236,684		237,286
Issuance of common stock for services			103,500	104	76,004		76,108
Equity component of issuance of convertible debt					83,333		83,333
Issuance of common stock purchase warrants for services					25,458		25,458
Net loss						(1,745,039)	(1,745,039)
Balance at December 31, 2005	10,000	$100	7,054,386	$7,056	$12,430,571	$(14,255,365)	$(1,817,638)

The accompanying notes are an integral part of these financial statements

NEOSTEM, INC.
Statements of Cash Flows

	Years ended December 31,
	2005	2004	2003
Cash flows from operating activities:	$(1,745,039)	$(1,748,372)	$(1,044,145)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted as payment for interest expense and for services rendered	338,852	187,337	169,327
Depreciation	1,958	1,777	646
Amortization of debt discount	5,882	11,765	—
Series A mandatorily redeemable convertible preferred stock dividends	47,684	47,684	23,842
Unearned revenues	(35,262)	(48,561)	(64,632)
Deferred acquisition costs	24,776	33,885	46,053
Realized loss on note receivable	—	—	150,000
Changes in operating assets and liabilities :
Prepaid expenses and other current assets	2,786	(3,209)	22,070
Other assets	(111,753)		(3,000)
Accounts payable, accrued expenses and other current liabilities	636,120	58,041	(322,074)
Net cash used in operating activities	(833,996)	(1,459,653)	(1,021,913)
Cash flows from investing activities:
Acquisition of property and equipment	—	(3,288)	(2,581)
Notes receivable	—	—	850,000
Net cash (used in) provided by investing activities	—	(3,288)	847,419
Cash flows from financing activities:
Net proceeds from issuance of capital stock	872,000	1,114,375	219,781
Stockholder advances		—	(106,000)
Proceeds from notes payable	203,000	75,000	275,000
Repayment of notes payable	(30,000)
Proceeds from notes payable—related party		100,000	—
Proceeds from sale of convertible debentures	250,000
Repayment of long-term debt		(9,513)	(22,595)
Net cash provided by financing activities	1,295,000	1,279,862	366,186
Net increase (decrease) in cash and cash equivalents	461,004	(183,079)	191,692
Cash and cash equivalents at beginning of year	27,868	210,947	19,255
Cash and cash equivalents at end of year	$488,872	$27,868	$210,947
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$92,010	$106,574	$26,483
Supplemental schedule of non-cash investing and financing activities
Issuance of common stock for services rendered	$313,394	$32,027	$3,303
Compensatory element of stock options	$25,458	$127,137	$166,024
Net accrual of dividends on Series A preferred stock	$—	$—	$23,842
Conversion of convertible debentures	$565,000	$—	$—

The accompanying notes are an integral part of these financial statements

Note 1—The Company

NeoStem, Inc. (hereinafter referred to as the “Company”) was known as Phase III Medical, Inc. until it changed its name on August 29, 2006. Prior thereto until July 24, 2003, it was known as Corniche Group Incorporated. The Company was incorporated in Delaware on September 18, 1980 under the name Fidelity Medical Services, Inc. From its inception through March 1995, the Company was engaged in the development, design, assembly, marketing, and sale of medical imaging products. As a result of a reverse merger with Corniche Distribution Limited and its Subsidiaries (“Corniche”) the Company was engaged in the retail sale and wholesale distribution of stationery products and related office products, including office furniture, in the United Kingdom. Effective March 25, 1995, the Company sold its wholly-owned medical imaging products subsidiary. On September 28, 1995 the Company changed its name to Corniche Group Incorporated. In February 1996, the Company’s United Kingdom operations were placed in receivership by their creditors. Thereafter, through May 1998, the Company had no activity. On March 4, 1998, the Company entered into a Stock Purchase Agreement (“Agreement”), approved by the Company’s stockholders on May 18, 1998, with certain individuals (the “Initial Purchasers”) whereby the Initial Purchasers acquired an aggregate of 76,500 shares of a newly created Series B Convertible Redeemable Preferred Stock, par value $0.10 per share. Thereafter the Initial Purchasers endeavored to establish for the Company new business operations in the property and casualty specialty insurance and the service contract markets. On September 30, 1998, the Company acquired all of the capital stock of Stamford Insurance Company, Ltd. (“Stamford”) from Warrantech Corporation (“Warrantech”) for $37,000 in cash in a transaction accounted for as a purchase. On April 30, 2001, the Company sold Stamford for a consideration of $372,000. During 2001, the Company recorded a loss of approximately $479,000 on the sale of Stamford. The closing was effective May 1, 2001 and transfer of funds was completed on July 6, 2001.

On January 7, 2002, the Company entered into a Stock Contribution Exchange Agreement (the “Exchange Agreement”) and a Supplemental Disclosure Agreement (together with the Exchange Agreement, the “Agreements”) with Strandtek International, Inc., a Delaware corporation (“Strandtek”), certain of Strandtek’s principal shareholders and certain non-shareholder loan holders of Strandtek (the “StrandTek Transaction”). The Exchange Agreement was amended on February 11, 2002. Had the transactions contemplated by the Agreements closed, StrandTek would have become a majority owned subsidiary of the Company and the former shareholders of StrandTek would have controlled the Company. Consummation of the StrandTek Transaction was conditioned upon a number of closing conditions, including the Company obtaining financing via an equity private placement, which ultimately could not be met and, as a result, the Agreements were formally terminated by the Company and StrandTek in June 2002.

The Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com through June 30, 2002. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for the Company. On February 6, 2003, the Company appointed Mark Weinreb as a member of the Board of Directors and as its President and Chief Executive Officer. The Company provides capital and guidance to companies, in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Mr. Weinreb was appointed to finalize and execute the Company’s new business plan.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. “(PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provides for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The company provided capital and guidance to PSI to conduct a Proof of Concept Study to improve an existing

Note 1—The Company (Continued)

therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology.

The Company continues to recruit management, business development and technical personnel, and develop its business model. Accordingly, it will be necessary for the Company to raise new capital. There can be no assurance that any such business plan developed by the Company will be successful, that the Company will be able to acquire such new business or rights or raise new capital, or that the terms of any transaction will be favorable to the Company.

The business of the Company today comprises the “run off” of its sale of extended warranties and service contracts via the Internet and the new business opportunity it is pursuing in the medical/bio-tech sector.

On January 19, 2006, the Company acquired all the assets of NS California, Inc. (then known as NeoStem, Inc.), a California corporation (“NS California”), a company that specializes in the collection and storage of adult stem cells. NS California is a commercial autologous (donor and recipient are the same) adult stem cell bank pioneering the pre-disease collection, processing and storage of stem cells that donors can access for their own present and future medical treatment. The  Company’s new objective is to be the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine, including treatment for heart disease, certain types of cancer and other critical health problems.

At December 31, 2005, the Company had a cash balance of $488,872, deficit working capital of $1,245,084 and a stockholders’ deficit of $1,817,638. In addition, the Company sustained losses of $1,745,039, $1,748,372 and $1,067,987 for the three fiscal years ended December 31, 2005, 2004 and 2003 respectively. The Company’s lack of liquidity combined with its history of losses raises substantial doubt as to the ability of the Company to continue as a going concern. The financial statements of the Company do not reflect any adjustments relating to the doubt of its ability to continue as a going concern. There can be no assurance that the Company will be able to sell securities and may have to rely on its ability to borrow funds from new and or existing investors.

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents:   Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk:   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Property and Equipment:   The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes:   The Company, in accordance with SFAS 109, “Accounting for Income Taxes”,  recognizes (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns. Comprehensive income (loss)

Note 1—The Company (Continued)

Comprehensive income (loss):   Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2005, 2004 and 2003 there were no such adjustments required.

Pro Forma Effect of Stock Options:   Financial Accounting Standards Board Interpretation No. 44 is an interpretation of APB Opinion No. 25 and SFAS No. 123 which requires that effective July 1, 2000, all options issued to non-employees after January 12, 2000 be accounted for under the rules of SFAS No. 123.

Note 2—Summary of Significant Accounting Policies

Assuming the fair market value of the stock at the date of grant to be $.30 in February 2003, $.50 in May, June and July 2003, $1.80 in September 2003, $1.50 in January 2004, $1.40 in March 2004, $1.11 in May 2004, $1.00 in September and November 2004,  $.60 in February 2005, $.50 in April and July 2005, $.80 in September 2005 and $.60 in December 2005, the life of the options to be from three to ten years, the expected volatility at between 15% and 200%, expected dividends are none, and the risk-free interest rate of approximately 3%, the Company would have recorded compensation expense of $116,146, $218,597 and $205,760, respectively, for the years ended December 31, 2005, 2004 and 2003 as calculated by the Black-Scholes option pricing model. The weighted average fair value per option of options granted during 2005, 2004 and 2003 was $0.60, $1.10 and $0.60, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

As such, proforma net loss and net loss per share would be as follows:

	2005	2004	2003
Net loss as reported	$(1,745,039)	$(1,748,372)	$(1,067,987)
Additional compensation	(116,146)	(218,597)	(205,760)
Adjusted net loss	$(1,861,185)	$(1,966,969)	$(1,273,747)
Net loss per share as reported	$(.35)	$(.54)	$(.45)
Adjusted net loss per share	$(.37)	$(.60)	$(.54)

Recently Issued Accounting Pronouncements—In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this statement are effective for the first interim or annual reporting period that begins after June 15, 2005.

In June 2005, FASB issued SFAS No. 154—Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 and FASB Statement No. 3. This statement applies to all voluntary changes

Note 2—Summary of Significant Accounting Policies (Continued)

in accounting principles and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This pronouncement is effective for fiscal years beginning after December 15, 2005. The Company does not believe that this statement will have a material effect on its financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 clarifies that conditional asset retirement obligations meet the definition of liabilities and should be recognized when incurred if their fair values can be reasonably estimated. The Company adopted the provisions of FIN 47 effective December 31, 2005. The adoption of FIN 47 had no impact on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “ Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”   SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not yet determined the impact of the adoption of FAS 155 on its financial statements, if any.

Earnings Per Share:   Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented.

Advertising Policy:   All expenditures for advertising is charged against operations as incurred.

Revenue Recognition:   Stamford’s reinsurance premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

Note 2—Summary of Significant Accounting Policies (Continued)

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognizes revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

Purchase of Royalty Interests:   The Company charges payments for the purchase of future potential royalty interests to expense as paid and will record revenues when royalty payments are received.

Note 3—Notes Receivable

In January 2002, the Company advanced to StrandTek a loan of $1 million on an unsecured basis, which was personally guaranteed by certain of the principal shareholders of StrandTek and a further loan of $250,000 on February 19, 2002 on an unsecured basis. Such loans bore interest at 7% per annum and were due on July 31, 2002 following termination of the Agreements (as discussed in Note 1) in June 2002.

StrandTek failed to pay the notes on the due date and the Company commenced legal proceedings against StrandTek and the guarantors to recover the principal, accrued interest and costs of recovery. The Company ceased accruing interest on July 31, 2002. Subsequent to July 31, 2002, the notes accrue interest at the default rate of 12% per annum. The Company provided an allowance for the $250,000 unsecured loan and interest of $8,103 at December 31, 2002. On July 24, 2003 the Company entered into a Forbearance Agreement with personal guarantors Veltmen and Buckles pursuant to which they made payments totaling $590,640, including interest of $90,640. A similar Forbearance Agreement was reached with personal guarantor Arnett as of July 28, 2003 pursuant to which he paid $287,673, including interest of $37,673. A Settlement Agreement was reached with personal guarantor Bauman as of December 23, 2003 pursuant to which he paid $100,000 in full settlement of the judgment against him in the amount of $291,406. The payment was received on December 30, 2003 as stated in the agreement. These payments, totaling approximately $987,000 were paid as full satisfaction for the outstanding amounts owed to the Company. Accordingly, the Company recorded a realized loss on these notes of $150,000 in 2003.

Note 4—Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2005	2004
Professional fees	$173,649	$31,760
Interest on notes payable	4,268	11,530
Salaries and related taxes	424,950	45,368
Other	14,329	225
	$617,196	$88,883

Note 5—Notes Payable

In September 2002, the Company sold to accredited investors five 60-day promissory notes in the principal sum of $25,000 each, resulting in net proceeds to the Company of $117,500, net of offering costs. The notes bear interest at 15% per annum payable at maturity. The notes include a default penalty pursuant to which, if the notes are not paid on the due date, the holder shall have the option to purchase 2,500 shares of the Company’s common stock for an aggregate purchase price of $125. If the non payment continues for 30 days, then on the 30th day, and at the end of each successive 30-day period until the note is paid in full, the holder shall have the option to purchase an additional 2,500 shares of the Company’s

Note 5—Notes Payable (Continued)

common stock for an aggregate purchase price of $125. During the year ended December 31, 2004, 187,500 options granted pursuant to the default penalty were exercised resulting in net proceeds of $9,375. Interest expense on these notes approximated $127,000 and $166,000 for the years ended December 31, 2004 and 2003, respectively (See Note 7). In September and October, 2004, these notes were repaid.

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in 6-month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. As of December 31, 2005, $70,000 has been converted into 119,000 shares of the Company’s Common Stock and $80,000 of which $15,000 has been repaid in January 2006 and the remainder bears interest at 20% and the due date has been extended to September 30, 2006.

On August 26, 2003, the Company borrowed $25,000 from a then consultant to the Company. In October 2004, this note was combined with a note of $50,000 previously held by an unrelated third party. This new note accrues interest at 8% and was due on August 31, 2005 together with the accrued interest. In November 30, 2005, this note was converted into 127,500 shares of the Company’s Common Stock. All interest payments have been accrued.

In February 2004, the Company commenced a sale of 30 day 20% notes in the amount of $125,000 to three accredited investors to fund current operations. It was anticipated that these notes would be repaid from the proceeds of the January 2004 amended equity private placement. Two of these notes have a default  provision that if they are not paid within 30 days, there is an additional interest payment of $250 per $25,000 of principal outstanding for each 30 day period or part thereof. As of December 31, 2005, these notes have been repaid. All interest payments have been paid timely. In May 2004, the Company sold an additional 30 day 20% note in the amount of $40,000 to an accredited investor to fund current operations. This note plus interest has been repaid. In July 2004, the Company sold a five month 20% note in the amount of $25,000 and two six month 20% notes totaling $80,000 to three accredited investors to fund current operations. As of December 31, 2005, $25,000 has been repaid and the balance has been converted into 136,000 shares of the Company’s Common Stock. All interest payments have been paid timely. In August 2004, the Company sold additional 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of December 31, 2005, $25,000 of these notes remains unpaid. All interest payments have been paid timely. In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of December 31, 2005, $5,000 has been repaid, $85,000 converted into 144,500 shares of the Company’s Common Stock and $10,000 of these notes remain unpaid. The $10,000 note was repaid in January 2006. All interest payments have been made timely.

In August 2004, the Company sold a six month 20% convertible note in the amount of $100,000 to its Chief Operating Officer (“COO”). Upon maturity, the Company and the COO have agreed to convert the principal amount of the new note into shares of the Company’s common stock at 85% of the average price as quoted on the NASD Over-the-Counter Bulletin Board for the five days prior to the maturity date of the note. Approximately $18,000 of the total debt was attributed to the intrinsic value of the beneficial conversion feature. This amount was recorded as an equity component. The remaining balance of approximately $82,000 was recorded as debt. For the year ended December 31, 2004 the amortization of debt discount approximated $12,000. All interest is paid monthly in arrears. In February 2005, this note was converted into 196,078 shares of the Company’s Common Stock. All interest payments have been paid timely. For the year ended December 31, 2005 the amortization of debt discount approximated $6,000.

Note 5—Notes Payable (Continued)

In January 2005, the Company sold a six month 20% note in the amount of $25,000 to an accredited investor to fund current operations. This note was converted into 42,500 shares of the Company’s Common Stock. All interest payments have been made. In February 2005, the Company sold a six month 20% note in the amount of $10,000 to an accredited investor to fund current operations. This note was converted into 17,000 shares of the Company’s Common Stock. All interest payments have been made. In March 2005, the Company sold a 30 day 8% note in the amount of $17,000 to the President and CEO of the Company. Additionally, the Company sold a one year 15% note in the amount of $20,000, which was subsequently converted into 34,000 shares of the Company’s Common Stock, to an accredited investor. All interest payments on these notes are current. The note in the amount of $17,000 was unpaid as of December 31, 2005, however, it was repaid in January 2006.

In April 2005, the Company sold a one year 15% note in the amount of $100,000 to its Executive Vice President and General Counsel. The note contains certain rights and obligations regarding its conversion into shares of the Company’s Common Stock. In November 2005, this note was converted into 170,000 shares of the Company’s Common Stock. All interest payments on this note have been made.

In August 2005, the Company sold an 8% note in the amount of $10,000 to its President and CEO, an accredited investor which is due on demand. As of December 31, 2005, this note remains unpaid, however it was repaid in January 2006.

In September 2005, Company sold two 8% notes in the amounts of $6,000 and $15,000 to its President and CEO, an accredited investor which are due on demand. As of December 31, 2005, these notes remain unpaid, however, it was repaid in January 2006.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $220,000. In addition, these Promissory Notes have 41,667 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $.60 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $1.80 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. The Company recorded a debt discount associated with the conversion feature in the amount of $83,333. The Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black-Scholes method.

A summary of notes payable and convertible debentures is as follows:

	January 1, 2005	Proceeds	Repayments/ Conversions	Less: Debt Discounts	December 31, 2005
March 2003 Notes	$170,000	$—	$(90,000)	$—	$80,000
Consultant Note	75,000		(75,000)		—
2004 Notes	230,000		(175,000)		55,000
2005 Notes	—	203,000	(155,000)		48,000
Related Party Note	94,118		(94,118)		—
Convertible Debentures		250,000		(83,333)	166,667
Total	$569,118	$453,000	$(589,118)	$(83,333)	$349,667

Note 6—Series A Mandatorily Redeemable Convertible Preferred Stock

In connection with the settlement of securities class action litigation in 1994, the Company issued 1,000,000 shares of Series A $0.07 Convertible Preferred Stock (the “Series A Preferred Stock”) with an aggregate value of $1,000,000. The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. The Series A Preferred Stock is callable by the Company at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company’s common stock exceeds $13.80 per share for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends.

The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stocks may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share.

Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

At December 31, 2005, 2004 and 2003, 681,174 shares of Series A Preferred Stock were outstanding, and accrued dividends on these outstanding shares were $528,564, $480,880, and $433,196, respectively.

On January 29, 2002, notice was given that, pursuant to the Company’s Restated Certificate of Incorporation, as amended, the Company called for redemption on the date of closing the StrandTek Transaction, all shares of Series A Preferred Stock outstanding on that date at a redemption price of $1.05, plus accrued and unpaid dividends of approximately $0.47 per share. The redemption, among other financial, legal and business conditions, was a condition of closing the StrandTek Transaction. Similarly, the redemption was subject to closing the StrandTek Transaction. Upon termination of the StrandTek Transaction, the Company rescinded the notice of redemption.

Note 7—Stockholders’ Equity

(a)          Series B Convertible Redeemable Preferred Stock:

The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000. The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into ten shares of the Company’s common stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the common stock and such stock has ten votes per share and votes as one class with the common stock.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable after September 30, 2000, to convert such share into ten (10) fully paid and non-assessable shares of common stock (the “Conversion Rate”). The Conversion Rate is subject to adjustment as stipulated in the Agreement. Upon liquidation, the Series B Stock would be junior to the Company’s Series A Preferred Stock and would share ratably with the common stock with respect to liquidating distributions.

During the year ended December 31, 2000, holders of 805,000 shares of the Series B Preferred Stock converted their shares into 805,000 shares of the Company’s common stock. During the year ended

Note 7—Stockholders’ Equity (Continued)

December 31, 2002, the holders of 10,000 shares of the Series B Preferred Stock converted their shares into 10,000 shares of the Company’s common stock.

At December 31, 2005 and 2004, 10,000 Series B Preferred Shares were issued and outstanding. The Company’s right to repurchase or redeem shares of Series B Stock was eliminated in fiscal 1999 pursuant to the terms of the Agreement and the Certificate of Designation.

(b)           Common Stock:

At the July 2005 annual meeting, the stockholders approved an amendment increasing the authorized common stock to 500,000,000 shares from 250,000,000 shares.

In 2003, the Company issued 100,000 shares of its common stock, resulting in net proceeds to the Company of $5,000 and 1,875,000 shares of its common stock in 2004, resulting in net proceeds to the Company of $9,375 as a result of the exercise of stock options granted pursuant to the default provisions of the 60 day promissory notes discussed in Note 5.

On February 6, 2003, the Company entered into a deferment agreement with three major creditors pursuant to which liabilities of approximately $523,887 in the aggregate, were deferred, subject to the success of the Company’s debt and equity financing efforts. In addition, in consideration for the deferral, the Company agreed to issue 10,000 restricted shares of the Company’s common stock, whose fair value was $3,000. The deferred creditors were paid in full, during 2003 from the recoveries against the StrandTek (see Note 3) personal guarantors.

On September 22, 2003 the Company commenced an equity private placement to raise up to $4,000,000 through the sale of up to 4,000,000 shares of its Common Stock in increments of $5,000 or 50,000 shares. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these shares. The placement closed on December 31, 2003 upon the sale of 282,500 shares, resulting in proceeds to the Company of $214,781, net of offering costs of $67,719. The Company retained Robert M. Cohen & Company as placement agent, on a best efforts basis, for the offering. The Company agreed to pay the placement agent an amount equal to 10% of the proceeds of the offering as commissions for the placement agents’ services in addition to reimbursement of the placement agents’ expenses (by way of a 3% non-accountable expense allowance) and indemnification against customary liabilities.

In January 2004, the Company amended its equity private placement. During the year ended December 31, 2004, the Company sold 1,213,291 common shares resulting in net proceeds to the Company of $1,105,000. Of these shares, 728,291 were purchased by Robert Aholt, Jr., Chief Operating Officer of the Company in exchange for $650,000. Such shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption of registration requirements.

In March 2004, the Company issued 3,000 shares of its common stock whose fair value was $4,200 to two note holders as additional interest.

In each of the months of August through December 2004, the Company issued 3,750 shares for a total of 18,750 shares of its common stock to its investor relations firms for services. The fair value of these shares was $14,250 which was charged to operations.

In December 2004, the Company issued 47,768 shares of its common stock to its Chief Operating Officer as compensation as stated in his employment contract. The fair value of these shares was $26,750 which was charged to operations.

Note 7—Stockholders’ Equity (Continued)

In February 2005, the $100,000 convertible note sold to the Company’s former COO was converted into 196,078 shares of the Company’s Common Stock.

For the twelve months ended December 31, 2005, the Company issued 17,500 shares of its common stock to its investor relations firms for services. The fair value of these shares was $10,208 which was charged to operations.

For the twelve months ended December 31, 2005, the Company issued 308,068 shares of its common stock to its officers, directors and employees for services in lieu of salary. The fair value of these shares was $119,686 which was charged to operations.

In 2005, the Company issued 1,259,285 shares of its Common Stock to accredited investors resulting in net proceeds to the Company of $872,000.

In July 2005, the Company granted 300,000 shares of its Common Stock to its President and CEO. These shares vest 100,000 immediately and 100,000 on each of the next two anniversary dates. The fair value of these shares was $120,000 which was charged to expense.

In September 2005, the Company granted 50,000 shares of its Common Stock to an Advisory Board member. The fair value of these shares was $40,000 which was charged to expense.

In October 2005, the Company issued 5,000 shares to the Hospital for Joint Diseases in exchange for advertising in an event journal. The fair value of these shares was $3,500 which was charged to expense.

On November 30, 2005, $445,000 of debt was converted into the Company’s Common Stock at 1.7 shares for each one dollar of debt resulting in 756,500 shares being issued. On December 30, 2005, an additional $20,000 of debt was converted into 34,000 shares of the Company’s Common Stock.

On December 30, 2005, the Company issued 25,000 shares of its Common Stock to Westpark Capital, Inc. as additional compensation for the sale of the convertible debentures. The fair value of these shares was $20,000 which was charged to expense.

(c)            Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company.

In connection with the September 2003 equity private placement, the Company issued a 5 year warrant to purchase 28,250 shares of its Common Stock at an exercise price of $1.20 per share to its retained placement agent, Robert M. Cohen & Company. The warrant contains “piggyback registration rights. The fair value of these warrants was $13,500 at December 31, 2003.

In each of the months of August 2004 through January 2005, the Company issued 2,500 warrants for a total of 15,000 warrants which entitles the holder to purchase one share of common stock at a price of $.50. These warrants expire in three years from date of issue and were issued the Company’s investor relations firm. The fair value of these warrants was $874 in 2005 and $3,250 in 2004.

Warrants to purchase 24,000 shares of the Company’s Common Stock were issued in September 2005, to Dr. Robin Smith for her position as Chairperson of the Advisory Board. The warrants vest 2,000 per month for twelve months. Each warrant entitles Dr. Smith to purchase one share of common stock at a price of $.80. These warrants expire three years from the date of issue. The fair value of these warrants was $3,196 in 2005 and $6,392 will be charged to operations in 2006.

Note 7—Stockholders’ Equity (Continued)

In December 2005, the Company issued 416,660 warrants to the holders of the 9% convertible debt and 41,667 warrants to the placement agent as additional compensation. These warrants entitle the holder to purchase one share of common stock at a price of $1.20 and expire three years from the date of issue. The Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black-Scholes method.

A total of 525,583 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2005 at prices ranging from $.50 to $1.60 and expiring through December 2008. No warrants were exercised during any of the periods presented.

(d)           Stock Option Plans:

(i) The 1998 Employee Incentive Stock Option Plan provides for the granting of options to purchase shares of the Company’s common stock to employees. Under the 1998 Plan, the maximum aggregate number of shares that may be issued under options is 30,000 shares of common stock. The aggregate fair market value (determined at the time the option is granted) of the shares for which incentive stock options are exercisable for the first time under the terms of the 1998 Plan by any eligible employee during any calendar year cannot exceed $100,000. Options are exercisable at the fair market value of the common stock on the date of grant and have five-year terms. The exercise price of each option is 100% of the fair market value of the underlying stock on the date the options are granted and are exercisable for a period of ten years, except that no option will be granted to any employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary unless (a) at the time the options are granted, the option exercise price is at least 110% of the fair market value of the shares of common stock subject to the options and (b) the option by its terms is not exercisable after the expiration of five years from the date such option is granted. The Board of Directors’ Compensation Committee administers the 1998 Plan. The 1998 Employee Incentive Stock Option Plan was superceded by the 2003 Equity Participation Plan in February 2003 (see below).

Under the 1998 plan outstanding options expire 90 days after termination of the holder’s status as employee or director. All options were granted at an exercise price equal to the fair value of the common stock at the grant date. Therefore, in accordance with the provisions of APB Opinion No. 25 related to fixed stock options, no compensation expense is recognized with respect to options granted or exercised. Under the alternative fair-value based method defined in SFAS No. 123, the fair value of all fixed stock options on the grant date would be recognized as expense over the vesting period.

(ii) At the 2003 annual meeting, the stockholders approved the 2003 Equity Participation Plan. The Company has reserved 5,000,000 shares of common stock for the grant of incentive stock options and non-statutory stock options to employees and non-employee directors, consultants and advisors. Pursuant to such plan the Company entered into a Stock Option Agreement with Mr. Weinreb (the “Initial Option Agreement”). Under the Initial Option Agreement, the Company granted Mr. Weinreb the right and option, exercisable for 10 years, to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $0.30 per share.

Additionally, in the event that the closing price of the Company’s common stock equals or exceeds $0.50 per share for any five consecutive trading days during the term of the employment agreement (whether during the initial term or an annual extension), the Company has agreed to grant Mr. Weinreb, on the day immediately following the end of the five day period, an option to purchase an additional 250,000 shares of the Company’s common stock at an exercise price of $0.50 per share, pursuant to the 2003 Equity Participation Plan.

Note 7—Stockholders’ Equity (Continued)

Mr. Weinreb has agreed that he will not sell any shares of the Company’s common stock obtained upon exercise of the Initial Option Agreement or Additional Option Agreement prior to the first anniversary of the date of the employment agreement.

In April 2005, the Company granted an option to purchase 15,000 shares of its Common Stock at an exercise price of $1.00 to Catherine Vaczy, its Executive Vice President and General Counsel. These options vest 5,000 per year on each anniversary of the grant date.

In July 2005, the Company granted an option to purchase 75,000 shares of its Common Stock at an exercise price of $.60 to Catherine Vaczy, its Executive Vice President and General Counsel. These options vest 37,500 per year on each anniversary of the grant date.

In July 2005, the Company granted an option to purchase 400,000 shares of its Common Stock at an exercise price of $.60 to Mark Weinreb, its President and CEO. These options vest 200,000 immediately and 100,000 per year on each anniversary of the grant date.

In July 2005, the Company granted an option to purchase 150,000 shares of its Common Stock at an exercise price of $.60 to Robert Aholt, its former COO. These options vest 100,000 immediately and 25,000 per year on each anniversary of the grant date.

Additionally, the Company has granted options to purchase 1,200,000 shares in 2005, 298,500 shares in 2004 and 370,000 shares in 2003 of Common Stock at exercise prices ranging from $.30 to $1.80 to members of its board of directors, employees, consultants and its advisory board. All options were granted at an exercise price more than or equal to the fair value of the common stock at the date of grant.

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price
Balance at December 31, 2002	—	—	—
Granted	370,000	$.30 - $1.80	$.50
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2003	370,000	$.30 - $1.80	$.50
Granted	298,500	$1.00 - $1.50	$1.30
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2004	668,500	$.30 - $1.80	$.80
Granted	1,112,000	$.50 - $1.10	$.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2005	1,788,500	$.30 - $1.80	$.70

(1)          All options are exercisable for a period of ten years.

Options exercisable at December 31, 2003—370,000 at a weighted average exercise price of $.50

Options exercisable at December 31, 2004—618,500 at a weighted average exercise price of $.70

Note 7—Stockholders’ Equity (Continued)

Options exercisable at December 31, 2005—1,208,500 at a weighted average exercise price of $.70

	Number Outstanding	Weighted Average Remaining	Number Exercisable
Exercise Price	December 31, 2005	Contractual Life (years)	December 31, 2005
$.30	250,000	7.10	250,000
$.50	95,000	7.55	95,000
$.60	1,075,000	9.57	530,000
$.70	20,000	9.09	—
$1.00	157,500	8.81	142,500
$1.10	20,000	8.42	20,000
$1.40	30,000	8.17	30,000
$1.50	111,000	8.01	111,000
$1.80	30,000	7.70	30,000
	1,788,500		1,208,500

Note 8—Income Taxes

Deferred tax assets consisted of the following as of December 31:

	2005	2004
Net operating loss carryforwards	$3,807,000	$3,247,000
Depreciation and amortization	—	1,000
Capital loss carryforward	—	149,000
Deferred revenue	9,000	21,000
Deferred legal and other fees	87,000	51,000
Net deferred tax assets	3,903,000	3,469,000
Deferred tax asset valuation allowance	(3,903,000)	(3,469,000)
	$—	$—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2005	2004	2003
Federal tax benefit at statutory rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	34.0%	34.0%	34.0%
Provision for income taxes	0.00%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Upon receipt of the proceeds from the last foreign purchasers of the Company’s common stock in January 2000, common stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2005, the Company had net operating loss carryforwards of approximately $11,196,000. Included in the net operating loss carryforward is approximately $2,121,000 that has been limited by the ownership change. The tax loss carryforwards expire at various dates through 2025. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

Note 9—Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment has been discontinued with the sale of Stamford (see Note 1), and the Company’s remaining revenues are derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company is currently establishing a new business in the medical, bio-tech sector. The Company’s operations are conducted entirely in the U.S. Although the Company has not realized any revenue from its purchase of royalty revenue interests, the Company will be operating in two segments until the “run-off” is completed.

Note 10—Related Party Transactions

On September 13, 2004, (“Commencement Date”) the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Robert Aholt Jr. pursuant to which the Company appointed Mr. Aholt as its Chief Operating Officer. Subject to the terms and conditions of the Letter Agreement, the term of Mr. Aholt’s employment in such capacity will be for a period of three (3) years from the Commencement Date (the “Term”).

In consideration for Mr. Aholt’s services under the Letter Agreement, Mr. Aholt will be entitled to receive a monthly salary of $4,000 during the first year of the Term, $5,000 during the second year of the Term, and $6,000 during the third year of the Term. In further consideration for Mr. Aholt’s services under the Letter Agreement, on January 1, 2005 and on the first day of each calendar quarter thereafter during the Term, Mr. Aholt will be entitled to receive shares of Common Stock with a “Dollar Value” of $26,750, $27,625 and $28,888, respectively, during the first, second and third years of the Term. The per share price (the “Price”) of each share granted to determine the Dollar Value will be the average closing price of one share of Common Stock on the Bulletin Board (or other similar exchange or association on which the Common Stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of grant of such shares; provided, however, that if the Common Stock is not then listed or quoted on an exchange or association, the Price will be the fair market value of one share of Common Stock as of the date of grant as determined in good faith by the Board of Directors of the Company. The number of shares of Common Stock for each quarterly grant will be equal to the quotient of the Dollar Value divided by the Price. The shares granted will be subject to a one year lockup as of the date of each grant. On each of January 1, 2005, April 1, 2005, July 1, 2005 and October 1, 2005, Mr. Aholt was issued 47,768,  80,090, 66,875 and 46,120, respectively, for a total of 240,853 shares pursuant to the terms of his agreement.

In the event Mr. Aholt’s employment is terminated prior to the end of the Term for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Mr. Aholt’s employment is terminated prior to the end of the Term for any reason other than by the Company with cause, Mr. Aholt or his executor of his last will or the duly authorized administrator of his estate, as applicable, will be entitled (i) to receive severance payments equal to one year’s salary, paid at the same level and timing of salary as Mr. Aholt is then receiving and (ii) to receive, during the one (1) year period following the date of such termination, the stock grants that Mr. Aholt would have been entitled to receive had his employment not been terminated prior to the end of the Term; provided, however, that in the event such termination is by the Company without cause or is upon Mr. Aholt’s resignation for good reason, such severance payment and grant shall be subject to Mr. Aholt’s execution and delivery to the Company of a release of all claims against the Company.

On August 12, 2004 (“Commencement Date”) the Company and Dr. Wayne A. Marasco, a Company Director, entered into a Letter Agreement appointing Dr. Marasco as the Company’s Senior Scientific Advisor. Dr. Marasco will be responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that may arise during the

Note 10—Related Party Transactions (Continued)

normal course of the Company conducting business. For his services, during a three year period (“Term”), Dr. Marasco shall be entitled to annual cash compensation of $84,000 with increases each year of the Term and an additional cash compensation based on a percentage of collected revenues derived from the Company’s royalty or revenue sharing agreements. Although the annual cash compensation and additional cash compensation stated above shall begin to accrue as of the Commencement Date, Dr. Marasco will not be entitled to receive any such amounts until the Company raises $1,500,000 in additional equity financing after the Commencement Date. In addition, Dr. Marasco was granted an option, fully vested, to purchase 67,500 shares of the Company’s common stock at an exercise price of $1.00 per share. The shares will be subject to a one year lockup as of the date of grant. The exercise period will be ten years, and the grant will otherwise be in accordance with the Company’s 2003 Equity Participation Plan and Non-Qualified Stock Option Grant Agreement.

Note 11—Commitments and Contingencies

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and has entered into an employment agreement with Mr. Weinreb. The employment agreement has an initial term of three years, with automatic annual extensions unless terminated by the Company or Mr. Weinreb at least 90 days prior to an applicable anniversary date. The Company has agreed to pay Mr. Weinreb an annual salary of $180,000 for the initial year of the term, $198,000 for the second year of the term, and $217,800 for the third year of the term. In addition, he is entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company has received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

In addition, the Company, pursuant to its 2003 EPP, entered into a Stock Option Agreement with Mr. Weinreb (the “Initial Option Agreement”). Under the Initial Option Agreement, the Company granted Mr. Weinreb the right and option, exercisable for 10 years, to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $0.30 per share and otherwise upon the terms set forth in the Initial Option Agreement. In addition, in the event that the closing price of the Company’s common stock equals or exceeds $5.00 per share for any five consecutive trading days during the term of the employment agreement (whether during the initial term or an annual extension), the Company has agreed to grant to Mr. Weinreb, on the day immediately following the end of the five day period, an option for the purchase of an additional 250,000 shares of the Company’s common stock for an exercise price of $5.00 per share, pursuant to the 2003 Equity Participation Plan and a Stock Option Agreement to be entered into between the Company and Mr. Weinreb containing substantially the same terms as the Initial Option Agreement, except for the exercise price and that the option would be treated as an “incentive stock option” for tax purposes only to the maximum extent permitted by law (the “Additional Option Agreement”). The Company agreed to promptly file with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to which the issuance of the shares covered by the 2003 Equity Participation Plan, as well as the resale of the common stock issuable upon exercise of the Initial Option Agreement, are registered, which has been filed. Additionally, the Company has agreed, following any grant under the Additional Option Agreement, to promptly file a post-effective amendment to the Registration Statement pursuant to which the common stock issuable upon exercise thereof shall be registered for resale. Mr. Weinreb has agreed that he will not resell publicly any shares of the Company’s common stock obtained upon exercise of any Initial Agreement or the Additional Option Agreement prior to the first anniversary of the date of the employment agreement.

On April 25, 2005, the Company appointed Catherine M. Vaczy as its Executive Vice President and General Counsel, effective as of April 20, 2005 (the “Commencement Date”). On the Commencement Date, the Company entered into a letter agreement (the “Letter Agreement”) with Ms. Vaczy, pursuant to

Note 11—Commitments and Contingencies (Continued)

which the Company appointed Ms. Vaczy as its Executive Vice President and General Counsel. Subject to the terms and conditions of the Letter Agreement, the term of Ms. Vaczy’s employment in such capacity will be for a period of three (3) years from the Commencement Date (the “Term”).

In consideration for Ms. Vaczy’s services under the Letter Agreement, Ms. Vaczy will be entitled to receive an annual salary of $155,000 during the first year of the Term, a minimum annual salary of $170,500 during the second year of the Term, and a minimum annual salary of $187,550 during the third year of the Term. Ms. Vaczy and the Company have agreed that from the Commencement Date until the 90th day thereafter (the “Initial 90 Day Period”), Ms. Vaczy’s salary will be paid to her at a rate of 50% of the annual rate and accrue as to the remainder.  At the end of the Initial 90 Day Period, and at the end of each additional 90 day period thereafter, whether to continue to accrue salary at this rate and provision for payment of accrued amounts will be discussed in good faith. Payment of accrued salary may be made in cash, or, upon mutual agreement, shares of common stock. Any shares of common stock issued in payment of accrued salary shall have a per share price equal to the average closing price of one share of common stock on the Bulletin Board (or other similar exchange or association on which the common stock is then listed or quoted) for the five (5) consecutive trading days immediately preceding the date of issue of such shares; provided, however, that if the common stock is not then quoted on the Bulletin Board or otherwise listed or quoted on an exchange or association, the price shall be the fair market value of one share of common stock as of the date of issue as determined in good faith by the Board of Directors of the Company. The number of shares of common stock for any issuance in payment of accrued salary shall be equal to the quotient of the amount of the accrued salary divided by the price. The shares issued will be subject to a one-year lock up as of the date of each grant and shall be registered with the Securities and Exchange Commission on a Registration Statement on Form S-8.

In the event Ms. Vaczy’s employment is terminated prior to the end of the Term for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the Term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled in the event the employment termination date is after April 20, 2006, to receive severance payments equal to Ms. Vaczy’s then one year’s salary, paid in accordance with the Company’s standard payroll practices for executives of the Company and (ii) in the event the employment termination date is before April 20, 2006 but after October 20, 2005, to receive severance payments equal to one-sixth of Ms. Vaczy’s then one year’s salary, paid in accordance with the Company’s standard payroll practices for executives of the Company. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the Term by the Company without Cause or by Ms. Vaczy for good reason, the Option (as defined below) shall vest and become immediately exercisable in its entirety and remain exercisable in accordance with its terms. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the Term, except as otherwise required by law.

On May 4, 2005, the Board voted to amend the Company’s agreements with each of Mr. Weinreb, Mr. Aholt and Dr. Marasco, as described below, subject to approval of the Stockholders. On July 12, 2005, the Stockholders approved these amendments.

Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 300,000 shares of Common stock, 100,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) amend the severance provision of the existing employment agreement to provide that in the event of termination without cause (subject to

Note 11—Commitments and Contingencies (Continued)

certain exceptions), Mr. Weinreb will be entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year; (e) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; (f) in August 2005, pay Mr. Weinreb $15,000 to cover costs incurred by him on behalf of the Company; and (g) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment.

Mr. Aholt’s employment agreement with the Company was amended to (a) replace the provision of Mr. Aholt’s existing employment agreement pursuant to which he is compensated in shares of common stock with a provision pursuant to which he will be compensated solely in cash, effective as of September 30, 2005; (b) replace the provision of Mr. Aholt’s existing employment agreement pursuant to which his compensation accrues on a monthly and/or quarterly basis with a provision pursuant to which his compensation will be paid in accordance with the Company’s normal payroll practices, effective as of September 30, 2005; and (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term of his employment, commencing in January 2006. As of May 9, 2005, Mr. Aholt beneficially owned approximately 23.1% of the then outstanding shares of common stock (excluding the Options to purchase 150,000 shares of Common stock granted to Mr. Aholt by the Board of Directors, subject to approval of the Stockholders, as discussed above).

Dr. Marasco’s letter agreement with the Company was amended to (a) extend the term of the letter agreement from August 2007 to August 2008; (b) provide for an annual salary of $110,000, $125,000 and $150,000 for the years ended August 2006, 2007 and 2008, payable in each such year during the term; (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term, commencing in January 2006; (d) eliminate Dr. Marasco’s right under his existing letter agreement to receive 5% of all collected revenues derived from the Company’s royalty or other revenue sharing agreements (which right is subject to the limitation that the amount of such additional cash compensation and Dr. Marasco’s annual salary do not exceed, in the aggregate, $200,000 per year); and (e) permit Dr. Marasco to begin receiving all accrued but unpaid cash compensation under his letter agreement upon the Company’s consummation of any financing, whether equity or otherwise, pursuant to which the Company raises $1,500,000.

On February 21, 2003 the Company began leasing office space in Melville, New York at an original annual rental of $18,000. The lease has been renewed through March 2007 with an annual rental of approximately $22,800. Rent expense approximated $28,900, $24,900 and $13,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

On April 22, 2004, the Company entered into an agreement with an advisor in connection with its amended private placement to provide assistance in finding qualified investors. The agreement calls for the payment of 10% of the funds raised by the Company as a direct result of introductions made by the advisor. In addition, the Company is obligated to pay a 2% non-accountable expense allowance on all funds received that are subject to the 10% payment. For the years ended December 31, 2005 and 2004, the Company paid a total of $0 and $21,000 respectively under this agreement.

On March 20, 2004, the Company entered into a consulting agreement which will provide the Company with advice as to business development possibilities for the services and technology of NS California Inc. The agreement provides for the issuance of options to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.00 per share. This option is immediately vested and expires ten years from the date of issue. The agreement also provides for the payment of $2,500 per month for each month after the Company has received capital contributions of $1,000,000 from the date of the agreement. If certain performance levels are met, the Company is obligated to issue an additional option to purchase 50,000 shares of the Company’s common stock for an exercise price of $1.00 per share.

Note 11—Commitments and Contingencies (Continued)

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. (“PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provides for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The Company is providing capital and guidance to PSI to conduct a proof of concept study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology. During the year ended December 31, 2004, the Company paid $640,000 as specified in the agreement which brought the total paid since the inception of the agreement to $720,000. The agreement also calls for the Company to pay on behalf of PSI $280,000 of certain expenses relating to testing of the bioshielding concept. During the years ended December 31, 2005 and 2004, the Company paid $0 and $85,324, respectively, of such expenses.

Note 12—Subsequent Events

In January 2006, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $223,880. In addition, these Promissory Notes have 41,667 detachable warrants for each $25,000 of debt, resulting in 416,666 warrants being issued, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. These notes contain the same convertible provision as described in Note 5. As compensation, the Company issued 25,000 shares of its common stock and 41,667 warrants to the underwriter. The warrants have the same terms and conditions as the warrants issued in connection with the debt.

In January 2006, two holders of promissory notes converted their debt in the amount of $45,000 into 76,500 shares of the Company’s Common Stock.

In January 2006, the Company repaid $73,000 of promissory notes, of which, $48,000 was to its President and CEO.

On January 19, 2006, the Company consummated its acquisition of the assets of NS California, Inc. (then known as NeoStem, Inc.), a California corporation (“NS California”). The purchased assets were those relating to NS California’s business of collecting and storing adult stem cells. The purchase price for NS California’s assets consisted of 500,000 shares of the Company’s common stock, plus the assumption of certain  liabilities of NS California and liabilities under assumed contracts. Of the stock consideration, 60% (or 300,000 shares) will be retained in escrow for a period of one (1) year subject to certain indemnification claims. The assumed liabilities of NS California as of the Closing Date, including accounts payable and accrued liabilities, professional fees incurred in the acquisition and capitalized lease obligations, were approximately $465,000, of which holders agreed to the satisfaction of approximately $82,000 of such liabilities by the issuance of an additional 201,223 shares of the Company’s Common Stock. The amount of the consideration paid pursuant to the Agreement was determined based on arms length negotiations between the parties. The shares issued to NS California are subject to certain piggyback registration rights. A copy of the Asset Purchase Agreement dated December 6, 2005 among the Company, its wholly-owned subsidiary, Phase III Medical Holding Company and NS California was annexed to the Company’s Current Report on Form 8-K filed on December 12, 2005. Effective with the acquisition, the business of the Company has changed, so that the business of NS California now will be the principal business of the Company. The Company will attempt to utilize the combined NeoStem and NS California management teams to develop and expand NS California’s adult stem cell processing and storage business, instead of its historic business of providing capital and business guidance to companies in the healthcare and life science industries.

Note 12—Subsequent Events (Continued)

In January 2006, the Company granted options to Larry May, the Company’s Chief Financial Officer, to purchase 15,000 shares of the Company’s Common Stock at an exercise price of $.50. These options vest 5,000 per year for each of the next three years. These options expire 10 years from the date of grant. The Company also granted options to Denis Rodgerson, the Company’s Director of Stem Cell Science, to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $.50. These options vest one year from the date of grant. These options expire 10 years from the date of grant.

On January 20, 2006, Robert Aholt tendered his resignation as Chief Operating Officer of the Company.  On March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release pursuant to which the Company agrees to pay Mr. Aholt the aggregate sum of $250,000 (less applicable withholdings and deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment will be $9,616. In the event of an uncured breach by the Company of its payment obligations, the entire amount becomes due.

In March 2006, the Company granted options to a consultant to purchase 2,500 shares of the Company’s Common Stock at an exercise price of $.80 which vest immediately. These options expire ten years from the date of grant.

In March 2006, the Company issued warrants to purchase 12,000 shares of its Common Stock at a price of $1.00 per share to its marketing consultant. These warrants vest 2,000 per month for six months. The warrants expire three years from the date of issue.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permits the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $528,564 (or $.78 per share) in accrued dividends thereon, a total of 544,937 shares of Common Stock (eight-tenths (.8) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, all outstanding shares of Series A Preferred Stock will be cancelled and converted into Common Stock.

On March 27, 2006, the Company sold 10,000 shares of its Common Stock to an Advisory Board member at a price of $.53 per share resulting in net proceeds to the Company of $5,300.

Note 13—Reverse Stock Split and Change of Name

On August 29, 2006, the stockholders of the Company approved an amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock of the Company at a ratio of one-for-ten shares. All amounts included in the financial statements have been adjusted to reflect the reverse stock split as if it occurred as of the earliest date of the financial statement. Additionally, the stockholders of the company approved an amendment to the Certificate of Incorporation to change the name of the Company from Phase III Medical, Inc. to NeoStem, Inc.

NEOSTEM, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$912,250	$488,872
Prepaid expenses and other current assets	119,233	18,447
Total current assets	1,031,483	507,319
Property and equipment, net	68,591	1,488
Deferred acquisition costs	10,187	19,121
Goodwill	580,866	—
Other assets	3,000	114,753
	$1,694,127	$642,681
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Interest and dividends payable—preferred stock	$—	$528,564
Accounts payable	401,164	256,976
Accrued liabilities	117,657	617,196
Other current liabilities	1,379,519	—
Due to related party—current portion	125,000	—
Notes payable	189,542	135,000
Notes payable—related parties	—	48,000
Convertible promissory notes–net of debt discount of $75,804 and $83,333	424,196	166,667
Capitalized lease obligations—current portion	25,455	—
Total current liabilities	2,662,533	1,752,403
Unearned revenues	14,221	26,745
Due to related party—long-term portion	81,731	—
Capitalized lease obligations	54,513	—
Series A mandatorily redeemable convertible preferred stock	—	681,171
Total Liabilities	2,812,998	2,460,329
Stockholders’ Deficit:
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value 10 shares of common stock per share; $0.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 14,406,619 shares at June 30, 2006 and 7,054,386 shares at December 31, 2005	14,407	7,056
Additional paid-in capital	15,506,513	12,430,571
Accumulated deficit	(16,639,891)	(14,255,365)
Total stockholders’ deficit	(1,118,871)	(1,817,638)
	$1,694,127	$642,681

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earned revenues	$6,262	$9,448	$12,524	$19,983
Direct costs	(4,467)	(6,603)	(8,934)	(14,020)
Gross profit	1,795	2,845	3,590	5,963
Selling, general and administrative	1,039,409	358,760	1,978,234	574,261
Operating loss	(1,037,614)	(355,915)	(1,974,644)	(568,298)
Other income (expense):
Interest income	2,005	—	2,544	—
Interest expense	(209,473)	(25,230)	(402,492)	(50,596)
Interest expense—Series A mandatorily redeemable convertible preferred stock	—	(11,921)	(9,934)	(23,842)
Net loss attributable to common stockholders	$(1,245,082)	$(393,066)	$(2,384,526)	$(642,736)
Net loss per common share	$(0.12)	$(0.09)	$(0.26)	$(0.15)
Weighted average common shares outstanding	10,114,293	4,364,702	9,040,366	4,372,612

See accompanying notes to consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(2,384,526)	$(642,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted for services rendered and interest expense	675,473	27,149
Depreciation	12,041	979
Amortization of debt discount	136,696	5,882
Series A mandatorily redeemable convertible preferred stock dividends	9,934	23,842
Deferred acquisition costs	8,934	14,020
Changes in operating asset and liabilities:
Prepaid expenses and other current assets	(103,591)	1,310
Unearned revenues	(12,524)	(19,983)
Accounts payable, accrued expenses, and other current liabilities	(126,063)	256,929
Net cash used in operating activities	(1,783,626)	(332,608)
Cash flows from financing activities:
Net proceeds from issuance of common stock	1,928,100	152,000
Proceeds from advances on notes payable	180,396	155,000
Payments of capitalized lease obligations	(9,631)	—
Net Proceeds from advances on notes payable - related party	—	23,000
Proceeds from sale of convertible debentures	250,000	—
Repayments of notes payable	(141,861)	(25,000)
Net cash provided by financing activities	2,207,004	305,000
Net increase (decrease) in cash and cash equivalents	423,378	(27,608)
Cash and cash equivalents at beginning of period	488,872	27,868
Cash and cash equivalents at end of period	$912,250	$260
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$38,698	$41,011
Supplemental Schedule of Non-cash Financing Activities:
Issuance of shares for purchase of NS California	$200,000	$—
Net accrual of dividends on Series A Preferred Stock	$9,934	$23,842
Issuance of common stock for services rendered	$301,483	$26,278
Compensatory element of stock options	$298,516	$874

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY

NeoStem, Inc. (formerly known as Phase III Medical, Inc.), a Delaware corporation (“NeoStem” or the “Company”) is engaged in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and is pioneering the pre-disease collection, processing and storage of adult stem cells that donors can access for their own present and future medical treatment. The Company’s previous business was to provide capital and business guidance to companies in the healthcare and life science industries. On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (then known as NeoStem, Inc.), a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. NS California had been a company to which NeoStem had been providing business guidance. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company now provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. The Company also plans to become the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine for potentially addressing heart disease, certain types of cancer and other critical health problems. The Company is utilizing the combined NeoStem and NS California management teams to develop and expand this business.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run off” of such extended warranties and service contracts.

NOTE 2—BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 2006 and December 31, 2005, the results of operations for the three months and six months ended June 30, 2006 and 2005 and the cash flows for the six months ended June 30, 2006 and 2005. The results of operations for the three months and six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year.

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company currently has no cash generating revenues and limited financial resources to pay its current expenses and liabilities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The December 31, 2005 balance sheet has been derived from the audited financial statements at that date included in the Company’s Annual Report on Form 10-K/A. These unaudited financial statements

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—BASIS OF PRESENTATION (Continued)

should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A.

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB No. 133 and 140. The purpose of SFAS  statement  No. 155 is to simplify  the  accounting  for certain  hybrid financial  instruments by permitting  fair value  re-measurement  for any hybrid financial  instrument that contains an embedded  derivative that otherwise would require  bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity’s first fiscal year beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of SFAS No. 140. SFAS No. 156 requires separate recognition of a servicing  asset and a servicing  liability each time an entity undertakes  an  obligation  to service a  financial  asset by  entering  into a servicing  contract. This statement also requires that servicing assets and liabilities be initially recorded at fair value and subsequently adjusted to the fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. We believe that the adoption of this  standard  on  January  1,  2007  will  not  have  a  material  effect  on our consolidated financial statements.

NOTE 4—STOCK OPTIONS

The Company’s Equity Participation Plan (the “Plan”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 50,000,000 shares of common stock as stock compensation. All stock options under the Equity Participation Plan are generally granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123(R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—STOCK OPTIONS (Continued)

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123(R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

As a result of the adoption of FAS 123(R), the Company’s results for the three month and six month period ended June 30, 2006 include share-based compensation expense totaling approximately $245,619 and $298,516 respectively. Such amounts have been included in the consolidated statements of income within general and administrative expenses.  Stock compensation expense recorded under APB No. 25 in the consolidated statements of operations for the three months and six months ended June 30, 2005 totaled $0.

Stock option compensation expense in 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award.

The weighted average estimated fair value of stock options granted in the three months and six months ended June 30, 2006 was $.60 and $.60, respectively. The weighted average estimated fair value of stock options granted in the three months and six months ended June 30, 2005 was $.25 and $.28, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—STOCK OPTIONS (Continued)

The assumptions made in calculating the fair values of options are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Expected term (in years)	10	10	10	10
Expected volatility	199%	200%	197%	200%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.80%	2.80%	2.80%	2.80%

The following table addresses the additional disclosure requirements of FAS 123(R) in the period of adoption. The table illustrates the effect on net income and earnings per share as if the fair value recognition provisions of FAS No. 123 had been applied to all outstanding and unvested awards in the prior year comparable period.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net loss, as reported	$(393,066)	$(642,736)
Add: Stock based compensation included in reported net income	—	—
Deduct: Total stock based compensation expense determined under the fair value based method for all awards (no tax effect)	(17,726)	(35,452)
Pro forma net loss	$(410,792)	$(678,188)
Net loss per share:
Basic, as reported	$(0.09)	$(0.15)
Basic, proforma	$(0.09)	$(0.16)

The Company granted 1,140,000 and 1,136,500 options under the Plan during the three months and six months ended June 30, 2006, respectively, at exercise prices ranging from $.44 per share to $2.50 per share.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—STOCK OPTIONS (Continued)

The following table represents our stock options granted, exercised, and forfeited during the six months ended June 30, 2006.

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Stock Options
Outstanding at December 31, 2005	1,788,500	$0.68
Granted	1,136,500	$0.88
Exercised	—	—
Forfeited/expired	(50,000)	$0.60
Outstanding at June 30, 2006	2,875,000	$0.76	8.82	$83,000
Vested and Exercisable at June 30, 2006	1,527,500	$0.73	7.11	$50,000

As of June 30, 2006, there was $ 556,360 of total unrecognized compensation costs related to unvested stock option awards which are expected to vest over a weighted average life of 1.09 years.

	Options	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2005	580,000	$0.34
Granted	1,136,500	$0.60
Vested	(319,000)	$0.56
Forfeited	(50,000)	$0.44
Nonvested at June 30, 2006	1,347,500	$0.49

The total fair value of shares vested during the six month period ended June 30, 2006 was $298,516.

NOTE 5—NOTES PAYABLE

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in six month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. As of June 30, 2006, $90,000 has been converted into 153,000 shares of the Company’s Common Stock and $95,000 has been repaid and the remaining balance of $65,000 bears interest at 20% and the due date has been extended to September 30, 2006. All interest payments have been made timely.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—NOTES PAYABLE (Continued)

In August 2004, the Company sold 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of June 30, 2006, $30,000 of these notes has been paid and $25,000 converted into 42,500 shares of the Company’s Common Stock. All interest payments have been paid timely. In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of June 30, 2006, $15,000 has been repaid and $85,000 converted into 144,500 shares of the Company’s Common Stock, and as of June 30, 2006 there are no amounts due. All interest payments have been made timely.

In March 2005, the Company sold a 30 day 8% note in the amount of $17,000, in August 2005, an 8% note in the amount of $10,000 and in September 2005, two 8% notes in the amounts of $6,000 and $15,000 to its President and then CEO, totaling $48,000 and were all due on demand. In January 2006, all notes were repaid. The interest on these notes was made timely.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and Westpark Capital, Inc. (“Westpark”). (The convertible notes and warrants sold in December, 2005 and January, 2006 in the transaction in which Westpark Capital, Inc. acted as the placement agent is sometimes referred to herein as the “Westpark Private Placement.”)  As part of the Westpark Private Placement, these Promissory Notes have 41,667 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $.60 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $1.80 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was made effective by July 31, 2006 and certain additional rights have accrued to the Convertible Promissory Noteholders (see Note 12 for a detailed description of these additional rights). In connection with this event the Company is approaching Convertible Promissory Noteholders with proposals to extend the term or convert their debt positions into Common Stock under terms that are more favorable than the subscription agreement calls for (see Note 12 for a detailed description of these proposals and the amount of debt that has been extended or converted into Common Stock). The Company recorded a debt discount associated with the conversion feature in the amount of $83,333. For the three months and six months ended June 30, 2006, the Company charged $27,776 and $55,758 of the debt discount to interest expense, respectively. The debt discount recorded of $83,333 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. In 2005, the Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black-Scholes method.

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $223,880 as part of the

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—NOTES PAYABLE (Continued)

Westpark Private Placement. These Promissory Notes also have 41,667 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $.60 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $1.80 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not filed on July 31, 2006, and certain additional rights have accrued to the Convertible Promissory Noteholders (see Note 12 for a detailed description of these additional rights). In connection with this event the Company is approaching Convertible Promissory Noteholders with proposals to extend the term or convert their debt positions into Common Stock under terms that are more favorable than the subscription agreement calls for (see Note 12 for a detailed description of these proposals and the amount of debt that has been extended or converted into Common Stock). The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the three months and six months ended June 30, 2006, the Company charged $43,056 and $80,938 of the debt discount to interest expense, respectively. For the three months and six months ended June 30, 2006, the Company recorded as interest expense $127,995 and $255,990, respectively, associated with the warrants as their fair value using the Black-Scholes method. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former employee of NS California in the amount of $15,812. As of June 30, 2006, $1,312 remains unpaid. Payments are made in the amount of $1,500 per month and will continue until all amounts due including interest are paid.

On May 17, 2006, the Company sold an 8% promissory note in the amount of $20,000 due on demand to Robin Smith, the Company’s then Chairman of the Advisory Board. This promissory note was paid off on June 2, 2006.

The Company has financed certain insurance polices and has notes payable balance due at June 30, 2006 of $123,230 related to these policies. These notes require monthly payments and mature in less than one year.

NOTE 6—SERIES “A” MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Certificate of Designations for the Company’s Series A $.07 Convertible Preferred Stock (“Series A Preferred Stock”) provides that at any time after December 1, 1999 any holder of Series A Preferred Stock may require the Company to redeem his shares of Series A Preferred Stock (if there are funds with which the Company may legally do so) at a price of $1.00 per share. Notwithstanding the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—SERIES “A” MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

Preferred Stock are simultaneously redeemed. The holders of Series A Preferred Stock may convert their Series A Preferred Stock into shares of Common Stock of the Company at a price of $5.20 per share. On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permits the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 544,937 shares of Common Stock (eight tenths (.8) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, at June 30, 2006, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. Therefore, at June 30, 2006 and December 31, 2005, there were 0 and 68,117 shares of Series A Preferred Stock outstanding.

NOTE 7—STOCKHOLDERS’ EQUITY

(a)   Common Stock:

In January 2006, the Company issued 76,500 shares of its Common Stock in exchange for $45,000 of notes payable. In addition, the Company issued 25,000 shares of its Common Stock to Westpark as additional compensation for its role as placement agent in the Westpark Private Placement. The fair value of these shares was $22,750 which was charged to expense. In connection with the acquisition of certain assets of NS California, the Company issued 200,000 shares of its Common Stock to NS California. An additional 200,000 shares of the Company’s Common Stock are being held in escrow pending any potential claims that may be made in connection with the NS California transaction to be released one year from the closing less any shares reclaimed due to amounts paid in cash in lieu of stock. The Company issued 100,000 additional shares of its Common Stock in escrow pending the approval of the license for the laboratory used for the collection of stem cells. The agreement calls for 1,667 shares to be forfeited each day the license is not obtained past February 15, 2006, with a maximum of 100,000 shares of Common Stock subject to forfeiture. The license was obtained in May, 2006 and therefore the Company has notified NS California of the requirement that the 100,000 shares be forfeited to the Company. Subsequent to the closing of the NS California transaction, the Company issued 201,223 shares of its Common Stock in payment of obligations assumed by the Company. In certain cases, the Company issued shares with a fair market value on the date of issuance of $98,600 which was greater than the debt being paid and therefore recorded additional expense of $28,344.

In March 2006, the Company sold 60,227 shares of its Common Stock to five accredited investors at a per share price of $.44 resulting in net proceeds to the Company of $26,500.

In April and May 2006 the Company sold 351,319 of its Common Stock to eleven accredited investors at a per share price of $.44 resulting in net proceeds to the Company of $154,600

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company is paying to Duncan a monthly retainer fee of $7,500, 50% of which may be paid by the Company in shares of its Common Stock valued at fair market value and reimbursing it for its reasonable out-of-pocket expenses in an amount not to exceed $12,000. Pursuant to the advisory

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—STOCKHOLDERS’ EQUITY (Continued)

agreement, Duncan also agrees, subject to certain conditions, that it or one of its affiliated entities would act as lead investor in a proposed private placement (the “Duncan Private Placement”) of shares of Common Stock and warrants to purchase shares of Common Stock in an amount that is not less than $2,000,000 or greater than $3,000,000. In consideration for such role, Duncan will receive a fee of $200,000 in cash and 240,000 shares of restricted Common Stock. On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 4,724,999 shares of its Common Stock to seventeen accredited investors at a per share price of  $.44 resulting in gross proceeds of $2,079,000. In connection with this transaction, the Company issued 2,362,499 common stock purchase warrants to these seventeen investors. These Common Stock purchase warrants have a term of 5 years and exercise price of $.80 per share. From the proceeds of sale of Common Stock a fee of $200,000 was paid to Duncan and 240,000 Common Stock shares were issued to Duncan. In addition Dr. Robin Smith was paid a fee of $100,000 and 100,000 Common Stock shares were issued to her in connection with an Advisory Agreement dated September 14, 2005 as amended by the Supplement to Advisory Agreement dated January 18, 2006 and Dr. Smith’s employment agreement with the Company dated June 2, 2006.

On June 2, 2006 certain employees and members of senior management agreed to take common stock as the net pay on $278,653 of unpaid salary that dated back to 2005. This resulted in the issuances of 379,982 shares of common stock, valued at $167,192, or $.44 per share, the balance of the unpaid salary was used to pay the withholding taxes which are associated with those earnings.

On June 2, 2006 Dr. Robin Smith was appointed Chairman and CEO of the Company. In connection with Dr. Smith’s appointment 200,000 shares of common stock were issued to Dr. Smith valued at $88,000 which was reflected as compensation expense in the three months ended June 30, 2006. In addition, Dr. Smith was granted common stock options to purchase 540,000 shares of the Company’s common stock, which 300,000 option shares vested immediately, 120,000 option shares vest on the first anniversary of the effective date and 120,000 option shares vest on the second anniversary of the effective date. The exercise price of the options are (i) $.53 as to the first 100,000 option shares, (ii) $.80 as to the second 100,000 option shares, (iii) $1.00 as to the third 100,000 option shares, (iv) $1.60 as to the next 120,000 option shares, and (v) $2.50 as to the balance.

In May and June, 2006 the Company issued 48,047 shares of its Common Stock, valued at $21,140 in payment of certain account payable obligations of the Company.

(b)   Warrants:

The Company has issued Common Stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 3,354,414 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants as of June 30, 2006 at prices ranging from $0.44 to $1.20 and expiring through June 2011. In connection with the September 2003 equity private placement, the Company issued a 5 year warrant to purchase 28,250 shares of its Common Stock at an exercise price of $1.20 per share to its retained placement agent, Robert M. Cohen & Company. The warrant contains piggyback registration rights. From August 2004 through January 20, 2005, the Company issued three year warrants to purchase a total of 15,000 shares of its Common Stock at $.50 per share to Consulting For Strategic Growth, Ltd., the Company’s investor relations firm. On September 14, 2005, the Company issued 24,000 Common Stock purchase warrants to its then Chairman of its Advisory Board, Dr. Robin Smith. These warrants

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—STOCKHOLDERS’ EQUITY (Continued)

were scheduled to vest at the rate of 2,000 per month beginning with September 14, 2005. The vesting of these warrants was accelerated so that they became immediately vested on June 2, 2006 pursuant to Dr. Smith’s employment agreement. Each warrant entitles the holder to purchase one share of the Company’s Common Stock at a price of $.80 per share. The warrant expires three years from issuance. In December, 2005 and January, 2006, the Company issued an aggregate of 458,333 Common Stock purchase warrants, in each period, to the investors and placement agent. Each warrant entitles the holder to purchase one share of Common Stock at a price of $1.20 per share for a period of three years. In March 2006, the Company issued 12,000 Common Stock purchase warrants to Healthways Communications, Inc., the Company’s marketing consultants. These warrants vest 2,000 per month beginning March 2006 and entitle the holder to purchase one share of Common Stock at a price of $1.00 per share for a period of three years. In June, 2006 the Healthways Communications, Inc. agreement was terminated and 4,000 Common Stock purchase warrants issued to Healthways Communications, Inc. were cancelled. On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 4,724,999 shares of its Common Stock to seventeen accredited investors at a per share price of $.44 resulting in gross proceeds of $2,079,000. In connection with this transaction the Company issued 2,362,499 common stock purchase warrants to these seventeen investors. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share. The Company’s warrants provide for certain registration rights and certain penalties if such registration is not achieved within 150 days (as amended, 180 days) of the initial closing of the Duncan Private Placement. Accordingly, the value of the warrants, $1,379,519 has been classified as a current liability until such time as the registration of the securities becomes effective.

(c)   Stock Option Plans:

In February 2003, the Company adopted the 2003 Equity Participation Plan, which was approved by stockholders at the Company’s Annual Meeting on July 24, 2003 and amended by approval of stockholders at the Company’s Annual Meeting on July 20, 2005. Under this plan, the Company has reserved 50,000,000 shares of common stock for the grant of incentive stock options and non-statutory stock options to employees and non-employee directors, consultants and advisors.

Information with respect to options under the 2003 Equity Participation Plan is summarized as follows:

	For the Three Months Ended June 30, 2006		For the Six Months Ended June 30, 2006
	Shares	Prices	Shares	Prices
Outstanding at beginning of period	1,761,000	$0.30 to $1.80	1,788,500	$0.30 to $1.80
Granted	1,114,000	$0.44 to $2.50	1,136,500	$0.44 to $2.50
Expired	—	—	—	—
Cancelled	—		(50,000)	$0.60
Outstanding at end of period	2,875,000	$0.30 to $2.50	2,875,000	$0.30 to $2.50

Options are usually granted at an exercise price at least equal to the fair value of the common stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company. Options to purchase 1,114,000 and 1,136,500 shares of the Company’s Common Stock at exercise prices ranging from $.44 and $2.50 were granted during the three and six months ended June 30, 2006, respectively.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At June 30, 2006 $206,731 was due Mr. Aholt pursuant to the terms of the Settlement Agreement.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May will be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, will be entitled to participate in the Company’s benefit plans generally available to other executives, including a car allowance equal to $750 per month and was granted on his commencement date an employee stock option under the Company’s 2003 Equity Participation Plan to purchase 15,000 shares of the Company’s Common Stock at a per share purchase price equal to $.50, the closing price of the Common Stock on the commencement date, which vests as to 5,000 shares of Common Stock on the first, second and third anniversaries of the commencement date. Under certain circumstances, Mr. May is also entitled to a severance payment equal to one year’s salary in the event of the early termination of his employment.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Denis O. Rodgerson. Dr. Rodgerson is one of the founders of NS California. Dr. Rodgerson’s employment agreement is identical to Mr. May’s employment agreement, except that (i) its term is one year; (ii) he was granted an option to purchase 5,000 shares of Common Stock under the Equity Participation Plan vesting in its entirety after one year; and (iii) his agreement does not contain a provision for severance.

Certain employees and members of senior management of the Company, as a condition of the initial closing under the Securities Purchase Agreement in the Duncan Private Placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,653 of accrued salary into shares of Common Stock at a per share price of $0.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such individuals an aggregate of 379,982 shares of Common Stock. The Company also adopted a Compensation Plan, effective as of the date of closing of the Securities Purchase Agreement and pursuant to the letter agreements each officer agreed to be bound by the Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer until the Company achieves certain milestones, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan (the “2003 EPP”) which become exercisable upon the Company

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers.

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith (the “Employment Agreement”), pursuant to which Dr. Smith will serve as the Chief Executive Officer of the Company for a period of two years, which term shall be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of the Employment Agreement was June 2, 2006, the date of the initial closing under the Duncan Private Placement. Dr. Smith shall receive a base salary of $180,000 per year, which shall be increased to $236,000 after the first year anniversary of the effective date of the Employment Agreement. If the Company raises an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the Duncan Private Placement), Dr. Smith’s base salary shall be raised to $275,000. Dr. Smith shall also be eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the Employment Agreement, Dr. Smith’s advisory agreement with the Company, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 24,000 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing of the Duncan Private Placement, (iii) if an aggregate of at least $3,000,000 is raised and/or other debt or equity financings prior to August 15, 2006, Dr. Smith shall receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the Duncan Private Placement and (v) all registration rights provided in the advisory agreement shall continue in effect. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under the Company’s 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock, which options expire ten years from the date of grant.

NOTE 9—ACQUISITION OF NS CALIFORNIA

On January 19, 2006 the Company consummated the acquisition of the assets of NS California, Inc., relating to NS California’s business of collecting and storing adult stem cells, issuing 400,000 shares of the Company’s Common Stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $489,989. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $580,866. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Presented below is the proforma information for the three and six months ended June 30, 2006 and 2005 as if the acquisition had occurred on January 1, 2005. The net loss per share for the three and six months ended June 30, 2006 gives effect to the shares issued in connection with the acquisition.

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—ACQUISITION OF NS CALIFORNIA (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$6,262	$9,448	$12,524	$20,433
Net loss	$(1,245,082)	$(671,615)	$(2,384,526)	$(1,653,722)
Net loss per share	$(0.12)	$(0.15)	$(0.26)	$(0.38)

NOTE 10—RELATED PARTIES

In connection with the acquisition of NS California, an officer and an employee of the Company, who were then officers of NS California, received Common Stock in payment of liabilities assumed by the Company. Larry May, Chief Financial Officer and Denis Rodgerson, Director of Stem Cell Science, received shares of Common Stock in excess of the value of the liability assumed by the Company. In the case of Mr. May, he received 9,615 shares of Common Stock valued at $4,807 in settlement of a liability assumed by the Company of $2,884. The Company recorded an additional expense of $1,923. In the case of Dr. Rodgerson, he received 67,523 shares of Common Stock valued at $33,761 in settlement of a liability assumed by the Company of $20,257. The Company recorded an additional expense of $13,504.

NOTE 11—INDUSTRY AND GEOGRAPHICAL SEGMENTAL INFORMATION

On January 19, 2006, the Company acquired substantially all the assets and operations of NS California, an adult stem cell collection and banking company. The Company, with this acquisition, will have operations in two segments when NS California commences operations. One segment will be the collection and banking of adult stem cells and the other segment remains the “run off” of its sale of extended warranties and service contracts via the Internet, this “run-off” of warranty and service contracts will continue for approximately seven months. As of June 30, 2006, the Company has not realized any revenues from the collecting or banking of adult stem cells. The Company’s operations are conducted entirely in the United States. The Company has a “run off” of extended warranties and service contracts which generated a profit for the three months and six months ended June 30, 2006 of $1,795 and $3,590, respectively.

NOTE 12—SUBSEQUENT EVENTS

Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement. In the event the Company does not do so, (i) the conversion price of the convertible promissory notes is reduced by 5% each month, subject to a floor of $.40; (ii) the exercise price of the warrants is reduced by 5% each month, subject to a floor of $1.00 and (iii) the warrants may be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and has requested that the investors in the WestPark Private Placement extend the date by which the registration statement is required to be effective until February 28, 2007. The Company has also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from

NEOSTEM, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SUBSEQUENT EVENTS (Continued)

$1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i)  the conversion price per conversion share shall be reduced to $.44; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 11,364 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $1.20 to $.80; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. As of August 14, 2006, investors holding $212,500 of the $500,000 of convertible promissory notes had agreed to convert them into shares of Common Stock and $50,000 had agreed to extend the term of the convertible promissory notes on the terms set forth above.

In July and August 2006, the Company sold an aggregate of 681,818 shares of Common Stock to four accredited investors at a per share price of $.44 resulting in gross proceeds to the Company of $300,000. In connection with this transaction, the Company issued 340,909 Common Stock purchase warrants with a term of five years and per share exercise price of $.80.

In July 2006, the Company issued an aggregate of 56,545 shares of Common Stock in conversion of an aggregate of $26,140 in accounts payable owed certain vendors. The per share conversion price ranged from $.44 to $.50.

In August 2006, the Company issued an aggregate of 53,698 shares of Common Stock in conversion of an aggregate of $23,537 in accounts payable owed certain vendors. The per share conversion price was $.44.

On August 1, 2006, the Board approved the issuance of an option to an employee to purchase 5,000 shares of Common Stock at a per share purchase price of $.50 vesting as to one-third of the shares on each of the first, second and third anniversaries of the date of grant and otherwise being subject to all of the terms and conditions of the EPP. On August 1, 2006, the Board approved the issuance of an option to a consultant to purchase 6,000 shares of Common Stock at a per share purchase price of $.50. The option was fully vested on the date of grant and is otherwise subject to all of the terms and conditions of the EPP.

On July 17, 2006, the Board approved the Company’s holding its Annual Meeting of Stockholders on August 29, 2006 to (i) elect a board of four directors, (ii) approve adoption of the Company’s Amended and Restated Certificate of Incorporation, to effect a reverse stock split at a ratio of ten to one, and change the name of the Company to “NeoStem, Inc.”; (iii) approve certain amendments to the Company’s 2003 Equity Purchase Plan; and (iv) ratify the appointment of Holtz Rubenstein Reminick LLP as the Company’s independent certified  public accountant. All such proposals were approved by the stockholders.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. Effective October 1, 2006 the Company terminated the lease for its Melville, New York facility.